AMREIT

          UP TO 4,400,000 CLASS C COMMON SHARES OFFERED TO THE PUBLIC


         AmREIT is a fully integrated real estate company that operates as a real estate investment trust (REIT) under the federal income tax laws. AmREIT acquires, owns and manages a diversified portfolio of single-tenant freestanding and multi-tenant commercial frontage properties leased to national, regional and local tenants with a focus on general retail, banking and financial institutions, restaurant and medical sectors. As of the date of this prospectus, AmREIT owned directly, or through joint ventures, interests in 50 properties located in 20 states that are leased to a total of 27 different tenants and that contain an aggregate of approximately 380 thousand square feet of gross leaseable area. The proceeds from the sale of the class C common shares being offered by us pursuant to this prospectus will be invested in these types of real estate properties. We are offering and selling to the public up to 4,000,000 class C common shares of beneficial interest for $10.00 per share and up to 400,000 shares to be issued pursuant to our dividend reinvestment plan at a purchase price of $10.00 per share.


         This prospectus gives you detailed information about the class C common shares. You are encouraged to read this document carefully. IN PARTICULAR, YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 12 FOR A DESCRIPTION OF VARIOUS RISKS YOU SHOULD CONSIDER IN EVALUATING AN INVESTMENT IN THE SHARES, INCLUDING THE FOLLOWING:

o    the lack of a public trading market for the class C common shares,

o    the speculative nature of an investment in the class C common shares,

o    the shareholders cannot evaluate property acquisitions ahead of time,

o    the potential dilution of your interest should we issue additional shares,

o    the ability of AmREIT to increase its current debt levels,

o the subordination of distributions on the class C common shares to payments of our debt.

o    the ability of AmREIT to maintain its REIT status, and

o    the fact that AmREIT depends on few major tenants.



                                 The Offering:

o The shares will be offered on a best efforts basis to investors at $10.00 per share.

o We will pay selling commissions to broker-dealers of 7.5% and a dealer manager fee of 2.5% out of the offering proceeds raised.

o We will invest approximately 88% of the offering proceeds raised in real estate properties or to pay down existing debt, and the balance will be used to pay fees and expenses.

o This offering will terminate on or before August 12, 2004 unless we decide to extend the offering until not later than August 12, 2005, in any state that allows us to extend the offering.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE ATTORNEY GENERAL OF THE STATE OF NEW YORK NOR ANY OTHER STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS A CRIMINAL OFFENSE IF SOMEONE TELLS YOU OTHERWISE. THE USE OF PROJECTIONS OR FORECASTS, OTHER THAN THOSE PRESENTED HEREIN, OR
SPECIFICALLY AUTHORIZED BY THE COMPANY, IS PROHIBITED. NO ONE IS PERMITTED
TO MAKE ANY ORAL OR WRITTEN PREDICTIONS ABOUT THE CASH BENEFITS OR TAX CONSEQUENCES YOU WILL RECEIVE FROM YOUR INVESTMENT.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF THE CLASS C COMMON SHARES MADE HEREBY AND, IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER.

                              August 12, 2003

                               TABLE OF CONTENTS

                                                                                                    PAGE
 Questions and Answers About The Offering.......................................................       1
 Summary of the Offering........................................................................       7
 Risk Factors...................................................................................      12
      Risks Associated with an Investment in AmREIT.............................................      12
      Risks Associated with an Investment in Real Estate........................................      18
      Risks Associated with Federal Income Taxation of AmREIT...................................      24
 Suitability Standards..........................................................................      25
 Business and Properties........................................................................      30
 Management.....................................................................................      36
      Executive Compensation....................................................................      39
      Security Ownership of Certain Beneficial Owners and Management............................      40
      Certain Relationships and Related Transactions............................................      40
      Legal Proceedings.........................................................................      42
 Estimated Use of Proceeds......................................................................      42
 Prior Performance..............................................................................      43
 Conflicts of Interest..........................................................................      53
 Price Range of Class A Common Shares...........................................................      56
 Redemption of Shares...........................................................................      56
 Selected Historical Financial Data.............................................................      58
 Management's Discussion and Analysis of Financial Condition and Results of Operations..........      61
 Investment Objectives and Criteria.............................................................      67
 AmREIT's Declaration of Trust and Bylaws.......................................................      76
 Certain Anti-Takeover Provisions of AmREIT's Declaration of Trust and Bylaws and Texas Law.....      79
 Description of AmREIT's Capital Shares.........................................................      83
      General...................................................................................      83
      Class A Common Shares.....................................................................      83
      Class B Common Shares.....................................................................      84
      Class C Common Shares.....................................................................      88
      Preferred Shares..........................................................................      92
      Ownership Limitations and Restrictions or Transfer........................................      92
      Dividend Reinvestment Plan................................................................      95
 Federal Income Tax Consequences................................................................      96
      General...................................................................................      96
      REIT Qualification........................................................................      97
      Taxation as a REIT........................................................................     102
      Failure to Qualify as a REIT..............................................................     104
      Taxation of Taxable U.S. Shareholders.....................................................     105
      Backup Withholding........................................................................     106
      Taxation of Tax-Exempt Entities...........................................................     107
      Taxation of Foreign Investors.............................................................     107
      Job and Growth Tax Act....................................................................     109
      State and Local Taxes.....................................................................     109
 Certain ERISA Considerations...................................................................     110
      General Fiduciary Rules...................................................................     110
      Plan Assets...............................................................................     110
      Plan Asset Regulations - Publicly Offered Securities Exemption............................     111
      Prohibited Transactions...................................................................     111
      Governmental Plans........................................................................     112
      Special Considerations for Insurance Companies............................................     112


                                                                                                    PAGE

 Plan of Distribution...........................................................................     113
      General...................................................................................     113
      Underwriting Compensation and Terms.......................................................     113
      Subscription Procedures..................................................................*     114
 Supplemental Sales Material....................................................................     115
 Experts........................................................................................     115
 Legal Opinions.................................................................................     116
 Additional Information.........................................................................     116
 Glossary.......................................................................................     116
 Exhibit A - Subscription Agreement.............................................................     A-1
 Exhibit B - Dividend Reinvestment Plan.........................................................     B-1
 Financial Statements...........................................................................     F-1

                    QUESTIONS AND ANSWERS ABOUT THE OFFERING


     BELOW WE HAVE PROVIDED SOME OF THE MORE FREQUENTLY ASKED QUESTIONS AND ANSWERS RELATING TO AN OFFERING OF THIS TYPE. PLEASE SEE "SUMMARY OF THE OFFERING" AND THE REMAINDER OF THIS PROSPECTUS FOR MORE DETAILED INFORMATION ABOUT THIS OFFERING. THESE QUESTIONS AND ANSWERS DO NOT, AND ARE NOT INTENDED TO, ADDRESS ALL THE QUESTIONS THAT MAY BE IMPORTANT TO YOU. PROSPECTIVE INVESTORS SHOULD CAREFULLY READ THE "SUMMARY OF THE OFFERING" SECTION AND THE REMAINDER OF THIS PROSPECTUS FOR MORE INFORMATION REGARDING THE OFFERING.

Q.   WHAT IS A REIT?

A.   In general, a REIT is a company that:

     o combines the capital of many investors to acquire or provide financing for real estate properties;

     o    pays dividends to investors of at least 90% of its taxable income;

     o avoids the "double taxation" treatment of income that may result from investments in a corporation because a REIT is not generally subject to federal corporate income taxes on its net income, provided certain income and distribution requirements are satisfied; and

     o allows individual investors to invest in a large-scale diversified real estate portfolio through the purchase of interests, typically shares, in the REIT.

Q.   WHAT IS AMREIT?

A. AmREIT is a fully integrated real estate company dedicated to the ownership, development and acquisition of commercial real estate specializing in general retail, financial services and banking, medical and restaurant sectors. In addition, AmREIT is a sponsor of real estate investment opportunities, available through the financial planning community. AmREIT, a Texas real estate investment trust, became the successor to AmREIT, Inc., a Maryland corporation (the "Predecessor Corporation"), in December, 2002, through the merger of the Predecessor Corporation with AmREIT. AmREIT has outstanding approximately 2.9 million class A common shares which are listed on the American Stock Exchange
     (AMEX)under the trading symbol "AMY", and approximately 2.4 million class B common shares that are not listed on an exchange, which may be converted into class A common shares, on a one-for-one basis at any time, at the holder's option.

Q.   HOW MANY REAL ESTATE PROPERTIES DO YOU CURRENTLY OWN?

A. As of the date of this prospectus, AmREIT owns, directly or through joint venture, 50 real estate properties. These properties are located in 20 different states and include both single tenant free standing properties as well as multi-tenant shopping centers. Some of our tenants include Washington Mutual, Eckerd's, Radio Shack, IHOP, TGI Friday's, Sketchers, Texas Children's Pediatric Association, and Memorial Herman Hospital.

Q.   WHAT ARE THE TERMS OF THE CLASS C COMMON SHARES?

A.   The AmREIT class C common shares will have the following terms:


     o dividends, which are preferred to the class A common shares and rank equally to the class B common shares, will be in an amount per share equal to 7% of the issue price ($10.00 per share) per annum, payable monthly in advance of any dividends paid on the AmREIT class A common shares;

     o can be converted into AmREIT class A common shares (which are currently publicly traded on the AMEX) with a 10% premium on original capital(i.e., $1,000 of class C common shares will convert to $1,100 of class A common shares), at any time following the seventh anniversary of the date of issuance of the shares; and

     o can be called by AmREIT after three years following the date of issuance of the shares for either one class A common share or for cash at a price of $11.00 (representing a 10% premium over the issue price), at the holder's option.

     The 10% premium that shareholders will receive upon conversion will, together with the dividends paid through the conversion date, provide a total return of approximately 8.5% per annum as of the end of the seven-year lock out period assuming all dividends to such date are paid in full. The total return would be higher if AmREIT redeems the shares prior to the end of the lock-out period. Although the class C common shares will not be listed on an exchange, they will be freely transferable by the holders and will be convertible into the class A common shares after the seven-year lock out period.

Q.   IF I BUY SHARES, WILL I RECEIVE DIVIDENDS AND HOW OFTEN?

A. We have been making and intend to continue to make dividend distributions to our shareholders; however, the declaration of dividends is at the sole discretion of our board of trust managers and there can be no assurance that AmREIT will in fact declare and pay dividends. As a holder of class C common shares, you will be entitled to receive annual dividends in the amount of $0.70 per share, paid to shareholders of record on a monthly basis.

     The amount of each dividend distribution to be paid to holders of class C common shares is determined by our board of trust managers and typically depends on the amount of distributable funds, current and projected cash requirements, tax considerations and other factors. Class C common share dividends will be payable prior to dividends payable to class A shareholders and concurrently with the dividends paid to class B shares. However, in order to remain qualified as a REIT, we must make distributions of at least 90% of our REIT taxable income.

Q.   HOW DO YOU CALCULATE THE PAYMENT OF DIVIDENDS TO CLASS C SHAREHOLDERS?

A. We calculate our monthly dividends on a daily basis from the date the class C common shares are issued through the end of the fiscal month in which they were issued so your dividend benefits will begin to accrue immediately upon becoming a shareholder. Thereafter, dividends are determined on a monthly basis.

Q.   HOW DID YOU DETERMINE THE PRICE OF THE CLASS C COMMON SHARES?

A. The purchase price of the class C common shares was established on an arbitrary basis by our board of trust managers for administrative convenience, and the price bears no relationship to the underlying value of our assets or the trading price of our class A common shares.

Q.   WILL THE DIVIDENDS I RECEIVE BE TAXABLE AS ORDINARY INCOME?

A. Yes and No. Generally, dividends that you receive will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. We expect that some portion of your dividends will not be subject to tax in the year in which they are received because depreciation and other non-cash expenses reduce the amount of taxable income but do not reduce cash available for distribution. The portion of your distribution which is not subject to tax immediately is considered a return of capital for tax purposes and will reduce the tax basis of your investment. This, in effect, defers a portion of your tax until your investment is sold or AmREIT is liquidated, at which time you will be taxed at capital gains rates. However, because each investor's tax considerations are different, we strongly recommend that you consult with your tax advisor. You should also review the section of the prospectus entitled "Federal Income Tax Consequences."

Q.   WHAT WILL YOU DO WITH THE MONEY RAISED IN THIS OFFERING?

A. We will use the net proceeds of this offering to acquire properties similar to those currently owned by AmREIT or to pay down existing debt, which should provide increased liquidity to acquire additional properties as opportunities are available. We intend to invest a minimum of 88% of the proceeds from this offering to acquire real estate properties or to pay down debt, and the remaining proceeds will be used to pay fees and expenses of this offering and acquisition-related expenses. The payment of these fees and expenses will not reduce your invested capital. Your initial invested capital amount will remain $10.00 per share, and your dividend yield will be based on your $10.00 per share investment.

     Until we invest the proceeds of this offering in real estate or pay down existing debt, we may invest in short-term, highly liquid or other authorized investments such as money market funds or commercial paper. Such short-term investments will not earn as high of a return as we expect to earn on our real estate investments, and we cannot guarantee how long it will take to fully invest the proceeds in real estate.

Q.   WILL THE CLASS C COMMON SHARES BE LISTED ON A STOCK EXCHANGE?

A. No. We have no plans to list the class C common shares on a stock exchange. The AmREIT class A common shares into which the class C common shares will be convertible, are currently listed on the American Stock Exchange.

Q. DOES AMREIT USE ANY SPECIFIC CRITERIA WHEN SELECTING A POTENTIAL PROPERTY FOR ACQUISITION?

A. Yes. AmREIT and its predecessors have developed over their 18-year operating history a proprietary "AmREIT Decision Logic" system of analysis for projects that it reviews. There are 25 specific factors that are contained within this decision logic, including demographic studies, traffic flow review, environmental review, site planning and financial analysis. AmREIT will apply this model to each property it proposes to acquire. AmREIT focuses on buying, developing, and joint venturing commercial net lease properties located out in front of large traffic generators. The projects may be either single or multi tenant credit tenant properties leased primarily to credit quality parent companies.

Q.   WHAT KIND OF OFFERING IS THIS?

A. We are offering the public up to 4,000,000 class C common shares on a "best efforts" basis. In addition, we are offering up to 400,000 class C common shares to investors who want to participate in our reinvestment plan.

Q.   WHAT IS A "BEST EFFORTS" OFFERING?

A. When common shares are offered to the public on a "best efforts" basis, the brokers participating in the offering are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares.


Q.   HOW LONG WILL THIS OFFERING LAST?

A. The offering will not last beyond August 12, 2004, unless we decide to extend the offering until not later than August 12, 2005, in any state that allows us to extend the offering.

Q.   WHO CAN BUY CLASS C COMMON SHARES?

A.   If you receive a copy of this prospectus, you may buy class C common shares provided that you have either (1) a net worth of at least $45,000 (excluding home, furnishings, and automobiles) and an annual gross income of at least $45,000, or (2) a net worth of at least $150,000 (excluding home, furnishings, and automobiles). These minimum levels may be higher in certain states, so you should carefully read the more detailed information set forth under the caption "Suitability Standards" in this prospectus.

Q.   IS THERE ANY MINIMUM INVESTMENT REQUIRED?

A. Yes. You must invest at least $5,000 in a non-qualified account, or $3,000 in a qualified account. These minimum investment levels may be higher in certain states, so you should carefully read the more detailed description of the minimum investment requirements appearing later in the "Suitability Standards" section of this prospectus.

Q.   HOW DO I SUBSCRIBE FOR SHARES?

A. If you choose to purchase shares in this offering, you will need to fill out a Subscription Agreement, like the one contained in this prospectus as Exhibit A, for a specific number of shares and pay for the shares at the time you subscribe.

Q.   IF I BUY SHARES IN THIS OFFERING, HOW MAY I LATER SELL THEM?

A. At the time you purchase the shares, they will not be listed for trading on any national securities exchange or over-the-counter market. In fact, we expect that there will not be any public market for the shares when you purchase them, and we cannot be sure if one will ever develop. As a result, you may find it difficult to find a buyer for your shares and realize a return on your investment. You may sell your shares to any buyer unless such sale would cause the buyer to own more than 9.0% of the outstanding shares. See "Description of AmREIT's Capital Shares-Ownership Limits and Restriction on Transfer."

     The class C common shares are convertible into class A common shares at any time after the seventh anniversary of the acquisition of the shares. Upon conversion, you will be able to sell the class A common shares on the open market. The class A common shares are listed on the AMEX.

Q.   WILL I BE NOTIFIED OF HOW MY INVESTMENT IS DOING?

A. Yes. You will receive periodic updates on the performance of your investment with us, including:

     o    Twelve monthly dividend statements;

     o    A mid-year update report;

     o    An annual report;

     o    SEC filed 10-KSBs and 10-QSBs;

     o    An annual IRS Form 1099;

     o    Supplements to the prospectus, as necessary; and

     o Regular acquisition reports detailing our latest property acquisitions.


Q.   DOES AMREIT USE LEVERAGE?

A. Yes. AmREIT believes the conservative use of debt is very advantageous to maximizing the monthly income to its shareholders. Our bylaws require AmREIT to limit the level of recourse debt to less than 55% of its gross asset value as determined by our board of trust managers.

Q.   WHAT ARE THE ECONOMIC TERMS OF YOUR TYPICAL LEASES?

A. We seek to secure leases with creditworthy tenants prior to or at the time of the acquisition of a property. Our single tenant leases are primarily
     economically   "triple-net"   leases,   which  means  that  the  tenant  is
     responsible  for  the  cost  of  repairs,   maintenance,   property  taxes,
     utilities, insurance and other operating costs. Our mutli-tenant leases are generally "net leases", but generally require AmREIT to be responsible for certain capital improvements as well as the operating and common area costs for the tenants, which are reimbursable by the tenants on a monthly and annual basis.

Q.   MAY I REINVEST MY DIVIDENDS IN ADDITIONAL CLASS C COMMON SHARES?

A. Yes. Holders of class C common shares will have the option of participating in our dividend reinvestment plan by checking the appropriate box on the subscription agreement or by filling out an enrollment form we will provide to you at your request. The purchase price for shares purchased under the dividend reinvestment plan is currently $10.00 per share.

Q. WHAT HAPPENS TO THE VALUE OF MY INVESTMENT IF THE VALUE OF AMREIT CLASS A COMMON SHARES DECLINES?

A. The value of the class C shares will not be affected by fluctuations in the value of the class A common shares. The conversion of class C shares into class A common shares is based upon the amount of capital invested. Class C investors will receive $1.10 of class A common shares for each $1.00 of invested capital regardless of the market price of the class A common shares. The calculation on the conversion date can be expressed as (capital invested x 1.10) / (stock price of class A). For example, after the seven year lock out period expires, if class A common shares are trading at $6.50 then class C investors will receive, upon conversion,
     169.23 class A common shares for each $1,000 invested. If, after the seven year lock out period expires, class A shares are trading at $11.00 per share then class C investors will receive, upon conversion,
     100.00  class A common  shares  for  each  $1,000 invested.


Q.   WHAT KIND OF TAX INFORMATION WILL I RECEIVE?

A    A Form 1099 will be placed in the mail by January 31st of each year.

Q.   WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or contact:

                          Investor Services Department
                                     AmREIT
                          8 Greenway Plaza, Suite 824
                              Houston, Texas 77046
                                  800-888-4400

              FOR CHANGE OF ADDRESS AND LOST CHECKS: EXTENSION 110

          FOR OTHER QUESTIONS REGARDING YOUR INVESTMENT: EXTENSION 124

                            SUMMARY OF THE OFFERING

         This prospectus summary highlights selected information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that is important to your decision whether to invest in AmREIT. To understand this offering fully, you should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements.

AMREIT

         AmREIT is a fully integrated real estate company that operates as a real estate investment trust under the federal income tax laws. AmREIT, a Texas real estate investment trust, became the successor to AmREIT, Inc., a Maryland corporation (the "Predecessor Corporation"), on December 22, 2002, through the merger of the Predecessor Corporation and AmREIT. As of the date of this prospectus, AmREIT owned directly, or through joint ventures, interests in 50 properties. These properties are leased to a total of 27 different tenants and are located in 20 states and contain an aggregate of approximately 380 thousand square feet of gross leaseable area. AmREIT's principal executive offices are located at 8 Greenway Plaza, Suite 824, Houston, Texas, 77046, and its telephone number is (713) 850-1400.

SUMMARY RISK FACTORS

         Following are the most significant risks relating to an investment in the class C shares:

     o There is limited liquidity for the class C common shares. There is no public trading market for the class C shares. After a seven-year lock-out period, the class C shares are convertible into class A shares which are publicly traded on the AMEX. Tender offers and certain other changes of control may be discouraged due to the limitations on share ownership required to maintain our status as a REIT and provisions of Texas law. If you are able to sell your shares at all, you may have to sell them for substantially less than the price you paid for them in the offering.

     o The acquisition of the class C shares is a speculative investment, as AmREIT's ability to make distributions on its shares depends on AmREIT's future business operations. The dividends on the class C common shares are non-cumulative, and there can be no guaranty that we will continue to make monthly dividend payments on such shares.

     o Although AmREIT has an existing portfolio of 50 operating properties, shareholders will not be able to evaluate future properties prior to making an investment in AmREIT.

     o There is no limitation on AmREIT's ability to issue additional common shares and such issuance could potentially dilute your interest in AmREIT.

     o Although AmREIT has paid regular distributions since its organization, distribution payments are subordinate to payments on debt, so any future distributions to shareholders will be subject to this restriction. We may increase our leverage without shareholder approval, but our bylaws limit the amount of recourse indebtedness we may incur to not more than 55% of gross asset value as determined by our board of trust managers.

     o AmREIT has elected to be taxed as a REIT, assuming that it meets certain financial and structural criteria. If AmREIT does not meet this criteria, or cannot maintain its REIT status, it may not qualify as a REIT under the Internal Revenue Code.

     o    AmREIT depends on few major tenants.

     o    We established the offering price on an arbitrary basis.

     o Real estate investments are relatively illiquid and subject to general operating risks relating to economic conditions, changes in zoning or tax laws and the availability of financing.

     o AmREIT's property leases may not be renewed and the cost of any improvements constructed on certain properties by AmREIT may not be recoverable.

     o Single tenant leases account for 87% of AmREIT's total revenue and the failure of such a tenant could impact the viability of the property. Additionally, IHOP accounted for approximately 32% of AmREIT's rental income for 2002 and the first quarter of 2003. The bankruptcy of IHOP or of another significant tenant could have a material adverse affect on AmREIT's operations.

     o Net leases accounted for 100% of AmREIT's total rental income during the year ended December 31, 2002 and the first quarter of 2003. These leases frequently provide the tenant greater flexibility in using the leased property and provide for early termination under specified circumstances. In the event of a termination, AmREIT may not be able to lease the property for the same rent amount and may not be able to sell it without incurring a loss. Consequently, these leases may not result in fair market lease rates over time.

     o Our involvement in joint ventures involve risks which may not otherwise be present, such as the failure of a partner to perform, the existence of conflicting business goals with a partner, or the possibility that it may not be able to agree with a partner as to a particular issue.

     o    Our properties may not be profitable, perform, or appreciate in value.

     o AmREIT may provide purchaser financing which would delay receipt of the proceeds from a property sale. AmREIT may provide this financing where lenders are not willing to make loans secured by commercial real estate or may find it desirable where a purchaser is willing to pay a higher price for the property than it would without this financing. As a consequence, AmREIT will be subject to risks inherent in the business of lending.

     o We may on occasion lease an investment property back to the seller. A default or any premature termination of the leaseback agreement could have an adverse effect on AmREIT's financial position. In the event of a default, AmREIT may not be able to find new tenants without incurring a loss.

     o Our operating results will depend upon the availability of suitable investment opportunities, which in turn depends on the type of investment involved, the condition of the money market, the nature and geographical location of the property, competition and other factors, none of which can be predicted with certainty.

PROPERTIES TO BE ACQUIRED

     We are authorized to purchase all types of commercial properties, including, without limitation, office buildings, shopping centers, business and industrial parks, manufacturing facilities, warehouses and distribution facilities and other similar real estate properties. Although no properties have been specifically identified for purchase with the proceeds of this offering, we are currently reviewing and analyzing opportunities whereby we will purchase properties which are newly constructed, under construction or have been constructed and have operating histories. Properties may be acquired, developed and operated by us either alone or jointly with another party. We anticipate that most of our properties will be leased to creditworthy tenants on a "net lease" basis. In other words, the tenant will pay as additional rent substantially all costs associated with the repair and maintenance of the building, real estate taxes, insurance and other similar costs associated with a building. Whenever possible, we intend to execute leases for our properties at or prior to the closing of the acquisition of such properties.

POSSIBLE LEVERAGE OF PROPERTIES

     Our bylaws provide that we will not incur recourse indebtedness if, after giving effect to the incurrence thereof, aggregate recourse indebtedness, secured and unsecured, would exceed fifty-five percent (55%) of our gross asset value on a consolidated basis. For this purpose, the term "Gross Asset Value" means the value of our total assets (less intangibles) based on market capitalization rates and current year rental income, as determined by our board of trust managers, before deducting depreciation or other non-cash reserves, as calculated at the end of each quarter on a basis consistently applied.

ESTIMATED USE OF PROCEEDS OF OFFERING

     We anticipate that we will invest approximately 88% of the proceeds of this offering in real estate or to pay down existing debt. We will use the remainder of offering proceeds to pay selling commissions and fees and expenses relating to the selection and acquisition of properties and the costs of the offering.

INVESTMENT OBJECTIVES

     Our  investment objectives are:

     o    to create dependable, monthly dividends to our investors;

     o    to preserve and protect your capital contribution; and

     o to realize growth in the value of our properties and our publicly traded class A common shares.

PRIOR OFFERING SUMMARY

     AmREIT's affiliates have previously sponsored three publicly offered and 11 privately placed real estate limited partnerships, all of which were on an unspecified property or "blind pool" basis. As of March 31, 2003, AmREIT and its affiliates have raised approximately $75 million from approximately 3,100 investors. The "Prior Performance Summary" on page 43 of this prospectus contains a discussion of the AmREIT programs sponsored to date.

COMPENSATION TO AMREIT AND AFFILIATES

         AmREIT's affiliates will receive compensation and fees for services relating to this offering and the investment and management of our assets. The most significant items of compensation are included in the following table:

                                                                                       Estimated Dollar Amount
           Type of Compensation                   Form of Compensation            for Maximum Offering ($40,000,000)
           Dealer Manager Fee                2.5% of gross offering proceeds                    $1,000,000
           Offering Expenses                 1.5% of gross offering proceeds                    $  600,000



         Nonetheless, AmREIT or its affiliates may not receive compensation in excess of the maximum amount permitted under the Statement of Policy Regarding Real Estate Programs of the North American Securities Administrators Association (NASAA Guidelines).

ERISA CONSIDERATIONS

         The section of this prospectus entitled "Certain ERISA Considerations" describes the effect the purchase of shares will have on individual retirement accounts (IRAs) and retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), and/or the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an IRA should read this section of the prospectus very carefully.

DESCRIPTION OF CLASS C COMMON SHARES

         General

         Your investment will be recorded on our books only. We will not issue stock certificates. If you wish to transfer your shares, you are required to send us an executed transfer form. We will provide you the required form upon request.

         The AmREIT class C common shares will have the following terms:

        o dividends, which are preferred to the class A common shares and rank equally with the class B common shares, will be in an amount per share equal to 7% of the issue price ($10.00 per share) per annum, payable monthly in advance of any dividends paid on the AmREIT class A common shares;

        o can be converted into AmREIT class A common shares (which are currently publicly traded on the AMEX) with a 10% premium on original capital (i.e., $1,000 of class C common shares will convert to $1,100 of class A common shares), at any time following the seventh anniversary of the date of issuance of the shares; and

        o can be called by AmREIT after three years following the date of issuance of the shares for either one class A common share or for cash at a price of $11.00 (representing a 10% premium over the issue price), at the holder's option.

SHAREHOLDER VOTING RIGHTS AND LIMITATIONS

         Holders of class C common shares will be entitled to vote on all matters submitted to shareholders of AmREIT for approval. In any matter on which the class C common shares vote, you will be entitled to one vote for each share you own and you will vote as a single class with the class A and class B common shares.

RESTRICTION ON SHARE OWNERSHIP

         Our declaration of trust contains restrictions on ownership of the shares that prevents one person from owning more than 9.0% of the outstanding shares. These restrictions are designed to enable us to comply with share accumulation restrictions imposed on REITs by the Internal Revenue Code. See "Description of AmREIT's Capital Shares-Restriction on Ownership of Shares."

         For a more complete description of the shares, including restrictions on the ownership of shares, please see the "Description of AmREIT's Capital Shares" section of this prospectus on page 83.

DIVIDEND REINVESTMENT PLAN

         You may participate in our dividend reinvestment plan pursuant to which you may have the dividends you receive on your class C common shares reinvested in additional class C shares. If you participate, you will be taxed on your share of our taxable income even though you will not receive the cash from your dividends. As a result, you may have a tax liability without receiving cash dividends to pay such liability. We may terminate the dividend reinvestment plan at our discretion at any time upon 10 days' prior notice to you. See "Description of AmREIT's Capital Shares--Dividend Reinvestment Plan."

GLOSSARY

         We have defined certain terms which have initial capital letters in the "Glossary" on page 116 of this prospectus.

                                  RISK FACTORS

         Before you decide to invest in AmREIT, you should be aware that your purchase of class C common shares involves a number of risks. In addition to the other information included in this prospectus, you should specifically consider the following risks before purchasing shares. The following information summarizes all material risks related to the acquisition of the class C common shares.

RISKS ASSOCIATED WITH AN INVESTMENT IN AMREIT

THERE IS NO PUBLIC TRADING MARKET FOR THE CLASS C COMMON SHARES.

        There is no current public market for the class C common shares, nor do we expect a public market to develop for the class C common shares. It will, therefore, be difficult for you to sell your shares promptly. In addition, the price received for any shares sold is likely to be less than the proportionate value of the real estate we own. Therefore, you should purchase the shares only as a long-term investment. However, the shares are convertible, after a seven year lock out period into our class A common shares, which are listed on the AMEX.

THE ACQUISITION OF THE CLASS C COMMON SHARES IS A SPECULATIVE INVESTMENT.

     The class C common shares are speculative investments because AmREIT's ability to make distributions on its class C common shares depends on AmREIT's future business operations. While management believes AmREIT's future operating results should be sufficient to be able to make these distributions and payments, AmREIT may not be able to do so. The dividends payable on the class C common shares are not cumulative, which means if we fail to pay you a dividend in any particular monthly dividend period, we will have no obligation to make payment on such dividend in the future and it is lost forever. Further, while we cannot presently make any monthly dividend payments on the class A common shares unless and until dividends on the class C common shares have been paid with respect to that monthly dividend period, we could alter the dividend policy on our class A common shares to make dividend payments quarterly, rather than monthly as is our present policy. While we have no present intention to do so, in such event, the class A common shares could receive full quarterly dividend payments provided that we make all dividend payments on the class C common shares for the current month only. AmREIT's future operating budgets are based on assumptions about the general economy and AmREIT's business operations. In general, budgets project inflation, interest rates and revenues, all of which depend substantially on factors beyond AmREIT's control. Interest rates and levels of economic activity have been particularly volatile in recent years, and any significant increase in interest rates or downturn in the level of economic activity, particularly in the real estate industry, would materially impair AmREIT's ability to achieve budgeted levels of operating income.

YOU CAN NOT EVALUATE PROPERTIES THAT WE HAVE NOT YET ACQUIRED OR IDENTIFIED FOR ACQUISITION.

     We have established certain criteria for evaluating potential properties and tenants in which we may invest. We have not set fixed minimum standards relating to creditworthiness of tenants and therefore our board of trust managers and management have flexibility in assessing potential properties and tenants. As of July 31, 2003, we owned 50 properties, leased to 27 different tenants in 20 different states.

YOUR INTEREST IN AMREIT MAY BE DILUTED IF WE ISSUE ADDITIONAL SHARES.

     Existing shareholders and potential investors in this offering do not have preemptive rights to any shares issued by AmREIT in the future. Therefore, existing shareholders and investors purchasing shares in this offering may experience dilution of their equity investment in the event that we:

     o sell shares in this offering or sell additional common shares in the future, whether publicly or privately;

     o    sell securities that are convertible into common shares; or

     o    issue common shares upon the exercise of the options.


THE DEALER MANAGER HAS NOT MADE AN INDEPENDENT REVIEW OF THE COMPANY OR THE PROSPECTUS.

     The dealer manager, AmREIT Securities Corp., is an affiliate of AmREIT and will not make an independent review of AmREIT or this offering. Accordingly, you do not have the benefit of an independent review of the terms of this offering.

THERE MAY BE DELAYS IN INVESTING THE PROCEEDS OF THIS OFFERING.

     We may delay investing the proceeds from this offering and, therefore, delay the receipt of any returns from such investments, due to our inability to find suitable properties for investment. Until we invest in properties, our investment returns on offering proceeds will be limited to the rates of return available on short-term, highly liquid investments that provide appropriate safety of principal. We expect these rates of return, which affect the amount of cash available to make distributions to shareholders, to be lower than we would receive for property investments.


DISTRIBUTION PAYMENTS ARE SUBORDINATE TO PAYMENTS ON DEBT.

     AmREIT   has  paid   regular   distributions   since   its   organization.
Distributions to shareholders of AmREIT are, however, subordinate to the payment of AmREIT's current debts and obligations. If AmREIT has insufficient funds to pay its debts and obligations, future distributions to shareholders will be suspended pending the payment of such debts and obligations.

AMREIT MAY INCREASE ITS LEVERAGE WITHOUT SHAREHOLDER APPROVAL.

     Our bylaws provide that we will not incur recourse indebtedness if, after giving effect to the incurrence thereof, aggregate recourse indebtedness, secured and unsecured, would exceed fifty-five percent (55%) of our gross asset value on a consolidated basis. This additional debt could adversely affect AmREIT's ability to make shareholder distributions and would result in an increased risk of default on its obligations. AmREIT intends to borrow future funds through secured and/or unsecured credit facilities to finance property investments. These borrowings may require lump sum payments of principal and interest at maturity. Because of the significant cash requirements necessary to make those large payments, AmREIT's ability to make these payments may depend upon its ability to sell or refinance properties for amounts sufficient to repay such loans. In addition, increased debt service may adversely affect cash flow and share value.

     At March 31, 2003, AmREIT had outstanding debt totaling $35.8 million of which $14.1 million was unsecured. This debt represented approximately 47% of AmREIT's total assets.

THERE MAY BE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY RESULTS.

     Our quarterly operating results will fluctuate based on a number of factors, including, among others:

        o        Interest rate changes;

        o        The volume and timing of our property acquisitions;

        o        The recognitions of gains or losses on property sales;

        o        The level of competition in our market; and

        o General economic conditions, especially those which effect the retail industries.

As a result of these factors, results for any quarter should not be relied upon as being indicative of performance in future quarters.

AMREIT DEPENDS ON A FEW MAJOR TENANTS.

     There is no limit on the number of properties leased to a single tenant which we may acquire. However, under investment guidelines established by our board of trust managers, no single tenant may represent more than 15% of AmREIT's total annual rental income unless approved by our board of trust managers. The board of trust managers will review our properties and potential investments in terms of geographic and tenant diversification. IHOP, Corp. and Footstar, Inc. accounted for 32% and 13%, respectively, of AmREIT's total rental revenues for the year ended December 31, 2002 and the three months ended March 31, 2003. Because of this concentration, there is a risk that any adverse developments affecting these tenants or IHOP or Footstar generally could materially adversely affect our revenues (thereby affecting our ability to make distributions to shareholders). In addition, if in the future we concentrate our acquisitions on another single tenant, or in certain geographic areas or on certain product types, it will increase the risk that our financial condition will be adversely affected by the poor judgment of a particular tenant's management group, by poor performance of our tenants' brands, by a downturn in a particular market sub-segment or by market disfavor with a certain product type.

     Our profitability and our ability to diversify our investments, both geographically and by type of properties purchased, will be limited by the amount of further funds at our disposal. If our assets become geographically concentrated, an economic downturn in one or more of the markets in which we have invested could have an adverse effect on our financial condition and our ability to make distributions. We do not know whether we will sell all of the shares being offered by this Prospectus. If we do not, it is possible that we will not have the money necessary to further diversify our investments or achieve the highest possible return on our investments. See "Prior Performance" on page 43.

BANKRUPTCY OF A SIGNIFICANT TENANT WOULD ADVERSELY AFFECT AMREIT'S OPERATIONS.

     The bankruptcy of a tenant could adversely affect AmREIT in the following ways:

     o reduction or loss of lease payments related to the termination of the tenant's leases;

     o reduction of revenue resulting from the restructuring the original tenant's leases;

     o    interruptions in the receipt of lease revenues from the tenant;

     o increase in the costs associated with the maintenance and financing of vacant properties;

     o increase in costs associated with litigation and the protection of the properties;

     o increase in costs associated with improving and reletting the properties;

     o    reduction in the value of AmREIT's shares; and

     o    decrease in distributions to shareholders.

WE ESTABLISHED THE OFFERING PRICE ON AN ARBITRARY BASIS.

     Our board of trust managers has arbitrarily determined the selling price of the class C common shares and such price bears no relationship to any established criteria for valuing issued or outstanding shares and does not relate in any way to the current trading price of the class A common shares.

THE CLASS A COMMON SHARES HAVE LIMITED LIQUIDITY.

     The class A common shares, into which the class C common shares being offered by this prospectus are convertible on and after the seventh anniversary of the date of issuance of the shares, are currently traded on the AMEX. The class A common shares have only been traded since July 2002, and the historical average weekly trading volume is extremely small. As a result, the class A common shares currently have limited liquidity, and there can be no assurance that the market for the class A common shares will have improved or that the shares will be more liquid at the time the class C common shares are convertible.

AMREIT'S PLAN TO GROW THROUGH THE ACQUISITION AND DEVELOPMENT OF NEW PROPERTIES COULD BE ADVERSELY AFFECTED BY TRENDS IN THE REAL ESTATE AND FINANCING BUSINESSES, MAY NOT GENERATE INCOME OR MAY GENERATE INSUFFICIENT INCOME FROM OPERATIONS.

     AmREIT's growth strategy is substantially based on the acquisition and development of additional properties. We cannot assure you that AmREIT will be able to do so successfully because AmREIT may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. If AmREIT does not generate enough income from future operations to pay distributions to shareholders, AmREIT may, as it has in the past, make distributions to its shareholders in amounts exceeding its net income.

IF AMREIT CANNOT MEET ITS REIT DISTRIBUTION REQUIREMENTS, IT MAY HAVE TO BORROW FUNDS OR LIQUIDATE ASSETS TO MAINTAIN ITS REIT STATUS.

     REITs generally must distribute 90% of their taxable income annually. In the event that AmREIT does not have sufficient available cash to make these distributions, AmREIT's ability to acquire additional properties may be limited. Also, for the purposes of determining taxable income, AmREIT may be required to include interest payments, rent and other items it has not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, AmREIT could have taxable income in excess of cash available for distribution. If this occurred, AmREIT would have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT.

LIMITATIONS ON SHARE OWNERSHIP REQUIRED TO MAINTAIN AMREIT'S REIT STATUS MAY DETER ATTRACTIVE TENDER OFFERS FOR AMREIT COMMON SHARES.


     For the purposes of protecting its REIT status, AmREIT's declaration of trust limits the ownership by any single shareholder of AmREIT's common shares to 9.0% of the issued and outstanding common shares, unless the AmREIT board determines otherwise. These restrictions may discourage a change in control of AmREIT, deter any attractive tender offers for AmREIT common shares or limit the opportunity for you or other shareholders to receive a premium for your AmREIT common shares.


AMREIT'S CHARTER CONTAINS ANTI-TAKEOVER PROVISIONS

     AmREIT's charter contains provisions which may make it more difficult to remove current management or delay or discourage an unsolicited takeover, which could have the effect of inhibiting a non-negotiated merger or other business combination involving AmREIT. These provisions include:

     o The prohibition on any person owning, directly or indirectly, more than 9.0% of the outstanding common shares; and

     o The provisions authorizing the issuance of preferred shares on terms that board members determine make it more difficult for an aggressor to obtain a controlling number of shares.


     For AmREIT to continue to qualify as a REIT under the Internal Revenue Code, not more than 50% of its outstanding shares may be owned by five or fewer individuals during the last half of each year and outstanding shares must generally be owned by 100 or more persons during at least 335 days of a taxable year of 12 months. AmREIT's charter restricts the accumulation or transfer of common shares if any accumulation or transfer could result in any person beneficially owning in excess of 9.0% of the then outstanding common shares.


PROVISIONS OF OUR CHARTER, BYLAWS AND TEXAS LAW COULD RESTRICT CHANGE IN
CONTROL.


     AmREIT's declaration of trust and bylaws contain provisions that may inhibit or impede acquisition or attempted acquisition of control of AmREIT by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate bids and to encourage persons seeking to acquire control of AmREIT to negotiate first with the trust managers. AmREIT believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increase the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. See "Certain Anti-Takeover Provisions of AmREIT's Declaration of Trust and Bylaws and Texas Law."


PROPERTY ACQUISITIONS MAY FAIL TO PERFORM IN ACCORDANCE WITH EXPECTATIONS AND ESTIMATES OF THE COSTS OF IMPROVEMENTS TO BRING AN ACQUIRED PROPERTY UP TO STANDARD MAY PROVE INACCURATE.

     AmREIT anticipates that its new developments and acquisitions will be financed under lines of credit or other interim forms of secured or unsecured financing. Permanent financing for those newly developed or acquired projects may not be available or may be available only on disadvantageous terms. In addition, AmREIT's distribution requirements limit its ability to rely upon income from operations or cash flow from operations to finance new developments or acquisitions. As a result, if permanent financing is not available on acceptable terms, further development activities or acquisitions might be curtailed. In the case of an unsuccessful development or acquisition, AmREIT's loss could exceed its project investment.

WE WILL BE SUBJECT TO CONFLICTS OF INTEREST.

     We  will  be  subject  to  conflicts  of  interest   arising  out  of  our
relationship with our affiliated investment funds, including certain material conflicts discussed below.

     We will experience competition for properties. In evaluating property acquisitions, certain properties may be appropriate for AmREIT as well as its affiliated investment funds. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before making your investment. Generally, we will evaluate each property, considering the investment objectives, creditworthy nature of the tenant, expected holding period of the property, available capital and geographic and tenant concentration issues when determining the allocation of properties among AmREITand its affiliated funds.

     There will be competing demands on our management and trust managers. Our management team and trust managers are not only responsible for AmREIT, but also for our affiliated investment funds, which include entities that may invest in the same types of assets in which AmREIT may invest. For this reason, the management team and trust managers will share their management time and services among those companies and AmREIT, will not devote all of their attention to AmREIT and could take actions that are more favorable to the other entities than to AmREIT.

     We may invest along side our affiliated investment funds. We may invest in joint ventures, partnerships or limited liability companies for the purpose of owning or developing retail real estate projects. Therefore, the interest, investment objectives and timing of disposition may be different than that of our shareholders, and there are no assurances that your investment objectives will take priority.


THE BOARD OF TRUST MANAGERS CAN TAKE MANY ACTIONS WITHOUT SHAREHOLDER APPROVAL.

     Our board of trust managers has overall authority to conduct our operations. This authority includes significant flexibility. For example, our board of trust managers can (1) prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in the best interests of the shareholders; (2) issue additional shares without obtaining shareholder approval, which could dilute your ownership; (3) direct our investments toward investments that will not appreciate over time, such as building only properties, with the land owned by a third party, and mortgage loans; and (4) change minimum creditworthiness standards with respect to tenants. Any of these actions could reduce the value of our assets without giving you, as a shareholder, the right to vote.


OUR OFFICERS AND TRUST MANAGERS HAVE LIMITED LIABILITY.

     Our declaration of trust and bylaws provide that an officer or trust manager's liability for monetary damages to us, our shareholders or third parties may be limited. Generally, we are obligated under our declaration of trust and bylaws to indemnify our officers and trust managers against certain liabilities incurred in connection with their services. These provisions could limit our ability and the ability of our shareholders to effectively take action against our trust managers and officers arising from their service to us.

RISKS ASSOCIATED WITH AN INVESTMENT IN REAL ESTATE

REAL ESTATE INVESTMENTS ARE RELATIVELY ILLIQUID.

     Real estate investments are relatively illiquid. Illiquidity limits the owner's ability to vary its portfolio promptly in response to changes in economic or other conditions. In addition, federal income tax provisions applicable to REITs may limit AmREIT's ability to sell properties at a time which would be in the best interest of its shareholders.


PROPERTIES ARE SUBJECT TO GENERAL REAL ESTATE OPERATING RISKS.

     If you become a shareholder of AmREIT your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in zoning or tax laws or the availability of financing could adversely affect occupancy or rental rates. In addition, increases in operating costs due to inflation and other factors may not be offset by increased rents. If operating expenses increase, the local rental market for properties similar to AmREIT's may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. If any of the above occur, AmREIT's ability to make distributions to shareholders could be adversely affected.

AMREIT MAY CONSTRUCT IMPROVEMENTS, THE COST OF WHICH MAY NOT BE RECOVERABLE.

     AmREIT may on occasion acquire properties and construct improvements or acquire properties under contract for development. Investment in properties to be developed or constructed is more risky than investment in fully developed and constructed properties with operating histories. In connection with the acquisition of these properties, AmREIT may advance, on an unsecured basis, a portion of the purchase price, either in the form of cash, a conditional letter of credit and/or promissory note. AmREIT will be dependent upon the seller or lessee of the property under construction to fulfill its obligations, including the return of advances and the completion of construction. This party's ability to carry out its obligations may be affected by financial and other conditions which are beyond the control of AmREIT.

     If AmREIT acquires construction properties, the general contractors and the subcontractors may not be able to control the construction costs or build in conformity with plans, specifications and timetables. The failure of a contractor to perform may necessitate legal action by AmREIT to rescind its construction contract, to compel performance or to rescind its purchase contract. These legal actions may result in increased costs to AmREIT.
Performance may also be affected or delayed by conditions beyond the contractor's control, such as building restrictions, clearances and environmental impact studies imposed or caused by governmental bodies, labor strikes, adverse weather, unavailability of materials or skilled labor and by financial insolvency of the general contractor or any subcontractors prior to completion of construction. These factors can result in increased project costs project and corresponding depletion of AmREIT's working capital and reserves, and in the loss of permanent mortgage loan commitments relied upon as a primary source for repayment of construction costs.

     AmREIT may make periodic progress payments to the general contractors of properties prior to construction completion. By making these payments, AmREIT may incur substantial additional risks, including the possibility that the developer or contractor receiving these payments may not fully perform the construction obligations in accordance with the terms of his agreement with AmREIT and that AmREIT may be unable to enforce the contract or to recover the progress payments.

AMREIT LEASES TO SINGLE TENANTS WHO CAN FAIL.


     Single tenant leases accounted for 87% of AmREIT's total revenue for the year ended December 31, 2002 and the three months ended March 31, 2003. In single tenant leases, the continued viability of the lease will depend directly on the continued financial viability of one tenant. If the tenant fails and the lease is terminated, AmREIT would incur a reduction in cash flow from the property and the value of the property would be decreased. Also, where two or more properties have the same tenant, or related tenants, the continued viability of each property would depend directly on the financial viability of a single tenant.


NET LEASES MAY NOT RESULT IN FAIR MARKET LEASE RATES OVER TIME.


     Net leases accounted for 87% of AmREIT's total rental income for the year ended December 31, 2002 and the three months ended March 31, 2003. Net leases frequently provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to early termination of the lease under specified circumstances. Further, net leases are typically for longer lease terms and, thus, there is an increased risk that any rental increase clauses in future years will fail to result in fair market rental rates during those years. The original leases on AmREIT's existing properties are for original terms ranging from 10 to 20 years.


     In the event a lease is terminated, AmREIT may not be able to lease the property for the previous rent and may not be able to sell the property without incurring a loss. AmREIT could also experience delays in enforcing its rights against defaulting tenants. If a tenant does not pay rent, AmREIT may not only lose the net cash flow from the property but may also need to use cash flow generated by other properties to meet mortgage payments on the defaulted property.


AMREIT MAY INVEST IN JOINT VENTURES, WHICH ADDS ANOTHER LAYER OF RISK TO ITS BUSINESS.

     Investments in joint ventures may involve risks which may not otherwise be present where investments are made directly by AmREIT in real property such as:

     o    the potential ability in AmREIT's joint venture partner to perform;

     o the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to those of AmREIT;

     o the joint venture partner may take actions contrary to the requests or instructions of AmREIT or contrary to AmREIT's objectives or policies; and

     o the joint venturers may not be able to agree on matters relating to the property they jointly own. Although each joint owner will have a right of first refusal to purchase the other owner's interest, in the event a sale is desired, the joint owner may not have sufficient resources to exercise such right of first refusal.

     AmREIT also may participate with other investors, including, possibly investment programs or other entities affiliated with management, in investments as tenants-in-common or in some other joint venture arrangement. The risks of such joint ownership may be similar to those mentioned above for joint ventures and, in the case of a tenancy-in-common, each co-tenant normally has the right, if an unresolvable dispute arises, to seek partition of the property, which partition might decrease the value of each portion of the divided property.

OUR PROPERTIES MAY BE SUBJECT TO ENVIRONMENTAL LIABILITIES.


     Under various federal and state environmental laws and regulations, as an owner or operator of real estate, we may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum product releases at our properties. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by those parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. We could also be liable under common law to third parties for damages and injuries resulting from environmental contamination coming from our properties.

     All of our properties will be acquired subject to satisfactory Phase I environmental assessments, which generally involve the inspection of site conditions without invasive testing such as sampling or analysis of soil, groundwater or other media or conditions; or satisfactory Phase II environmental assessments, which generally involve the testing of soil, groundwater or other media and conditions. Our board of trust managers may determine that we will acquire a property in which a Phase I or Phase II environmental assessment indicates that a problem exists and has not been resolved at the time the property is acquired, provided that (A) the seller has
(1) agreed in writing to indemnify us and/or (2) established in escrow case funds equal to a predetermined amount greater than the estimated costs to remediate the problem; or (B) we have negotiated other comparable arrangements, including, without limitation, a reduction in the purchase price. We cannot be sure, however, that any seller will be able to pay under an indemnity we obtain or that the amount in escrow will be sufficient to pay all remediation costs. Further, we cannot be sure that all environmental liabilities have been identified or that no prior owner, operator or current occupant has created an environmental condition not known to us. Moreover, we cannot be sure that (1) future laws, ordinances or regulations will not impose any material environmental liability or (2) the current environmental condition of our properties will not be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. Environmental liabilities that we may incur could have an adverse effect on our financial condition or results of operations.


ANTICIPATED BORROWING CREATES RISKS.

     We may borrow money to acquire assets, to preserve our status as a REIT or for other corporate purposes. We may mortgage or put a lien on one or more of our assets in connection with any borrowing. We currently have a revolving line of credit in an aggregate amount of up to $20 million to provide financing for the acquisition of assets, of which approximately $14.1 million was outstanding as of March 31, 2003. We may repay the line of credit using equity offering proceeds, including proceeds from this offering, working capital, permanent financings or proceeds from the sale of assets. We may also obtain additional long-term, permanent financing. We anticipate that our debt obligations generally will not exceed 55% of our gross asset value. Borrowing may be risky if the cash flow from our real estate and other investments is insufficient to meet our debt obligations. In addition, our lenders may seek to impose restrictions on future borrowings, distributions and operating policies. If we mortgage or pledge assets as collateral and we cannot meet our debt obligations, the lender could take the collateral, and we would lose both the asset and the income we were deriving from it.

WE MAY NOT HAVE ADEQUATE INSURANCE

     An uninsured loss or a loss in excess of insured limits could have a material adverse impact on our operating results and cash flows and returns to the shareholders could be reduced. Certain types of losses, such as from terrorist attacks, however, may be either uninsurable, too difficult to obtain or too expensive to justify insuring against. Furthermore, an insurance provider could elect to deny or limit coverage under a claim. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. Therefore, if we, as landlord, incur any liability which is not fully covered by insurance, we would be liable for the uninsured amounts, cash available for distributions to shareholders may be reduced and the value of our assets may decrease significantly. In addition, in such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.


AMREIT'S PROPERTIES MAY NOT BE PROFITABLE, MAY NOT RESULT IN DISTRIBUTIONS AND/OR MAY DEPRECIATE.

     While AmREIT will attempt to buy leased, income-producing properties at a price at or below the appraised value of such properties, properties acquired by AmREIT:

     o    may not operate at a profit,

     o    may not perform to AmREIT's expectations,

     o    may not appreciate in value,

     o    may depreciate in value,

     o    may not ever be sold at a profit and

     o    may result in the loss of a portion of AmREIT's investment.

The marketability and value of any properties will depend upon many factors beyond AmREIT's control. A ready market for AmREIT's properties may not exist or develop.


AMREIT MAY PROVIDE FINANCING TO PURCHASERS OF PROPERTIES.

     AmREIT may provide purchaser financing which would delay receipt of the proceeds from the property sale. AmREIT may provide this financing where lenders are not willing to make loans secured by commercial real estate or where a purchaser is willing to pay a higher price for the property than it would without this financing.

     In those circumstances, AmREIT will be subject to risks inherent in the business of lending, such as the risk of default of the borrower or bankruptcy of the borrower. Upon a default by a borrower, AmREIT may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with AmREIT's administration of the mortgage loans and any collections upon a borrower's default. AmREIT will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since AmREIT's primary source of financing its mortgage loans is expected to be through variable rate loans, any increase in interest rates will also increase AmREIT's borrowing costs. In addition, any interest rate increases after a loan's origination could also adversely affect the value of the loans when securitized.

AMREIT MAY ENGAGE IN SALE-LEASEBACK TRANSACTIONS.

     AmREIT, on occasion, may lease an investment property back to the seller. When the seller/lessee leases space to tenants, the seller/lessee may be unable to meet its rental obligations to AmREIT if the tenants are unable to meet their lease payments to the seller/lessee. A default by the seller/lessee or other premature termination of the leaseback agreement could have an adverse effect on AmREIT's financial position. In the event of a default or termination, AmREIT may not be able to find new tenants without incurring a loss.

     Additionally, a seller may attempt to include in the acquisition price all or some portion of the lease payments. If the seller is successful, AmREIT may pay a premium upon acquisition where a leaseback is involved.


AMREIT MUST COMPETE FOR ACCEPTABLE INVESTMENTS.

     AmREIT's operating results will depend upon the availability of suitable investment opportunities, which in turn depends on the type of investment involved, the condition of the money markets, the nature and geographical location of the property, competition and other factors, none of which can be predicted with certainty. AmREIT will continue to compete for acceptable investments with other financial institutions, including insurance companies, pension funds and other institutions, real estate investment trusts and limited partnerships which have investment objectives similar to those of AmREIT. Many of these competitors may have greater resources than AmREIT.


AMREIT MAY BE UNABLE TO RENEW LEASES OR RELET SPACES.

     AmREIT's property leases might not be renewed, the space might not be relet or the terms of renewal or reletting may be less favorable than current lease terms. AmREIT's cash flow and ability to make expected distributions to its shareholders may be adversely affected if: (1) it is unable to promptly relet or renew the leases, (2) the rental rate upon renewal or reletting is significantly lower than expected or (3) its reserves proved inadequate.

AMREIT'S PROPERTIES FACE COMPETING PROPERTIES.

     All of AmREIT's properties are located in areas that include competing properties. The number of competitive properties could have a material adverse effect on both AmREIT's ability to lease space and the rents charged. AmREIT may be competing with other property owners that have greater resources. There is no dominant competitor in any of AmREIT's markets.


THE INABILITY OF A TENANT TO MAKE LEASE AND MORTGAGE PAYMENTS COULD HAVE AN ADVERSE EFFECT ON AMREIT.

     AmREIT's business depends on the tenants' ability to pay their obligations to AmREIT with respect to AmREIT's real estate leases.The ability of the tenants to pay their obligations to AmREIT in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of any business, may adversely affect the economic viability of AmREIT's tenants, including but not limited to:

     o national, regional and local economic conditions (which may be adversely affected by industry slowdowns, employer relocations, prevailing employment conditions and other factors), which may reduce consumer demand for the products offered by AmREIT's tenants;

     o    local real estate conditions;

     o    changes or weaknesses in specific industry segments;

     o perceptions by prospective customers of the safety, convenience, services and attractiveness of AmREIT's tenants;

     o    changes in demographics, consumer tastes and traffic patterns;

     o    the ability to obtain and retain capable management;

     o changes in laws, building codes, similar ordinances and other legal requirements, including laws increasing the potential liability for environmental conditions existing on properties;

     o    increases in operating expenses; and

     o increases in minimum wages, taxes (including income, service, real estate and other taxes) or mandatory employee benefits.


AMREIT HAS PROPERTIES SPECIFICALLY SUITED TO FEW TENANTS.

     AmREIT may acquire properties specifically suited to particular tenant needs, including retail or commercial facilities. The value of these properties would be adversely affected by the specific tenant's failure to renew or honor its lease. These properties would typically require extensive renovations to adapt them for new uses by new tenants. Also, AmREIT may experience difficulty selling special purpose properties to persons other than the tenant.

WE DO NOT HAVE CONTROL OVER MARKET AND BUSINESS CONDITIONS.

     Changes in general or local economic or market conditions, such as increased costs of operations, cost of development, increased costs of insurance, increased costs of shortage in labor, competitive factors, quality of management, turnover in management, changing consumer habits, changing demographics, changing traffic patterns, environmental changes, regulatory changes and other factors beyond our control may reduce the value of properties that we currently own or those that we acquire in the future, the ability of tenants to pay rent on a timely basis, and therefore, the amount of dividends that we are able to pay to shareholders.


WE WILL HAVE NO ECONOMIC INTEREST IN GROUND LEASED PROPERTIES.

     We currently own properties, and may acquire additional properties, in which we own only the leasehold interest, and do not own or control the underlying land. With respect to these ground leased properties, AmREIT will have no economic interest in the land at the expiration of the lease, and therefore may lose the right to the use of the properties at the end of the ground lease.

RISKS ASSOCIATED WITH FEDERAL INCOME TAXATION OF AMREIT

AMREIT'S FAILURE TO QUALIFY AS A REIT FOR TAX PURPOSES WOULD RESULT IN AMREIT'S TAXATION AS A CORPORATION AND THE REDUCTION OF FUNDS AVAILABLE FOR SHAREHOLDER DISTRIBUTION.

     Although AmREIT's management believes that it is organized and is operating so as to qualify as a REIT, AmREIT may not be able to continue to remain so qualified. In addition REIT qualification tax laws may change. AmREIT is not aware, however, of any currently pending tax legislation that would adversely affect its ability to continue to qualify as a REIT.

     For any taxable year that AmREIT fails to qualify as a REIT, it will be subject to federal income tax on its taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, AmREIT also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings available for investment or distribution to shareholders because of the additional tax liability to AmREIT for the year or years involved. In addition, distributions no longer would qualify for the dividends paid deduction nor would there be any requirement that such distributions be made. To the extent that distributions to shareholders would have been made in anticipation of AmREIT qualifying as a REIT, AmREIT might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.


AMREIT MAY BE LIABLE FOR PROHIBITED TRANSACTION TAX AND/OR PENALTIES.

         A violation of the REIT provisions, even where it does not cause failure to qualify as a REIT, may result in the imposition on AmREIT of substantial taxes, such as the 100% tax that applies to net income from a prohibited transaction if AmREIT is determined to be a dealer in real property. Because the question of whether that type of violation occurs may depend on the facts and circumstances underlying a given transaction, these violations could inadvertently occur. To reduce the possibility of an inadvertent violation, the trust managers intend to rely on the advice of legal counsel in situations where they perceive REIT provisions to be inconclusive or ambiguous.


CHANGES IN THE TAX LAW MAY ADVERSELY AFFECT AMREIT'S REIT STATUS.

         The discussions of the federal income tax considerations are based on current tax laws. Changes in the tax laws, such as the proposed legislation under review by congress which may or may not have an impact on the taxability of corporate dividends, could result in tax treatment that differs materially and adversely from that described in this proxy statement.

INVESTMENT IN AMREIT MAY NOT BE SUITABLE UNDER ERISA AND IRA REQUIREMENTS.

         Fiduciaries of a pension, profit sharing or other employee benefit plan subject to ERISA should consider whether the investment in AmREIT securities satisfies the ERISA diversification requirements of ERISA, whether the investment is prudent, whether the investment would be an improper delegation of responsibility for plan assets and whether such fiduciaries have authority to acquire such securities under the appropriate governing instrument and Title I of ERISA. Also, fiduciaries of an individual retirement account should consider that an IRA may only make investments that are authorized by the appropriate governing instrument.

                             SUITABILITY STANDARDS

     An investment in AmREIT's class C common shares involves significant risks. Although the class C common shares are convertible into AmREIT class A common shares, subject to certain restrictions discussed herein, it may be difficult to resell the class C shares because no public market for the shares currently exists nor is one ever expected to develop. Investors who are able to sell their class C shares at all will likely be able to sell such shares only at a discount.

     If the investor in AmREIT class C shares is an individual, including an individual beneficiary of a purchasing IRA, or if the investor is a fiduciary, such as a trustee of a trust or corporate pension or profit sharing plan, or other tax-exempt organization, or a custodian under a Uniform Gifts to Minors Act, that individual or fiduciary, as the case may be, must represent that he meets specific investment requirements. The requirements are set out in the Subscription Agreement attached as Exhibit A to this prospectus, and include the following:

     o that the individual, or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the shares, has a minimum annual gross income of $45,000 and a net worth excluding home, furnishings and automobiles of not less than $45,000; or

     o that the individual, or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the shares, has a net worth excluding home, furnishings and automobiles of not less than $150,000.

     Transferees will also be required to comply with applicable standards, except for transfers to family members and transfers made by gift, inheritance or divorce. In the case of purchases of shares by fiduciary accounts in California, the suitability standards must be met by the beneficiary of the account or, in those instances where the fiduciary directly or indirectly supplies the funds for the purchase of shares, by such fiduciary.

     The minimum purchase is 500 shares ($5,000) for non-qualified accounts and 300 shares ($3,000) for qualified accounts, except in certain states as described below. You may not transfer less than the minimum required purchase or, except in very limited circumstances, transfer, fractionalize or subdivide the shares so as to retain less than such minimum number thereof. For purposes of satisfying the minimum investment requirement for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that they contribute in increments of at least $3,000. You should note, however, that an investment in AmREIT will not, in itself, create a retirement plan as defined in Section 401(a) of the Internal Revenue Code or an IRA as defined in Section 408(a) of the Internal Revenue Code for any investor and that, in order to create a retirement plan or an IRA, an investor must comply with all applicable provisions of the Internal Revenue Code.

         We have listed the suitability standards in the following table for those states that have any requirements different from those set by AmREIT:

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                     INCOME/NET WORTH                  MINIMUM
            STATE                      REQUIREMENTS                   PURCHASE                 OTHER LIMITATIONS
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Arizona                         (1) Current annual gross     500 shares ($ 5,000)         N/A
                                income of $60,000 and net
                                worth of $60,000, or (2)
                                net worth of $225,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
California                      (1) Current annual gross     500 shares ($ 5,000)         The following legend must
                                income of $60,000, or (2)                                 be placed on each
                                net worth of $225,000                                     certificate: "It is
                                                                                          unlawful to consummate a
                                                                                          sale or transfer of this
                                                                                          security, or any
                                                                                          interest therein, or to
                                                                                          receive any consideration
                                                                                          therefore, without the
                                                                                          prior written consent of
                                                                                          the Commissioner of
                                                                                          Corporations of the State
                                                                                          of the State of
                                                                                          of California, except as
                                                                                          permitted in the
                                                                                          Commissioner's rules."
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Florida                         (1) Current annual gross     500 shares ($ 5,000)         Shares of subsequent
                                income of $45,000 and net                                 reinvestment plan must be
                                worth of $45,000, or (2)                                  registered or exempt from
                                net worth of $150,000                                     registration in Florida,
                                                                                          and such shares must be
                                                                                          purchased from a Florida
                                                                                          broker.
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Iowa                            (1) Current annual gross     500 shares ($ 5,000)         Husband and wife may not
                                income of $45,000 and net                                 jointly contribute from
                                worth of $45,000, or (2)                                  separate IRAs to satisfy
                                net worth of $200,000                                     minimum purchase.
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Maine                           (1) Current annual gross     500 shares ($ 5,000)         Husband and wife may not
                                income of $50,000 and net                                 jointly contribute from
                                worth of $50,000, or (2)                                  separate IRAs to satisfy
                                net worth of $200,000                                     minimum purchase.
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Massachusetts                   (1) Current annual gross     500 shares ($ 5,000)         N/A
                                income of $60,000 and net
                                worth of $60,000, or (2)
                                net worth of $225,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Michigan                        (1) Current annual gross     500 shares ($ 5,000)         Investor may not invest
                                income of $45,000 and net                                 more than 10% of net worth.
                                worth of $45,000, or (2)
                                net worth of $150,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                     INCOME/NET WORTH                  MINIMUM
            STATE                      REQUIREMENTS                   PURCHASE                 OTHER LIMITATIONS
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Minnesota                       (1) Current annual gross     500 shares ($ 5,000);        N/A
                                income of $45,000 and net    250 shares ($ 2,500) for
                                worth of $45,000, or (2)     IRAs and qualified
                                net worth of $150,000        retirement plans
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Mississippi                     (1) Current annual gross     500 shares ($ 5,000)         N/A
                                income of $60,000 and net
                                worth of $60,000, or (2)
                                net worth of $225,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Missouri                        (1) Current annual gross     500 shares ($ 5,000)         Husband and wife may not
                                income of $60,000 and net                                 jointly contribute from
                                worth of $60,000, or (2)                                  separate IRAs to satisfy
                                net worth of $225,000                                     minimum purchase.
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Nebraska                        (1) Current annual gross     500 shares ($ 5,000)         Investments in additional
                                income of $60,000 and net    except for IRAs and          shares pursuant to
                                worth of $60,000, or (2)     qualified retirement plans   reinvestment plan must be
                                net worth of $225,000                                     at least $50 per year and
                                                                                          made through a Nebraska
                                                                                          broker.
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
New Hampshire                   (1) Current annual gross     500 shares ($ 5,000)         N/A
                                income of $50,000 and net
                                worth of $125,000, or (2)
                                net worth of $250,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
New York                        (1) Current annual gross     500 shares ($ 5,000)         No proceeds from New York
                                income of $50,000 and net    except for IRAs              investors released from
                                worth of $50,000, or (2)                                  escrow until $2,500,000
                                net worth of $150,000                                     raised in offering.
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
North Carolina                  (1) Current annual gross     500 shares ($ 5,000)         N/A
                                income of $45,000 and net    except for IRAs
                                worth of $45,000, or (2)
                                net worth of $150,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Ohio                            (1) Current annual gross     500 shares ($ 5,000)         Investor may not invest
                                income of $45,000 and net    except for IRAs              more than 10% of net worth.
                                worth of $45,000, or (2)
                                net worth of $150,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Oklahoma                        (1) Current annual gross     500 shares ($ 5,000)         Husband and wife may not
                                income of $45,000 and net                                 jointly contribute from
                                worth of $45,000, or (2)                                  separate IRAs to satisfy
                                net worth of $150,000                                     minimum purchase.
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Oregon                          (1) Current annual gross     500 shares ($ 5,000)         N/A
                                income of $60,000 and net
                                worth of $60,000, or (2)
                                net worth of $225,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                     INCOME/NET WORTH                  MINIMUM
            STATE                      REQUIREMENTS                   PURCHASE                 OTHER LIMITATIONS
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Pennsylvania                    (1) Current annual gross     500 shares ($ 5,000)         Investor must have a net
                                income of $45,000 and net                                 worth of at least ten
                                worth of $45,000, or (2)                                  times amount of
                                net worth of $150,000                                     investment.  Subscription
                                                                                          proceeds from Pennsylvania
                                                                                          proceeds
                                                                                          investors held in escrow
                                                                                          until $2,500,000 raised
                                                                                          from all investors.  If
                                                                                          proceeds held in escrow
                                                                                          more than 120 days, funds
                                                                                          returned to investors
                                                                                          unless they choose to
                                                                                          $2,500,000
                                                                                          reinvest.

------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
South Carolina                  (1) Net worth of $150,000,   250 shares ($2,500) except   N/A
                                or (2) State and federal     IRAs and qualified
                                income subject to maximum    retirement plans
                                rate of income tax
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
South Dakota                    (1) Current annual gross     100 shares ($1,000)          N/A
                                income of $60,000 and net
                                worth of $60,000, or (2)
                                net worth of $225,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Tennessee                       (1) Current annual gross     100 shares ($1,000)          N/A
                                income of $60,000 and net
                                worth of $60,000, or (2)
                                net worth of $225,000
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Texas                           (1) Current annual gross     100 shares ($1,000)          Investments through
                                income of $45,000 and net                                 reinvestment plan must be
                                worth of $45,000, or (2)                                  made through Texas
                                net worth of $150,000                                     registered broker.
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Wisconsin                       (1) Current annual gross     100 shares ($1,000)          Husband and wife may not
                                income of $45,000 and net                                 jointly contribute from
                                worth of $45,000, or (2)                                  separate IRAs to satisfy
                                net worth of $150,000                                     minimum purchase.
------------------------------- ---------------------------- ---------------------------- ----------------------------

         Net worth in all cases excludes home, furnishings and automobiles.

     By executing the Subscription Agreement and Subscription Agreement Signature Page, which is attached as Exhibit A to this prospectus, you represent that you meet the foregoing applicable suitability standards for the state in which you reside. We will not accept subscriptions from any person or entity that does not represent that it meets such standards. We have the unconditional right to accept or reject any subscription in whole or in part.

     AmREIT and each person selling class C common shares on our behalf are required to:

     o make reasonable efforts to assure that each person purchasing class C common shares is suitable in light of such person's age, educational level, knowledge of investments, financial means and other pertinent factors; and

     o maintain records for at least six years of the information used to determine that an investment in class C common shares is suitable and appropriate for each investor.

     The agreements with the selling broker-dealers require such broker-dealers to (1) make inquiries diligently as required by law of all prospective investors in order to ascertain whether a purchase of class C shares is suitable for the investor, and (2) transmit promptly to AmREIT all fully completed and duly executed Subscription Agreements.

                            BUSINESS AND PROPERTIES

GENERAL

     AmREIT is a fully integrated real estate company dedicated to the ownership, development and acquisition of commercial real estate specializing in general retail, financial services and banking, medical and restaurant sectors, and is a sponsor of high quality real estate investment opportunities to the financial planning community. AmREIT, a Texas real estate investment trust, became the successor to Predecessor Corporation, in December 2002, through the merger of the Predecessor Corporation with AmREIT. The merger was structured to preserve unchanged the existing business, purpose, tax status, management, capitalization and assets, liabilities and net worth (other than due to the costs of the transaction) of the Predecessor Corporation, and the economic interests and voting rights of the shareholders of the Predecessor Corporation (who became the shareholders of AmREIT as a result of the merger). The board of trust managers and the executive officers of AmREIT are identical to, and have the same terms of office as, the board of directors and executive officers of the Predecessor Corporation. The term "AmREIT" includes, as the context requires, the Predecessor Corporation and the other subsidiaries of "AmREIT." AmREIT has outstanding approximately 2.9 million class A common shares, listed on the American Stock Exchange (AMEX:AMY), and approximately 2.4 million class B common shares, that are not listed on an exchange, which may be converted into class A common shares on a one-for-one basis at any time at the holder's option.

     On July 23, 2002, the Predecessor Corporation successfully completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd, AAA Net Realty Fund X, Ltd, and AAA Net Realty Fund XI, Ltd ("Funds IX, X and XI") and listed its class A common stock on the American Stock Exchange. The limited partners in Funds IX, X and XI received class B common stock of the Predecessor Corporation, which was not listed, had a preferred 8% distribution and was convertible one for one into the Class A common stock at the holder's option. Each share of the Predecessor Corporation's class A common stock and class B common stock was converted into one class A common share and class B common share, respectively, in the merger with AmREIT.

     AmREIT and its predecessors have a proven track record over the past 18 years of completing over 200 transactions, including acquisitions, joint ventures, ground-up developments, sale/leaseback transactions and numerous dispositions. AmREIT and its management team have been active in the real estate markets and understand the dynamics of real estate transactions in these markets.

     The Predecessor Corporation was formed in 1993 to continue and expand the business of its predecessor company, American Asset Advisers Trust, which was founded in 1985. We actively acquire, develop and manage high-quality commercial properties leased to creditworthy tenants under net-leases. Through a wholly owned subsidiary, we also provide advisory services to 14 real estate limited partnerships. As of July 31, 2003, AmREIT and its affiliated investment funds owned 63 properties (50 properties owned directly by AmREIT or a majority controlled subsidiary and 13 properties owned through affiliated investment funds). AmREIT currently has approximately 2,500 shareholders and 600 partners in the limited partnerships.

     AmREIT  is  a  synergistic  combination  of  two  complementary  lines  of business. For 18 years AmREIT (and its predecessors) has been an entrepreneurial real estate company and a sponsor of high quality real estate investment products. AmREIT's first line of business consists of the ownership of a quality portfolio of single tenant free standing credit tenant leased projects ("CTL") and multi-tenant frontage commercial projects ("FCP") located contiguous to major thoroughfares and traffic generators (real estate line of business). Supporting this line of business is a wholly-owned subsidiary of AmREIT which is a full service operating company that provides a full range of real estate services, including development, construction management, property management, brokerage and leasing. AmREIT's real estate customer list includes some of the finest companies in the U.S.: Goodyear Tire, Washington Mutual, IHOP, McDonalds, Hermann Hospital, Radio Shack, Sprint, Coldwell Banker, Jack in the Box, Guaranty Federal, Bennigan's, Chili's, Texas Children's Hospital, Eckerd's and Discount Tire. AmREIT's second line of business consists of the sponsorship of high quality real estate investment products (sponsorship line of business) and is built upon an established track record and an outstanding group of selected financial planning and broker/dealer firms operating under licenses issued by the National Association of Securities Dealers, Inc. ("NASD").

     AmREIT's real estate line of business includes a portfolio of freestanding CTL properties and FCP projects, primarily located at major intersections, lighted corners, primary interstates and roadways, and out in front of significant traffic generators such as a regional mall, super center or power center. This portfolio provides a stable base of rental income because the leases are normally guaranteed by creditworthy companies such as Radio Shack, Washington Mutual and IHOP which means that the monthly rent payments are supported by the financial strength and stability of the parent company, not just the individual location. It is our experience that CTL and FCP properties are among the most liquid type of commercial real estate because there is a deep and financially viable group of investors who desire this type of property and can afford to buy them. AmREIT has extensive experience in buying and selling these types of projects. This means AmREIT can frequently generate a substantial profit through the sale of the project which, in turn, can be reinvested in building AmREIT's lines of business or investing in new portfolio projects. In the sponsorship line of business, AmREIT sponsors investment funds that take advantage of the company's core competency. Capital is raised through the AmREIT's select group of financial planning and broker/dealer firms on an ongoing basis. These investment funds are the foundation of AmREIT's second line of business. As AmREIT invests this capital into its various real estate projects, it creates fees and "carried interests" for AmREIT and its shareholders. This line of business provides the proverbial "win-win" situation for the investors of these funds and for AmREIT. For the investors, they invest along side a stable, strong company that serves as the investment sponsor. The "win" for AmREIT is that it is able to leverage its relationships and core competency to generate fees and profits after certain investor performance hurdles to its investors have been met. AmREIT has raised capital consistently by sponsoring investment partnerships through the financial planning broker-dealer community since 1985. During this time period, AmREIT and its affiliates have raised approximately $70 million in equity to build, develop, or buy its real estate projects.

     AmREIT's principal executive offices are located at 8 Greenway Plaza, Suite 824, Houston, Texas 77046, and its telephone number is (713) 850-1400.

PROPERTIES

     DESCRIPTION. AmREIT currently own 50 properties consisting of single structure, single and multi-tenant retail properties. Each of AmREIT's properties is initially leased under a full-credit, long-term net lease, under which the tenant is responsible for the operating costs of the property, including taxes, insurance and maintenance costs. These 50 properties are leased to a total of 27 different tenants and are located in 20 states. AmREIT's properties contain an aggregate of approximately 380 thousand square feet of gross leaseable area. Information concerning the properties owned solely by AmREIT as of March 31, 2003, is presented in the following tables:

                          AMREIT WHOLLY-OWNED PROPERTY INFORMATION

                                                                                      CURRENT      LEASE
                                    DATE        PURCHASE               LEASEABLE       ANNUAL    EXPIRATION
  PROPERTY (LOCATION)             ACQUIRED        PRICE                   AREA          RENT        DATE
  -------------------             --------      --------               ---------      -------    ----------
Radio Shack
   (Dallas, Texas).........       06/15/94     $1,062,000                5,200        $108,900    11/30/06
Wherehouse Entertainment
   (Independence, MO) .....       11/14/94      1,550,000               14,047         187,655    04/30/04
Copperfield Medical Plaza
   (Houston, TX) ..........       07/01/95      1,680,000               14,000         201,072    04/30/07
Wherehouse Entertainment
   (Wichita, KS) ..........       09/12/95      1,700,000               15,158         206,833    12/31/04
FootStar, Inc.
   (Tucson, AZ) ...........       09/11/96      3,351,000               19,550         419,026    09/30/16
Washington Mutual
   (The Woodlands, TX) ....       09/23/96        500,000                3,685          59,461    09/30/11
Washington Mutual
   (Houston, TX) ..........       12/11/96        828,000                3,685          97,861    12/31/11
FootStar, Inc.
   (Baton Rouge, LA) ......       06/09/97      2,806,000               20,575         300,539    05/15/12
Hollywood Video
   (Lafayette, LA) ........       10/31/97      1,124,000                7,488         134,709    09/24/12
Hollywood Video
   (Ridgeland, MS) ........       12/30/97      1,208,000                7,488         138,453    12/22/12
OfficeMax
   (Dover, DE) ............       04/14/98      2,548,000               23,500         264,679    04/30/13
Woodlands Plaza
   (The Woodlands, TX).....       06/03/98      3,542,000               16,922              (1)        (1)
Sugar Land Plaza
   (Sugar Land, TX) .......       07/01/98      3,635,000               16,922         330,875    07/01/13
Dardin
   (Peachtree City, GA) ...       12/18/98        738,000           Land Lease          75,000    12/17/08
IHOP, Corp.
   (Sugarland, TX) ........        9/30/99      1,608,000                4,020         165,180     9/30/24
IHOP, Corp.
   (St. Peters, MO) .......       11/14/01      1,565,000                4,020         189,223    11/15/26
IHOP, Corp.
  (Topeka, KS) ............        9/30/99      1,335,000                4,020         137,340     9/30/24
Foodmaker
  (Dallas, TX) ............        7/23/02 (2)    715,100                2,238          68,998     7/11/09
Baptist Memorial Health
  (Memphis, TN)............        7/23/02 (2)  2,079,200               15,000         204,375     8/31/07
Payless Shoes
  (Austin, TX).............        7/23/02 (2)    698,300                4,000          82,000     1/30/08
Golden Corral
  (Houston, TX)............        7/23/02 (2)  1,811,800               12,000         182,994    11/30/07
Golden Corral
  (Houston, TX)............        7/23/02 (2)  1,843,400               12,000         181,688     3/14/08
TGI Friday's
  (Houston, TX)............        7/23/02 (2)  2,036,900                8,500         180,500     1/30/08



                                    DATE        PURCHASE               LEASEABLE       ANNUAL    EXPIRATION
  PROPERTY (LOCATION)             ACQUIRED        PRICE                   AREA          RENT        DATE
  -------------------             --------      --------               ---------      -------    ----------


Goodyear Tire
  (Houston, TX)............        7/23/02 (2)    535,900                5,209          51,756     3/31/09
Guitar Center
  (Minneapolis, MN)........        7/23/02 (2)  2,541,700               15,000         246,750     8/31/09
AFC, Inc. (Popeye's
  Chicken) (Atlanta, GA)...        7/23/02 (2)  1,113,900                2,583         105,563     7/19/14
Memorial Herman Hospital
  (Houston, TX)............        7/23/02 (2)  1,816,800               15,000         171,360     1/31/09
Blockbuster Video
  (Oklahoma City, OK)......        7/23/02 (2)    973,800               15,000          92,610     8/31/05
Pier One
  (Longmont, CO)...........        7/23/02 (2)  1,423,600                8,014         135,560     2/29/08

                                              -----------              -------      ----------
TOTAL .....................                   $48,370,400              294,824      $4,720,960



(1) Due to the bankruptcy of Just For Feet, this property is being remodeled to accommodate multiple tenants with approximately 70% of the property currently leased.
(2) These properties were acquired as part of the merger of the affiliated partnerships (Funds IX, X and XI) on July 23, 2002. The purchase price reflects the pro-rata portion of the negotiated price allocated to the properties that AmREIT paid the partnerships, in common shares.

     In addition to the above wholly owned properties, AmREIT is the sole shareholder of the corporate general partner and an 80% limited partner in AAA CTL Notes, Ltd., a partnership created to purchase, hold, and manage a portfolio of 17 IHOP leasehold estate and fee simple properties located throughout the United States. Through its sponsorship of real estate investment programs to the independent financial planning community, AmREIT is also the sole shareholder of the corporate general partner and a 10.5%, 3.9% and 19% limited partner, respectively, in AmREIT Opportunity Fund, AmREIT Income & Growth Fund and AmREIT Monthly Income & Growth Fund, Ltd. at March 31, 2003.

     RENOVATION AND IMPROVEMENTS. AmREIT manages each of its properties and is constantly evaluating the need for renovation and capital improvements. Currently, The Woodlands Plaza is undergoing renovation and redevelopment. The property was originally designed and built as a Just For Feet. Following the bankruptcy of Just For Feet in November 1999, AmREIT began a redevelopment of this property that involved converting this property to a multi-tenant shopping center. AmREIT's development and construction management team evaluated the local market, worked with the adjacent land and property owners as well as the local municipalities in order to redevelop this single purpose box into a traditional multi-tenant shopping center. The redevelopment included converting exterior walls into a multi-tenant store front, building out the second story mezzanine space, which increased the total leaseable area by approximately 4,000 square feet, working with various tenants to lease the property and facilitating the tenant improvements and build out of tenant spaces. The budget called for approximately $1 million in total renovation costs, including hard and soft costs. Through March 31, 2003, approximately $632 thousand had been spent on the renovation. Other than The Woodlands Plaza, there are no significant renovations or improvements scheduled or anticipated for any other project.

     LEASES. A majority of our properties are under lease to a regional or national tenant. When entered into, each lease was long-term. Most leases are net leases, requiring the tenant to pay all or substantially all expenses related to operation of the property. The following table sets forth rental information concerning AmREIT's tenants for the year ended December 31,


                      (IN THOUSANDS)
                                                       2002             2001


International House of Pancakes                       $ 1,784            $ 510
Footstar, Inc.                                            735              713
OfficeMax, Inc                                            509              518
Wherehouse Entertainment                                  381              378
Hollywood Entertainment Corp.                             273              273
Sugar Land Imaging Affiliates Ltd.                        264              217
Mattress Giant, Inc                                       168              106
Golden Corral                                             167               (0)
Washington Mutual                                         158              158
Texas Children's Pediatrics                               137                0
Comp USA                                                  123                0
Radio Shack                                               109              109
Baptist Memorial Hospital                                 102                0
Dr. Pucillo                                                87                0
TGI Friday's                                               83                0
Don Pablos                                                 78               79
Pier 1                                                     62                0
One Care Health Industries, Inc.                           57              204
America's Favorite Chicken Co.                             55               21
Blockbuster                                                42                0
Waldenbooks                                                38                0
Jack in the Box                                            34                0
Goodyear                                                   25                0
Skewers                                                    18                0
Hope Rehabilitation                                         5                0
                                                  ---------------- ----------------
                     Total                             $5,494           $3,286
                                                  ================ ================



         The following table summarizes the minimum future rentals, exclusive of any renewals, under AmREIT's operating and direct financing leases in existence at December 31, 2002.


                           2003..................         6,787,594
                           2004..................         6,714,025
                           2005..................         6,478,355
                           2006..................         6,465,798
                           2007..................         6,359,957
                           2008-2027.............        64,152,589
                                                       ------------
                               Total                   $ 96,958,318
                                                       ============


     SIGNIFICANT TENANTS. IHOP Corp. and Footstar, Inc. individually accounted for 32% and 13%, respectively, of rental income for the year ended December 31, 2002. These tenants represented approximately 33%, 14% and 10%, respectively, of rental income for the nine- months ended September 30, 2002 AND FOR THE FIRST QUARTER OF 2003..

International House of Pancakes was founded in July 1958 and operates over 1,100 restaurants in three countries and forty-five states. IHOP is a family restaurant, serving breakfast, lunch and dinner. IHOP is a New York Stock Exchange, publicly-held company with a current market capitalization over $460 million, based on reports filed with the SEC. For the twelve months ended December 31, 2002, system-wide sales were up 9.9% to $1.5 billion, same store sales increased 0.7% over 2001 and reported net income of $40.8 million which is a 1.4% increase over 2001. For more information on IHOP, please see the SEC web site at www.sec.gov.

Footstar, Inc. was founded in October 1996 and operates three distinct business lines: Just For Feet, Footaction and Meldisco. The Just For Feet Superstores division operate 95 locations, primarily in the southern portion of the United States and is headquartered in Birmingham, AL. Footaction is headquartered in Irving, Texas and operates 459 primarily mall based stores in 41 states, Puerto Rico, and the U.S. Virgin Islands. The Company's Meldisco division is a leader in the discount footwear segment, operating 5,532 leased footwear departments, located in various discount stores, superstores and malls, including Wal-Mart. Footstar had consolidated store sales of $1,146 million for the six months ended June 29, 2002, compared to $1,166 million for the previous year. Footstar reported total assets of $893 million and total liabilities of $610 million for the six months ended June 29, 2002, compared to total assets of $955 million and total liabilities of $614 million for the previous year, based on reports filed with the SEC. Footstar has not reported financial statements or results of operations beyond June 29, 2002. For more information on Footstar, please see the SEC web site at www.sec.gov.



COMPETITION

     AmREIT's properties are located in 20 different states, with approximately 50% of its properties located in the Texas metropolitan areas. All of AmREIT's properties are located in areas that include competing properties. The number of competitive properties in a particular area could have a material adverse effect on both AmREIT's ability to lease space at any of its properties or at any newly developed or acquired properties and the rents charged. AmREIT may be competing with owners, including, but not limited to, other REITs, insurance companies and pension funds that have greater resources than AmREIT. There is no dominant competitor in any of AmREIT's markets.


EMPLOYEES

     AmREIT currently has 18 full-time employees and retains the services of three real estate brokers and three managerial consultants on an as-needed basis.

                                   MANAGEMENT

The trust managers and executive officers of AmREIT are as follows:

              NAME                AGE                       POSITION HELD              TRUST MANAGER
                                                                                     OR OFFICER SINCE
H. Kerr Taylor...............      52     Chairman of the Board,                           1993
                                          Chief Executive Officer and President
Robert S.  Cartwright, Jr.....     51     Trust Manager                                    1993
G.  Steven Dawson............      45     Trust Manager                                    2000
Bryan L. Goolsby.............      52     Trust Manager                                    2000
Philip Taggart...............      73     Trust Manager                                    2000
Charles C. Braun.............      31     Executive Vice President,                        1999
                                          Chief Financial Officer and
                                          Secretary

          H. Kerr Taylor - Mr. Taylor is the chairman of the board of trust managers, chief executive officer and president of AmREIT and was, prior to the Merger, the chairman of the board of trust managers, chief executive officer and president of the Predecessor Corporation from August 1993. Mr. Taylor was president, director and sole shareholder of American Asset Advisers Realty Corp. from 1989 to June 1998. Additionally, Mr. Taylor serves as the general partner for seven private partnerships managed by AmREIT. Mr. Taylor has a bachelor's degree from Trinity University, a Masters of Business Degree from Southern Methodist University and a Doctor of Jurisprudence from South Texas College of Law. Mr. Taylor has over twenty years experience and has participated in over 300 real estate transactions. Mr. Taylor has served on a board and governing bodies of a bank, numerous private and public corporations and charitable institutions, and is currently on the board of Millennium Relief and Development. Mr. Taylor is a member of the National Board of Realtors, the Texas Association of Realtors, the Texas Bar Association, the International Counsel of Shopping Centers, the Financial Planners Association, the National Association of Real Estate Investment Trusts and the Urban Land Institute.

          Robert S. Cartwright, Jr. - Mr. Cartwright has been a trust manager or director of AmREIT or the Predecessor Corporation since 1993. Mr. Cartwright is a Professor of Computer Science at Rice University. Mr. Cartwright earned a bachelor's degree magna cum laude in Applied Mathematics from Harvard College in 1971 and a doctoral degree in Computer Science from Stanford University in 1977. Mr. Cartwright has been a member of the Rice faculty since 1980 and twice served as department Chair. Mr. Cartwright has compiled an extensive record of professional service. He is a Fellow of the Association for Computing Machinery (ACM), a member of the ACM Education Board and a member of the Sun Microsystems Developer Advisory Council. He recently served as a member of the Board of Directors of the Computing Research Association, an umbrella organization representing academic and industrial computing researchers. Mr. Cartwright has served as a charter member of the editorial boards of two professional journals and has also chaired several major ACM conferences. From 1991-1996, he was a member of the ACM Turing Award Committee, which selects the annual recipient of the most prestigious international prize for computer science research.

          G. Steven Dawson - Mr. Dawson has been a trust manager or director of AmREIT or the Predecessor Corporation since 2000. Since 1990, Mr. Dawson has served as senior vice president and chief financial officer of Camden Property Trust (NYSE:CPT), a public real estate company which specializes in the acquisition, development, and management of over 159 apartment communities throughout the United States, with major concentrations in
     Dallas,   Houston,  Las  Vegas,   Denver,   Southern  California  and  the
     Tampa/Orlando areas. Prior to 1990, Mr. Dawson served in various related capacities with companies involved in commercial real estate including land and office building development as well as the construction and management of industrial facilities located on airports throughout the country. Mr. Dawson currently serves on the boards of U.S. Restaurant Properties, Inc. (NYSE:USV) and His Grace Foundation.

          Bryan L. Goolsby - Mr. Goolsby has been a trust manager or director of AmREIT or the Predecessor Corporation since 2000. Mr. Goolsby is the Managing Partner of Locke Liddell & Sapp LLP, and has practiced in the area of corporate and securities since 1977. Mr. Goolsby is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and is a member of the National Multi-Family Housing Association and the Pension Real Estate Association. Mr. Goolsby is currently a member of the Associate Board of Directors of the Edwin L. Cox School of Business at Southern Methodist University and is a member of the board of the Junior Achievement of Dallas. Mr. Goolsby has a bachelor's degree from Texas Tech University and a Doctor of Jurisprudence from the University of Texas.

          Philip Taggart - Mr. Taggart has been a trust manager or director of AmREIT or the Predecessor Corporation since 2000. Mr. Taggart has specialized in investor relations activities since 1964 and is the president and chief executive officer of Taggart Financial Group, Inc. He is the co-author of the book Taking Your Company Public, and has provided communications services for 58 initial public offerings, more than 200 other new issues, 210 mergers and acquisitions, 3,500 analyst meetings and annual and quarterly reports for over 25 years. Mr. Taggart serves on the boards of International Expert Systems, Inc. and Salon Group International and served on the board of the Foundation of Texas State Technical College for 10 years. A distinguished alumnus of the University of Tulsa, he also has been a university instructor in investor relations at the University of Houston.

          Charles C. Braun - Mr. Braun serves as Executive Vice President of Finance, Treasurer and Secretary. Mr. Braun oversees the financial accounting and reporting and is responsible for AmREIT's capital formation, debt placement and joint venture initiatives. Mr. Braun joined the Predecessor Corporation in 1999 and has over nine years of accounting and real estate experience, including five years with Ernst & Young, LLP. At Ernst & Young, LLP, Mr. Braun served as a manager in the real estate advisory services group and has provided extensive consulting and audit services to a number of Real Estate Investment Trusts and private real estate companies. These services included financial statement audits, portfolio acquisition and disposition, real estate portfolio management, merger integration and process improvement, financial analysis and due diligence. Mr. Braun received a B.B.A degree in accounting and finance from Hardin Simmons University and subsequently earned the CPA designation and his Series 63, 7, 24 and 27 securities licenses.

          AmREIT's other officers and senior management include:

          Jim O'Neill CPA. Mr. O'Neill serves as Corporate Controller and oversees the daily accounting activities of AmREIT and its affiliated partnerships, debt placement, and project financials. Mr. O'Neill's responsibilities also include coordinating financial activities with auditors, banks, lenders, transfer agents, and attorneys to assure timely and accurately financial reporting. Mr. O'Neill is a graduate of Texas A & M University, where he received his BBA in Accounting and subsequently earned the distinction of CPA certification. Prior to joining AmREIT, Inc., Mr. O'Neill served in a controller capacity at Continental Emsco in Houston, Texas, Wedge Energy Group in Houston, Texas, and Markborough Development Company located in Denver, Colorado.

          Max Shilstone. Mr. Shilstone services as Vice President of Asset Management and oversees divestitures for existing retail properties as well as property management functions for AmREIT. Mr. Shilstone received his BBA in Management from the University of Texas and his MBA in Finance from St. Thomas University. Prior to joining AmREIT, Mr. Shilstone gained experience in property management having worked for many years with Barshop & Oles Company in Austin, Texas as well as asset development for a division of Duke Energy.

          David M. Thailing MBA, Series 63, 65. As the East Coast Regional Sales Manager, Mr. Thailing is responsible for raising capital for AmREIT sponsored investment programs through the NASD marketplace. Mr. Thailing received his B.B.A. degree in management from Southern Methodist University and earned a Masters of Business from the Jones Graduate School at Rice University. Prior to joining AmREIT, Mr. Thailing gained financial consulting experience as an associate with Andersen's Corporate Finance and Restructuring practice. He also has five years of experience as a financial advisor and public speaker with PaineWebber.

          Jason Lax. Mr. Lax serves as Vice President and oversees all development and construction projects. Mr. Lax has nationwide experience in the commercial construction industry obtained from previous employment with ExxonMobil Corporation and Trammell Crow Company. During his career, he has managed over a hundred projects valued over $150 million from grassroots development projects to minor remodeling projects and has been involved in all phases of development from conceptual site plan preparation to project turnover after completion of construction. Mr. Lax received a B.S. in Mechanical Engineering from Texas Tech University and has received his Engineer In Training certification from the Texas Board of Professional Engineers. He is also a Texas licensed Real Estate Salesperson.

          Todd McDonald. Mr. McDonald serves as Vice President and oversees the analysis, marketing, and sales process related to properties currently being marketed by the Company. Mr. McDonald received his B.S. in Business Economics from Wofford College. Mr. McDonald has real estate experience in which he reviewed property level financial statements, produced project proformas, and provided analysis on acquisition and disposition prospects.

          Preston Cunningham, JD. Mr. Cunningham serves as our Vice President and oversees our credit tenant build-to-suit operations. Mr. Cunningham received a B.B.A. degree in Financial Planning and Services from Baylor University and Doctor of Jurisprudence from South Texas College of Law. Mr. Cunningham has significant real estate experience with The Howard Smith Company, Albritton Properties and Community Bank and Trust. Mr. Cunningham is a member of the American Bar Association.

          Tenel Tayar. Mr. Tayar serves as Vice President and oversees new development and dispositions. He has 10 years of experience in commercial real estate development and investment. Mr. Tayar has directed all aspects of real estate capitalization and investment for over $225 million of transactions and participated in over $500 million. He received a BBA in Finance from the University of Texas at Austin and an MBA from Southern Methodist University. He is also a Texas licensed Real Estate Salesperson.

          Horst Hendrecks. Mr. Hendrecks represents investors from overseas purchasing primarily single tenant properties, such as T.G.I. Fridays, Circuit City, Landry's, Chili's and others. Mr. Hendrecks has been with AmREIT for eight years and has over 18 years experience representing private investors in the acquisition of quality triple-net retail facilities.

          Phil Moss. Mr. Moss oversees leasing of AmREIT's properties and credit tenant lease expansion. Mr. Moss has been with AmREIT for 15 years and has extensive experience, participating in over 100 lease transactions, including an exclusive four-state Credit Tenant Lease rollout.

          Wade Greene. Mr. Greene facilitates the business development and growth of the company's third party brokerage. Mr. Greene has 20 years of experience in the real estate investment banking/services industry and has successfully developed and implemented investment strategies and capital market transactions. He has managed over a billion dollars of real estate investment, lease and development transactions. Mr. Greene received a B.S. in Economics from the University of South Alabama and is a licensed Real Estate Broker, a Certified Commercial Investment Member and holds an NASD Series 7 license.


EXECUTIVE COMPENSATION

     The below table represents the compensation paid to Mr. Taylor, Chairman of the Board, Chief Executive Officer and President and Chad C. Braun, Executive Vice President, Chief Financial Officer and Secretary. The table sets forth all compensation, cash and restricted stock, received during the fiscal years 2002, 2001 and 2000.



                                                 Annual Compensation                     Long-Term Compensation
                                                                                                 Awards
                                                                                       Securities
                                                                      Other Annual     Underlying       All Other
Name and Principal Position     Year       Salary      Cash Bonus     Compensation      Options       Compensation
---------------------------     ----       ------      ----------     ------------      -------       ------------
 H. Kerr Taylor                 2002      $175,000      $122,500       $52,914(1)          ---            (4)
 Chief Executive Officer and    2001      $175,000     $  61,250       $28,878(1)          ---            ---
 President                      2000      $102,500           ---          ---              ---            ---
 Chad C. Braun                  2002      $115,000       $49,750       $21,488(2)          ---        $99,996(3),(4)
 Executive Vice President and   2001      $ 85,000       $17,500       $ 8,251(2)          ---            ---
 Chief Financial Officer        2000      $ 82,500        $7,125          ---              ---            ---

---------

(1) Mr. Taylor was granted 8,333 and 3,122 common shares as part of his bonus for 2002 and 2001, respectively. The restrictions on these shares lapse equally over a four year period beginning on February 15, 2003 and equally over a three year period beginning February 15, 2002.

(2) Mr. Braun was granted 3,384 and 892 common shares as part of his bonus for 2002 and 2001, respectively. The restrictions on these shares lapse equally over a four year period beginning on February 15, 2003 and equally over a three year period beginning on February 15, 2002.

(3) Mr. Braun was granted 14,388 common shares as a bonus related to the completion of the merger of three affiliated investment funds with the Company, completed in 2002. The restrictions on these shares lapse equally over a four year period beginning on February 15, 2003.

(4) Mr. Taylor and Mr. Braun were assigned 45% and 5%, respectively, in the income and cash flow of the general partner of AAA CTL Notes, Ltd., which is comprised of a portfolio of seventeen IHOP properties. Mr. Taylor's interest is 100% vested immediately. Mr. Braun's interest vests 100% on February 15, 2008. The value of the assigned interest can not be determined or estimated at this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 31, 2002, the beneficial ownership interest of the executive officers and trust managers of AmREIT:

                             NAME                                    AMOUNT AND NATURE OF       PERCENT OF CLASS(1)
                                                                     BENEFICIAL OWNERSHIP
H. Kerr Taylor - Chairman, President & CEO                                  580,096                     21.43%
Robert S. Cartwright - Trust Manager                                          8,166                      *
G. Steven Dawson - Trust Manager                                              6,000                      *
Bryan L. Goolsby - Trust Manager                                              6,000                      *
Philip Taggart - Trust Manager                                                6,800                      *
Chad C. Braun - Secretary, CFO and Executive VP                              18,664                      *
                                                                             ------
All trust managers and executive officers as a group                        625,726                     23.12%
All other employees combined                                                 12,381                      *
                                                                             ------
All trust managers, executive officers, and employees as a group            638,107                     23.58%

-----------------
* Less than 1%.

     As of December 31, 2002, no other person was known by AmREIT to be the beneficial owner of more than 5% of the shares of AmREIT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, Funds IX, X, and XI. AmREIT accounted for this merger as a purchase, whereby the assets of the partnerships have been recorded at fair market value. AmREIT increased itsw real estate assets by approximately $24.3 million and issued approximately 2.6 million class B common shares to the limited partners in the affiliated partnerships as a result of the merger. Approximately $760 thousand in 8 year, 5.47% interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented to the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. A deferred merger expense stemmed from stock issued to H. Kerr Taylor, President and Chief Executive Officer, based on a deferred consideration that was approved by the shareholders in 1998.

     On June 5, 1998, our shareholders voted to approve an agreement and plan of merger (the "Merger Agreement") with American Asset Advisers Realty Corporation (the "Former Adviser"), whereby Mr. Taylor, the sole shareholder of the Former Adviser, agreed to exchange 100% of the outstanding common stock of the Former Adviser for up to 900,000 of our common shares. As a result of the merger, we became a fully integrated, self-administered real estate investment trust. Effective June 5, 1998, we issued Mr. Taylor 213,260 shares of common stock and he deferred the right to receive the remaining 686,740 common shares until certain goals were achieved following the merger. See "Proposal Two -- Amendment of the Merger Agreement." As a result of the merger of Funds IX, X and XI into AmREIT, completed on July 23, 2002, AmREIT issued to Mr. Taylor an additional 302,281 class A common shares on September 19, 2002. Since July 23, 2002, Mr. Taylor has not earned any of the remaining 384,459 class A common shares payable to him pursuant to the terms of the Merger Agreement. The Merger Agreement as amended currently requires those goals to be met by June 2006.

     AmREIT provides property acquisition, leasing, administrative and management services for ten affiliated real estate limited partnerships that are under common management (the "Partnerships"). Mr. Taylor owns between 45% and 100% of the stock of the companies that serve as the general partner of the Partnerships. Service fees of $245 thousand and $335 thousand were paid by the Partnerships to AmREIT for 2002 and 2001 respectively.

     On May 20, 1999, AmREIT entered into a partnership agreement with various individual investors to form AmREIT Opportunity Fund, Ltd. The partnership was formed to develop, own, manage, hold for investment and/or resell property and to make and/or invest in loans for the development or construction of property. AmREIT invested $250,000 as a limited partner and $1,000 as the sole general partner. Subject to certain restrictions in the limited partnership agreement which require limited partner approval (such as liquidating the partnership, withdrawing as general partner or assigning its general partner interest), the general partner manages and operates the daily activities of the partnership. The general partner can however be removed, with or without cause, by a majority vote of the outstanding limited partner units.

     On January 26, 2001, AmREIT entered into a partnership agreement with various individual investors to form AmREIT Income & Growth Fund, Ltd. The partnership was formed to develop, own, manage, hold for investment and/or resell property and to make and/or invest in loans for the development or construction of property. AmREIT invested $200,000 as a limited partner and $1,000 as the sole general partner. Subject to certain restrictions in the limited partnership agreement which require limited partner approval (such as liquidating the partnership, withdrawing as general partner or assigning its general partner interest), the general partner manages and operates the daily activities of the partnership. The general partner can however, be removed, with or without cause, by a majority vote of the outstanding limited partner units.

     On November 7, 2002, AmREIT entered into a partnership agreement with various individual investors to form AmREIT Monthly Income & Growth Fund, Ltd. The partnership was formed to develop, own, manage, hold for investment and or resell property and to make and or invest in loans for the development or construction of property. AmREIT invested $200,000 as a limited partner and $1,000 as the sole general partner. Subject to certain restrictions in the limited partnership agreement which require limited partner approval (such as liquidating the partnership, withdrawing as general partner or assigning its general partner interest), the general partner manages and operates the daily activities of the partnership. The general partner can, however, be removed, with or without cause, by a majority vote of the outstanding limited partner units.

     As a sponsor of real estate investment opportunities to the NASD financial planning broker dealer community, the Company maintains a 1% general partner interest in the investment funds that it sponsors. The funds are typically structured such that the limited partners receive 99% of the available cash flow until 100% of their original investment capital has been returned and a preferred return has been met. Once this has happened, then the general partner begins sharing in the available cash flow at various promoted levels. The Company also assigns a portion of this general partner interest in those investment funds to its employees as long term, contingent compensation. In so doing, the Company believes that it will align the interest of management with that of the shareholders, while at the same time allowing for a competitive compensation structure in order to attract and retain key management positions without increasing the overhead burden.

     Locke Liddell & Sapp LLP acts as the Company's corporate counsel. Bryan Goolsby is the managing partner of Locke Liddell & Sapp LLP and is a member of the Company's board of trust managers.

LEGAL PROCEEDINGS

         Neither AmREIT nor any of its properties is subject to any material claim or legal proceeding, nor to management's best knowledge, is any such claim or legal proceeding threatened which could have a material adverse effect on AmREIT or its properties.


                           ESTIMATED USE OF PROCEEDS

     The following tables set forth information about how we intend to use the proceeds raised in this offering assuming that we sell 2,000,000 shares and 4,000,000 shares, respectively, pursuant to this offering. The use of the 2,000,000 share number was an arbitrary selection by AmREIT because there is no minimum offering.Many of the figures set forth below represent management's best estimate since they cannot be precisely calculated at this time. Although there can be no assurances, we expect that at least 88% of the money you invest will be used to buy real estate or pay down existing debt, while the remaining up to 12% will be used for working capital and to pay expenses and fees, including the payment of fees to AmREIT Securities, a wholly-owned subsidiary of AmREIT and our Dealer Manager.

                                                                   2,000,000 Shares            4,000,000 Shares
                                                                 Amount(1)    Percent       Amount(2)      Percent
Gross Offering Proceeds                                        $20,000,000     100.0%     $40,000,000      100.0%
Less Public Offering Expenses:
     Selling Commissions and Dealer Manager Fee(s) (3)           2,100,000      10.5%       4,200,000       10.5%
     Organization and Offering Expenses(4)                         300,000       1.5%         600,000        1.5%
                                                                __________      _____     ___________       _____
                                                                $2,400,000      12.0%     $ 4,800,000       12.0%

Amount Available for Investment(5)                             $17,600,000      88.0%      35,200,000       88.0%
                                                               ===========      =====      ==========       =====
                                                                                (6)                         (6)

-----------------


     1. Assumes that an aggregate of $20,000,000 will be raised in this offering for purposes of illustrating the percentage of estimated organization and offering expenses at two different sales levels. See
          Note 4 below.

     2. Assumes the maximum offering is sold which includes 4,000,000 shares offered to the public at $10.00 per share.

     3. Includes selling commissions equal to 7.5% of aggregate gross offering proceeds, which commissions may be reduced under certain circumstances, a 0.5% due diligence reimbursement and a dealer manager fee equal to 2.5% of aggregate gross offering proceeds, both of which are payable to the Dealer Manager, an affiliate of ours. The Dealer Manager, in its sole discretion, may reallow selling commissions of up to 7.5% of gross offering proceeds to other broker-dealers participating in this offering attributable to the amount of shares sold by them. In addition, the Dealer Manager may reallow a portion of its dealer manager fee to Participating Dealers in the aggregate amount of up to 1% of gross offering proceeds to be paid to such Participating Dealers as marketing fees, or to reimburse representatives of such Participating Dealers the costs and expenses of attending our educational conferences and seminars.

     4. Organization and offering expenses consist of reimbursement of actual legal, accounting, printing and other accountable offering expenses, other than selling commissions and the dealer manager fee, including amounts to reimburse us for all marketing related costs and expenses, including, but not limited to, salaries and direct expenses of our employees while engaged in registering and marketing the shares and other marketing and organization costs, technology costs and expenses attributable to the offering, costs and expenses of conducting our educational conferences and seminars, payment or reimbursement of bona fide due diligence expenses, and costs and expenses we incur for attending retail seminars conducted by broker-dealers. AmREIT will be responsible for the payment of organization and offering expenses, other than selling commissions and the dealer manager fee, to the extent they exceed 1.5% of aggregate gross offering proceeds from this offering. Notwithstanding the above, we do not expect organization and offering expenses, including selling commissions, the dealer manager fee and all other underwriting compensation, to exceed 12% of gross offering proceeds.

     5. Until required in connection with the acquisition and development of properties, substantially all of the net proceeds of this offering and, thereafter, the working capital reserves, may be invested in short-term, highly-liquid investments including government obligations, bank certificates of deposit, short-term debt obligations and investor-bearing accounts or other authorized investments as determined by our board of trust managers.

     6. Includes amounts anticipated to be invested in properties net of fees and expenses. We estimate that at least 88% of the proceeds received from the sale of shares will be used to acquire properties or pay down existing debt.


                               PRIOR PERFORMANCE

     The following information summarizes the historical experience of real estate programs previously sponsored by AmREIT's affiliates. INVESTORS IN THE OFFERING SHOULD NOT ASSUME THAT THEY WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN THESE PRIOR INVESTMENTS.

     Affiliates of AmREIT have sponsored a total of eleven non-public programs and four public programs since 1985. As of March 31, 2003, approximately $75 million had been raised from over 3,100 investors through all programs. The properties acquired in the prior programs are located throughout the United States.

     In November 1999, Just For Feet, Inc., a significant tenant in AmREIT's portfolio, declared bankruptcy. This resulted in four stores leased by AmREIT to Just For Feet closing. Footstar, Inc., a New York Stock Exchange company with a market capitalization of over $200 million, assumed two of the leases for stores that AmREIT owned, one which is located in Baton Rouge, Louisiana, and the other is located in Tucson, Arizona. These stores will continue to be operated under the terms and conditions for the original Just For Feet lease.
The third store, located in Sugarland, Texas, has been 100% re-leased as AmREIT's leasing team secured long term, guaranteed leases with Mattress Giant and River Oaks Imaging and Diagnostics. AmREIT's construction management team re-designed the building to accommodate these two tenants. The fourth property, located in The Woodlands, Texas, has been re-designed into a multi-tenant store front and has been substantially re-leased, with all remaining space under a letter of intent.

     The following table sets forth a summary information on all programs previously sponsored by AmREIT's affiliates. A more detail description of these programs is contained in the prior performance tables continued elsewhere in this prospectus.

-------------------------------------------- ----------------------------------------------- ----------------- ---------------
                                                                TYPE OF                                          METHOD OF
               NAME OF FUND                               REAL ESTATE ACTIVITY               TYPE OF PROGRAM     FINANCING
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
Taylor Income Investors III, Ltd.            Investment in Commercial Real Estate               Non-Public        All-Cash
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
Taylor Income Investors IV, Ltd.             Investment in Commercial Real Estate               Non-Public        All-Cash
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
Taylor Income Investors V, Ltd.              Investment in Commercial Real Estate               Non-Public        All-Cash
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
Taylor Income Investors VI, Ltd.             Investment in Commercial Real Estate               Non-Public        All-Cash
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
AAA Net Realty Fund VII, Ltd.                Investment in Commercial Real Estate               Non-Public        All-Cash
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
AAA Net Realty Fund VIII, Ltd.               Investment in Commercial Real Estate               Non-Public        All-Cash
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
AAA Net Realty Fund Goodyear, Ltd.           Investment in Commercial Real Estate               Non-Public        All-Cash
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
AAA Net Realty Fund IX, Ltd.                 Investment in Commercial Real Estate                 Public          All-Cash
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
AAA Net Realty Fund X, Ltd.                  Investment in Commercial Real Estate                 Public          All-Cash
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
AAA Net Realty Fund XI, Ltd.                 Investment in Commercial Real Estate                 Public          All-Cash
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
AmREIT, Inc.                                 Investment in Commercial Real Estate                 Public         Up to 50%
                                                                                                                 financing
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
AAA Net Developers, Ltd.                     Acquisition, development and construction of       Non-Public       Up to 80%
                                             commercial real estate                                              financing
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
AmREIT Opportunity Fund, Ltd.                Acquisition, development and construction of       Non-Public       Up to 80%
                                             commercial real estate                                              financing
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
AmREIT Income & Growth Fund, Ltd.            Acquisition, development and construction of       Non Public       Up to 75%
                                             commercial real estate                                              financing
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
-------------------------------------------- ----------------------------------------------- ----------------- ---------------
AmREIT Monthly Income & Growth Fund, Ltd.    Acquisition, development and construction of       Non Public      Targeted at
                                             commercial real estate.                                           50% financing
-------------------------------------------- ----------------------------------------------- ----------------- ---------------

PUBLICLY OFFERED UNSPECIFIED REAL ESTATE PROGRAMS

     AAA NET REALTY FUND IX, LTD. terminated its offering in May 1992 and received aggregate gross proceeds of $ 5,390,500, representing subscriptions from 326 limited partners. Fund IX wholly owns four properties and owns one property in joint venture with an affiliate of the general partner:

     o   Foodmaker (Jack-in-the-Box) in Dallas, Texas;

     o   Baptist Memorial Health System in Memphis, Tennessee;

     o   Payless Shoe/Walden Books in Austin, Texas;

     o   Golden Corral in Houston, Texas; and

     o   4.08% interest in Golden Corral in Houston, Texas

     The prospectus of Fund IX provided that the properties would be held for a period of eight to twelve years, but that the general partner, in their sole discretion, could increase or decrease this timeframe. On July 23, 2002, the limited partners in Fund IX and the shareholders of AmREIT approved a plan of merger whereby the limited partners of Fund IX would become class B common stock shareholders in AmREIT. The class B common shares were valued by an independent third party firm at $9.25 per share, receive an 8% cumulative and preferred dividend quarterly and are convertible into AmREIT class A common shares at any time, at the holders option, one for one. Per $1,000 of original invested capital, the limited partners received a total of approximately $1,868 through quarterly distributions and class B common shares. As of July 31, 2003, the class A common shares were trading at $6.32 per share.


     AAA NET REALTY FUND X, LTD. terminated its offering in August 1994 and received aggregate gross proceeds of $11,453,600, representing subscriptions from 727 limited partners. Fund X wholly owns five properties and owns three properties in joint venture with certain affiliates of the general partner:

     o   95.92% interest in Golden Corral in Houston, Texas;

     o   TGI Friday's in Houston, Texas;

     o   Goodyear Tire in Houston, Texas;

     o   Comp USA in Minneapolis, Minnesota;

     o   AFC, Inc. (Popeye's Favorite Chicken) in Atlanta, Georgia;

     o   45.16% interest in Wherehouse Entertainment in Independence, Missouri;

     o Memorial Herman Hospital System (suburban doctors clinic) in Sugarland, Texas; and

     o   18.25% interest in Footstar, Inc. in Tucson, Arizona

     The prospectus of Fund X provided that the properties would be held for a period of eight to twelve years, but that the general partner, in their sole discretion, could increase or decrease this timeframe. On July 23, 2002, the limited partners in Fund X and the shareholders of AmREIT approved a plan of merger whereby the limited partners of Fund X would become class B common shareholders in AmREIT. The class B common shares were valued by an independent third party firm at $9.25 per share, receive an 8% cumulative and preferred dividend quarterly and are convertible into AmREIT class A common shares at any time, at the holders option, one for one. Per $1,000 of original invested capital, the limited partners received a total of approximately $1,638 through quarterly distributions and class B common stock. As of July 31, 2003, the class A common shares were trading at $6.32 per share.

     AAA NET REALTY FUND XI, LTD. terminated its offering in January 1996 and received aggregate gross proceeds of $7,061,200, representing subscriptions from 269 limited partners. Fund XI wholly owns two properties and owns five properties in joint venture with certain affiliates of the general partner:

     o   49% interest in Wherehouse Entertainment in Wichita, Kansas;

     o   Blockbuster Video in Oklahoma City, Oklahoma;

     o   29.85% interest in Footstar, Inc. in Tucson, Arizona;

     o   49% interest in Washington Mutual in The Woodlands, Texas;

     o   Pier One in Longmont, Colorado; and

     o   25.42% interest in Hollywood Video in Lafayette, Louisiana

     The prospectus of Fund XI provided that the properties would be held for a period of eight to twelve years, but that the general partner, in their sole discretion, could increase or decrease this timeframe. On July 23, 2002, the limited partners in Fund XI and the shareholders of AmREIT approved a plan of merger whereby the limited partners of Fund XI would become class B common shareholders in AmREIT. The class B common shares were valued by an independent third party firm at $9.25 per share, receive an 8% cumulative and preferred dividend quarterly and are convertible into AmREIT class A common shares at any time, at the holders option, one for one. Per $1,000 of original invested capital, the limited partners received a total of approximately $1,473 through quarterly distributions and class B common shares. As of July 31, 2003, the class A common shares were trading at $6.32 per share.

PRIVATELY OFFERED UNSPECIFIED REAL ESTATE PROGRAMS

     TAYLOR INCOME INVESTORS III, Ltd. terminated its offering in December 1985 and received aggregate gross proceeds of $945,000, representing subscriptions from 43 limited partners. Fund III owns a 44% interest in a Bennigan's restaurant located in Houston, Texas. The property was purchased all cash in December 1986. Additionally, in 2000, the partnership sold a Guaranty Federal (acquired as a Bank of America) branch location in Houston, Texas that was purchased in February 1986. The private placement memorandum provided that the properties purchased by Fund III would typically be held for a period of 12 to 15 years, but that the general partner, in their sole discretion, could increase or decrease this timeframe. The general partners have evaluated the local real estate market and the Bennigan's lease and determined that the best course of liquidation is to sell this property as part of a larger portfolio of all properties currently owned by the AAA Funds described in this section. The general partners are currently interviewing third-party brokers to list the property for sale. The exact timing of the disposition will depend on market conditions which are outside the control of the general partners.

     TAYLOR INCOME INVESTORS IV, Ltd. terminated its offering in June 1986 and received aggregate gross proceeds of $615,000, representing subscriptions from 31 limited partners. Fund IV owns a 56% interest in a Bennigan's restaurant located in Houston, Texas. Additionally, Fund IV owns a promissory note secured by an Atlas Transmission located in Houston, Texas and matures in October 2006. Fund IV purchased the Atlas Transmission in October 1986 and subsequently sold the property in November 1997; however, Fund IV had to provide owner financing. The private placement memorandum provided that the properties purchased by Fund IV would typically be held for a period of 12 to 15 years, but that the general partners, in their sole discretion, could increase or decrease this timeframe. The general partners have evaluated the local real estate market and the Bennigan's lease and determined that the best course of liquidation is to sell this property as part of a larger portfolio of all properties currently owned by the AAA Funds described in this section. The general partners are currently interviewing third-party brokers to list the property for sale. The exact timing of the disposition will depend on market conditions which are outside the control of the general partners.

     TAYLOR INCOME INVESTORS V, Ltd. terminated its offering in December 1986 and received aggregate gross proceeds of $480,000, representing subscriptions from 21 limited partners. Fund V owns a 6.02% interest in a La Petite Academy in Houston, Texas. Additionally, Fund V owns a promissory note secured by an Atlas Transmission located in Houston, Texas and matures in October 2006. Fund V purchased the Atlas Transmission in October 1986 and subsequently sold the property in November 1997; however, Fund IV had to provide owner financing. During 2001, the partnership sold a Pizza Inn and a Whataburger both located in Clute, Texas that were purchased in March 1988. All of the net sales proceeds from the sale of Pizza Inn and Whataburger allocable to Fund V were distributed to the limited partners as a capital distribution. The private placement memorandum provided that the properties purchased by Fund V would typically be held for a period of 12 to 15 years, but that the general partners, in their sole discretion, could increase or decrease this timeframe. The general partners have evaluated the local real estate market and determined that the best course of liquidation is to sell this property as part of a larger portfolio of all properties currently owned by the AAA Funds described in this section. The general partners are currently interviewing third-party brokers to list the property for sale. The exact timing of the disposition will depend on market conditions which are outside the control of the general partners.

     TAYLOR INCOME INVESTORS VI, Ltd. terminated its offering in June 1987 and received aggregate gross proceeds of $300,000, representing subscriptions from 13 limited partners. Fund VI owns a 2.73% interest in a La Petite Academy in Houston, Texas. Additionally, during 2001 the partnership sold a Pizza Inn and a Whataburger both located in Clute, Texas that were purchased in March 1988. 100% of the net sales proceeds from the sale of Pizza Inn and Whataburger allocable to Fund VI were distributed to the limited partners as a capital distribution. The private placement memorandum provided that the properties purchased by Fund VI would typically be held for a period of 12 to 15 years, but that the general partners, in their sole discretion, could increase or decrease this timeframe. The general partners have evaluated the local real estate market and determined that the best course of liquidation is to sell this property as part of a larger portfolio of all properties currently owned by the AAA Funds described in this section. The general partners are currently interviewing third-party brokers to list the property for sale. The exact timing of the disposition will depend on market conditions which are outside the control of the general partners.

     AAA NET REALTY INVESTORS FUND VII, LTD. terminated its offering in March 1988 and received aggregate gross proceeds of $1,125,100, representing subscriptions from 40 limited partners. Fund VII owns the following five properties in joint venture with affiliates of AmREIT:

     o   91.25% interest in La Petite Academy in Houston, Texas;

     o   54.88% interest in Whataburger in Dallas, Texas;

     o   27.27% interest in Superior Sound Systems in Houston, Texas;

     o 27.27% interest in AFC, Inc. (Church's Fried Chicken) in Houston, Texas; and

     o   27.27% interest in Eller Media (Billboard) in Houston, Texas

The private placement memorandum provided that the properties purchased by Fund VII would typically be held for a period of 12 to 15 years, but that the general partners, in their sole discretion, could increase or decrease this timeframe. The general partners have evaluated the local real estate market and determined the best course of liquidation is to sell these properties as part of a larger portfolio of all properties currently owned by the AAA Funds described in this section. The general partners are currently interviewing third-party brokers to sell the properties. The exact timing of the dispositions will depend on market conditions which are outside the control of the general partners.

     AAA NET REALTY INVESTORS FUND VIII, LTD. terminated its offering in March 1989 and received aggregate gross proceeds of $1,860,000, representing subscriptions from 55 limited partners. Fund VIII owns a 100% interest in two properties and five properties in joint venture with affiliates of the General
Partner:

     o   Discount Tire Center in Ft. Worth, Texas;

     o   La Petite Academy in Houston, Texas;

     o   45.12% interest in Whataburger in Dallas, Texas;

     o   72.72% interest in Superior Sound Systems in Houston, Texas;

     o   72.72% interest in AFC, Inc. (Church's Fried Chicken) in Houston,
         Texas;

     o   72.72% interest in Eller Media (Billboard) in Houston, Texas; and

     o   25.27% interest in Goodyear Tire in Dallas, Texas

The private placement memorandum provided that the properties purchased by Fund VIII would typically be held for a period of 12 to 15 years, but that the general partner, in their sole discretion, could increase or decrease this timeframe. The general partners have evaluated the local real estate market and determined the best course of liquidation is to sell these properties as part of a larger portfolio of all properties currently owned by the AAA Funds described in this section. The general partners are currently interviewing third-party brokers to sell the properties. The exact timing of the dispositions will depend on market conditions which are outside the control of the general partners.

     AAA NET REALTY FUND GOODYEAR, LTD. terminated its offering in July 1991 and received aggregate gross proceeds of $1,335,000, representing subscriptions from 37 limited partners. Fund Goodyear owns a Goodyear Tire in Dallas, Texas and a 74.72% interest in another Goodyear Tire in Dallas, Texas through a joint venture with an affiliated fund of the general partner. The private placement memorandum provided that the properties purchased by Fund Goodyear would typically be held for a period of 12 to 15 years, but that the general partners, in their sole discretion, could increase or decrease this timeframe. The general partners have evaluated the local real estate market and determined the best course of liquidation is to sell these properties as part of a larger portfolio of all properties currently owned by the AAA Funds described in this section. The general partners are currently interviewing third-party brokers to sell the properties. The exact timing of the dispositions will depend on market conditions which are outside the control of the general partners.

     AAA NET DEVELOPERS, LTD. terminated its offering in January 1997 and received aggregate gross proceeds of $1,862,100, representing subscriptions from 30 limited partners. Net Developers owns an interest in the following three properties:

     o 50% interest in Parkwood Square Shopping Center, a multi-tenant retail center located in Huntsville, Texas;

     o 15% interest in Vista Ridge Shopping Center, a multi-tenant retail center located in Lewisville, Texas; and

     o   50% interest in Hollywood Video located in Montgomery, Alabama

     Parkwood Square Shopping Center is a 14,271 square foot multi tenant center located in Huntsville, Texas. Tenants include H&R Block, GNC, Friedman Jewelers, Cingular Wireless, Pizza Hut, IHOP and A1 Liquer. At March 31, 2003, the property was encumbered with a $1.473 million first lien by GMAC that matures in June 2010. Net Developers has approximately $166,000 equity remaining in this project, receives a 15% preferred return on its equity and then 50% of the cash flow and profit upon disposition above the preferred return. The project is currently under contract to sell, with the closing expected to occur in September 2003, subject to certain closing conditions.

     Vista Ridge Shopping Center is a 36,271 square foot multi tenant center located in Lewisville, Texas. Tenants include Caldwell Watson, Planet Tan, American Laser Vision, Frazier Ancillary Services and The Trakz Group, Inc. At March 31, 2003, the property was encumbered with a $4.243 million mortgage note secured by the property that matures in March 2010. Net Developers has no remaining equity in this project and maintains an 8.3% carried interest in the cash flows and profit upon disposition. The project is currently being marketed for sale.

     Hollywood Video is a single tenant property located in Montgomery, Alabama. At March 31, 2003, the property was encumbered with a $946 thousand mortgage note secured by the property that matures in April 2009. Net Developers has no remaining equity in this project and maintains a 50% carried interest in the cash flows and profit upon disposition. The project is currently being marketed for sale.

     Other projects that Net Developers made an investment in and have already been liquidated include:

     o Copper Plaza, a multi-tenant shopping center located in Houston, Texas;

     o   Just For Feet located in Lewisville, Texas;

     o   Hollywood Video located in Covington, Louisiana;

     o   Hollywood Video located in Saraland, Alabama;

     o   IHOP located in Gainesville, Georgia;

     o   IHOP located in Falls Church, Virginia; and

     o   IHOP located in Keyport, New Jersey

Net Developers was the first in a series of actively managed funds. Per the private placement memorandum, it was a three-year fund that entered into liquidation in August 1999. The remaining properties are currently listed for sale, and upon disposition, net sales proceeds will be allocated to the general partner and the limited partners in accordance with the limited partnership agreement.

     AMREIT OPPORTUNITY FUND, LTD. terminated its offering in January 2001 and received aggregate gross proceeds of $2,353,750, representing subscriptions from 71 limited partners. AOF owns an interest in the following five properties:

     o 50% interest in McLendon Plaza, a multi-tenant shopping center located in Houston, Texas;

     o 50% interest in ARC Round Rock, a multi-tenant shopping center located in Round Rock, Texas;

     o 10% interest in River Park Shopping Center, a multi- tenant, multi-pad shopping center located in Sugarland, Texas;

     o 45% interest in Temple TX 363, Ltd, a multi-pad project located in Temple, Texas;

     o    29%  interest  in  CDP  #33,   three  IHOP   properties   located  in
          Haggarstown, Maryland; Orem, Utah and Houston, Texas

     McLendon Plaza is a 16,000 square foot multi-tenant center located in Houston, Texas. Tenants include Sprint PCS, Sketchers and Subway. The property is under construction, with approximately 80% of the construction complete. The property is subject to a construction loan in the amount of $286,550 as of October 31, 2002. Upon completion of construction and leasing, the general partner expects to pay off the construction loan with a permanent loan and list the property for sale.

     ARC Round Rock is a 9,600 square foot multi-tenant center located in Round Rock, Texas. Tenants include The Sleep Shop, Noodles Etc., and ABC Liquer. The property is newly constructed and as of October 31, 2002 is encumbered with a construction loan in the amount of $1,606,294. AOF is currently negotiating a permanent loan, which will be used to pay off the construction loan, and is in the process of marketing the property for sale.

     River Park Shopping Center is a 40 acre foot multi-tenant, multi-pad shopping center located in Sugarland, Texas. The property is anchored by HEB and includes significant shadow space and free standing pad sites. The property is currently under construction. AOF has a 10% interest in the project. As the project is completed, the intent is to fully lease the space and market the entire project for sale.

     Temple TX 363, Ltd. is a multi-pad project located in Temple, Texas. This project included four individual, freestanding pad sites. Three of the pad sites have been developed and sold, which included a McDonalds restaurant, an IHOP restaurant and a Chili's restaurant. The fourth pad site is currently being marketed and will either be developed and sold or sold directly to a user/operator.

     CDP # 33 is three IHOP properties located in Haggarstown, Maryland; Orem, Utah; and Houston, Texas. The properties are encumbered with three separate mortgage notes totaling $2,293,540 that are secured by the property and mature in January 2012. Two of these properties have been sold, and the third property located in Houston is under contract to sell, subject to certain closing conditions.
         Other projects that AOF made an investment in and have already been liquidated include:

     o    IHOP located in Norfolk, Virginia;

     o    IHOP located in Houston, Texas;

     o Cooper Plaza, a multi-tenant shopping center located in Houston, Texas;

     o CPD # 31, two IHOP properties located in Memphis, Tennessee and Cookeville, Tennessee;

     o    IHOP and pad site located in Kenosha, Wisconsin;

     o Temple TX 363, a multi-pad project consisting of McDonalds, IHOP and Chili's located in Temple, Texas

     o    IHOP located in Haggarstown, Maryland; and

     o    IHOP located in Orem, Utah.


AOF is the second in a series of actively managed funds. Per the private placement memorandum, AOF entered into liquidation in August 2002. The remaining properties are still in the development stage or are currently listed for sale, and upon disposition, net sales proceeds will be allocated to the general partners and the limited partners in accordance with the limited partnership agreement.

     AMREIT INCOME & GROWTH FUND terminated its offering in November 2002 and received aggregate gross proceeds of $10,000,000, representing subscriptions from 185 limited partners. AIG owns an interest in the following six properties:

     o    IHOP located in Irondequoit, New York;

     o 50% interest in McLendon Plaza, a multi-tenant shopping center located in Houston, Texas;

     o 20% interest in a portfolio of 17 IHOP properties, AAA CTL, located in twelve different states;

     o    TGI Friday's located in Crystal Lake, Illinois;

     o 45% interest in Temple TX 363, Ltd, a multi-pad project located in Temple, Texas;

     o    38%  interest  in  CDP  #33,   three  IHOP   properties   located  in
          Haggarstown, Maryland; Orem, Utah and Houston, Texas

     IHOP - Irondequoit is an IHOP property located in Irondequoit, New York. The property was purchased for cash in November 2002. AIG will hold this property for investment purposes and collect rental income. During the operating stage of the partnership, the general partner will evaluate the credit of the tenant and the local real estate market, and when appropriate, market the property for sale.

     McLendon Plaza is a 16,000 square foot multi-tenant center located in Houston, Texas. Tenants include Sprint PCS, Sketchers and Subway. The property is under construction, with approximately 80% of the construction complete. The property is subject to a construction loan in the amount of $286,550 as of October 31, 2002. Upon completion of construction and leasing, the general partner expects to pay off the construction loan with a permanent loan and list the property for sale.

     AAA CTL is a portfolio of 17 IHOP properties located in 12 different states. AIG will hold its interest in the AAA for investment purposes, and collect rental income. During the operating stage of the partnership, the general partner will evaluate the credit of the tenant and the local real estate market, and when appropriate, market the property for sale.

     TGI Friday's is a full service restaurant located in Crystal Lake, Illinois. The property was purchased for cash in November 2002. AIG will hold this property for investment purposes and collect rental income. During the operating stage of the partnership, the general partner will evaluate the credit of the tenant and the local real estate market, and when appropriate, market the property for sale.

     Temple TX 363, Ltd. is a multi-pad project located in Temple, Texas. This project included four individual, freestanding pad sites. Three of the pad sites have been developed and sold, which included a McDonalds restaurant, an IHOP restaurant and a Chili's restaurant. The fourth pad site is currently being marketed and will either be developed and sold or sold directly to a user/operator.

     CDP # 33 is three IHOP properties located in Haggarstown, Maryland; Orem, Utah; and Houston, Texas. The properties are encumbered with three separate mortgage notes totaling $2,293,540 that are secured by the property and mature in January 2012. Two of these properties have been sold, and the third property located in Houston is under contract to sell, subject to certain closing conditions.

     Other projects that AIG made an investment in and have already been liquidated include:

     o    CDP #27, IHOP located in Memphis, Tennessee and Tupelo, Mississippi;

     o CDP # 31, two IHOP properties located in Scottsdale, Arizona and Cookeville, Tennessee;

     o    IHOP and pad site located in Kenosha, Wisconsin;

     o Temple TX 363, a multi-pad project consisting of McDonalds, IHOP and Chili's located in Temple, Texas

     o    IHOP located in Haggarstown, Maryland; and

     o    IHOP located in Orem, Utah.


AIG is the third in a series of actively managed funds. Per the private placement memorandum, AIG is a seven year, actively managed fund that we enter into a final liquidation during 2008. During the operating state of the partnership, the general partner will negotiate the acquisition, development and disposition of properties, focusing on generating dependable, increasing, monthly income with appreciation on original capital during a seven year actively managed time period.

                      Cumulative Distributions to Partners


                                          Capital Raised    Distributions Per   Annual Return    Properties     Sold
                                                                 $1,000                            Bought
Taylor Income Investors III                 $   945,000         $ 2,405             9.98%            3           2
Taylor Income Investors IV                      615,000           1,031             6.09%            2           1
Taylor Income Investors V                       480,000           1,776             7.83%            4           3
Taylor Income Investors VI                      300,000           1,817             6.98%            3           2
Taylor Income Investors VII                   1,125,000           1,124             7.79%            5           0
AAA Net Realty Fund VIII                      1,860,000           1,097             8.20%            7           0
AAA Net Realty Fund Gdyr                      1,335,000             924             8.06%            2           0
AAA Net Realty Fund IX                        5,390,000           1,850             7.73%            5           5
AAA Net Realty Fund X                        11,453,000           1,649             7.21%            8           8
AAA Net Realty Fund XI                        7,061,000           1,471             6.73%            7           7
AAA Net Developers                            1,800,000           1,227               (1)           10           7
AmREIT Opportunity Fund                       2,800,000             659               (1)           20          12
AmREIT Income & Growth Fund                  10,000,000             180             9.00%           17           8




(1) Paid no current return. Funds are currently in liquidation, and are anticipated to generate a 10%-14% return.


                             CONFLICTS OF INTEREST


     As an internally advised REIT, we have eliminated the single largest conflict of interest of many REITs: The conflict between the external adviser and the shareholders. As an internally advised REIT, the interests of our board, management team and employees are more fully aligned with those of our shareholders. We will, however, be subject to various conflicts of interest arising out of the normal course of business, relationships with our affiliated investment funds, and the acquisition and allocation of properties, as described below.

PRIOR AND FUTURE PROGRAMS

     The Company and its affiliates have organized 15 other real estate investment funds, currently have other real estate holdings, and in the future expect to form, offer interests in, and manage other real estate programs in addition to the Company, and make additional real estate investments. Future real estate programs may involve our affiliates owning, financing, operating, leasing, and managing properties that may be suitable for acquisition by us. AmREIT, or a wholly-owned subsidiary of AmREIT, is the general partner of these other investment funds. As a result, our board of trust managers may be faced with conflicting fiduciary obligations to the shareholders of AmREIT and the limited partners of the funds.

     Some of these affiliated real estate programs may in the future invest in properties owned by us, may purchase properties concurrently with us and may lease properties to operators who also lease or operate certain of our properties. These properties, if located in the vicinity of, or adjacent to, properties acquired by us, may affect our properties' gross revenues. Conflicts between us and affiliated programs may affect the value of our investments as well as our net income. We believe that our advisor has established guidelines to minimize such conflicts. See "Conflicts of Interest - Certain Conflict Resolution Procedures" below.

COMPETITION TO ACQUIRE PROPERTIES

     Affiliates of the Company may compete with us to acquire properties of a type suitable for acquisition by us and may be better positioned to make such acquisitions as a result of relationships that may develop with various owners of real estate. See "Business -- General." A purchaser who wishes to acquire one or more of these properties may have to do so within a relatively short period of time, occasionally at a time when we (due to insufficient funds, for example) may be unable to make the acquisition.

     In an effort to address these situations and preserve the acquisition opportunities, the Company or its affiliates may maintain lines of credit which enable them to acquire properties on an interim basis.

     The Company and its affiliates also may be subject to potential conflicts of interest at the time we wish to acquire a property that also would be a suitable investment for an affiliate of ours. Our trust managers, in this capacity, have a fiduciary obligation to act in the best interest of our shareholders and, as general partners or directors of our affiliates, to act in the best interests of the investors in other programs with investments that may be similar to ours and will use their best efforts to assure that the Company will be treated as favorably as any of our affiliated investment funds. See "Management - Fiduciary Responsibility of the Board of Trust Managers." We have also developed the following procedures to resolve potential conflicts of interest in the allocation of properties between the Company and certain of our affiliates.

     Our board of trust managers, investment committee and management team have agreed that AmREIT will have the first opportunity to purchase any asset, other than multi-tenant shopping centers under 20,000 square feet. Once an opportunity is presented, the investment committee and management will determine if the potential acquisition is an appropriate opportunity for AmREIT by evaluating the following criteria:

     o Whether the asset is suitable for holding long-term or more likely to be disposed of following a brief holding period;

     o    Amount of funds available for investment;

     o Tenant concentration exposure (limited to 15%, unless expressly approved by the trust managers);

     o    Geographic concentration exposure;

     o Anticipated cash flows that will support financial underwriting for projected dividends, FFO, and cost of capital; and

     o    Compliance with loan agreements and debt covenants.


     Management believes that its real estate pipeline of single tenant CTL properties, multi-tenant acquisition and development projects and joint-venture development opportunities are sufficient to supply the Company and its affiliated investment funds with the appropriate amount and diversification of suitable properties.

     We will supplement this prospectus during the offering period to disclose the acquisition of a property at the time we believe that a reasonable probability exists that we will acquire the property. Based upon the experience of our management team, a reasonable probability will exist for the acquisition of a property when: (1) a commitment letter is executed by a proposed tenant,
(2) a satisfactory credit underwriting for the proposed tenant has been completed, (3) a satisfactory site inspection has been completed, and (4) a refundable earnest money deposit has been paid on the property.

JOINT INVESTMENT WITH AN AFFILIATED PROGRAM

     We may invest in Joint Ventures with another program sponsored by the Company or its affiliates if such investment and joint venture is fair and reasonable to the Company and on substantially the same terms and conditions as those to be received by the co-venturer or co-venturers, and is approved by our investment committee. Potential situations may arise in which the interests of the co-venturer or co-venturers may conflict with ours. In addition, we and the co-venturer or co-venturers may reach an impasse with regard to business decisions, such as the purchase or sale of property, in which our approval and each co-venturer is required. In this event, none of the parties may have the funds necessary to purchase the interests of the other co-venturers. We may experience difficulty in locating a third party purchaser for our Joint Venture interest and in obtaining a favorable sales price for our Joint Venture interest. See "Risk Factors - Real Estate Risks - We may not control the joint ventures in which we enter."

COMPETITION FOR MANAGEMENT TIME

     The trust managers, officers, and management of the Company are engaged, and in the future will engage, in the management of our affiliated investment funds, their properties and business. They will devote as much of their time to the Company as is required, however, a portion of their time will also be allocated to the management of our affiliated investment funds. The officers and directors of the Company may experience conflicts of interest in allocating management time, services, and functions among the Company and its various investment funds.

RELATIONSHIP WITH THE DEALER MANAGER

     The Dealer Manager is AmREIT Securities Company, a wholly-owned affiliated of the Company. Certain of the officers and directors of the Company are also officers, directors, and registered principals of the Dealer Manager. This relationship may create conflicts in connection with the fulfillment by the Dealer Manager of its due diligence obligations under the federal securities laws. Although the Dealer Manager will examine the information in the prospectus for accuracy and completeness, the Dealer Manager is an affiliate of ours and will not make an independent review of the Company or this offering. Accordingly, the investors do not have the benefit of such independent review. Certain of the Soliciting Dealers have made, or are expected to make, their own independent due diligence investigations. The Dealer Manager is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have some or all investment objectives similar to those of the Company and is expected to participate in other offerings sponsored by the Company.

LEGAL REPRESENTATION

     Locke Liddell & Sapp LLP, which serves as securities and tax counsel to us in this offering, also serves as securities and tax counsel for certain of our affiliates, including other real estate programs, in connection with other matters. Neither the Company nor our shareholders will have separate counsel. In the event any controversy arises following the termination of this offering in which our interests appear to be in conflict with those of the Company or its affiliates, other counsel may be retained for one or both parties.

                      PRICE RANGE OF CLASS A COMMON SHARES


         As of June 30, 2003, there were approximately 863 record holders of 2,794,225 of the Company's class a common shares net of 90,322 shares held in treasury. AmREIT's class a common shares are listed on the AMEX and trade under the symbol "AMY." The following table sets forth for the calendar periods indicated the high and low sale prices per class A common share as reported on the AMEX and the dividends paid per share for the corresponding period since the commencement of trading on July 23, 2002.

Calendar Period                                                           High           Low          Dividends
2002
     Third Quarter (from July 23, 2002)(1)........................       $7.50          $6.20           $.095
     Fourth Quarter...............................................       $6.55          $6.15           $.100



2003
     First Quarter ...............................................       $6.80          $6.05           $.109
     Second Quarter ..............................................       $6.80          $6.55           $.111
     Third Quarter ...............................................       $6.44          $6.15           $.075




     (1) The Company listed its class A common shares on the AMEX on July 23, 2002. Prior to July 23, 2002, the Company's shares were not listed on a public exchange, and therefore, there is no public trading or pricing information available.


     The payment of any future dividends by AmREIT is dependent upon applicable legal and contractual restrictions, including the provisions of the class C common shares, as well as its earnings and financial needs.


                       REDEMPTION OF SHARES

     Prior to the time at which the class C common shares become eligible to be converted into class A common shares, any shareholder who has held class C common shares for not less than one year may present all or any portion equal to at least 25% of those shares to AmREIT for redemption at any time, in accordance with the procedures outlined herein. At that time, AmREIT may, at its sole option, redeem those shares presented for redemption for cash to the extent it has sufficient funds available. There is no assurance that there will be sufficient funds available for redemption and, accordingly, a shareholder's shares may not be redeemed. If AmREIT elects to redeem shares, the following conditions and limitations would apply. The full amount of the proceeds from the sale of shares under our dividend reinvestment plan (Reinvestment Proceeds) attributable to any calendar quarter will be used to redeem shares presented for redemption during that quarter. In addition, AmREIT may, at its discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of its common shares for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of shares redeemed by AmREIT exceed 5% of the number of class C shares outstanding at the beginning of that 12-month period.

     In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, AmREIT plans to redeem the shares in the order in which such redemption requests have been received. A shareholder whose shares are not redeemed due to insufficient funds can ask that the request to redeem the shares be honored at such time, if any, as there are sufficient funds available for redemption. In that case, the. redemption request will be retained and those shares will be redeemed before any subsequently received redemption requests are honored. Alternatively, a shareholder whose shares are not redeemed may withdraw his or her redemption request. Shareholders will not relinquish their shares until such time as AmREIT commits to redeeming such shares.

     A shareholder who wishes to have his or her shares redeemed must mail or deliver a written request on a form provided by AmREIT and executed by the shareholder, its trustee or authorized agent, to the redemption agent (Redemption Agent), which currently is Wells Fargo Bank Minnesota, N.A. The Redemption Agent at all times will be registered as a broker-dealer with the SEC and each applicable state securities commission. Within 30 days following the Redemption Agent's receipt of the shareholder's request, the Redemption Agent will forward to that shareholder the documents necessary to effect the redemption, including any signature guarantee AmREIT or the Redemption Agent may require. The Redemption Agent will effect the redemption for the calendar quarter provided that it receives the properly completed redemption documents relating to the shares to be redeemed from the shareholder at least one calendar month prior to the last day of the current calendar quarter and has sufficient funds available to redeem the shares. The effective date of any redemption will be the last date during a quarter during which the Redemption Agent receives the properly completed redemption documents. As a result, AmREIT anticipates that, assuming sufficient funds are available for redemption, the effective date of redemptions will be no later than thirty days after the quarterly determination of the availability of funds for redemption.

     Upon the Redemption Agent's receipt of notice for redemption of shares, the redemption price for this limited optional redemption right will initially be $10.00 per share. Our board of trust managers may change the redemption price at any time and will announce publicly any price adjustment as part of its regular communications with our stockholders, such adjustment being effective on the 10th day after the first public announcement of same. Any shares acquired pursuant to a redemption will be retired and no longer available for issuance by AmREIT.

     A shareholder may present fewer than all of his or her shares to AmREIT for redemption; provided, however, that (1) the minimum number of shares which must be presented for redemption shall be at least 25% of his or her shares, and (2) if the shareholder retains any shares, he or she must retain at least $2,500 worth of shares based on the current offering price ($1,000 worth of shares based on the current offering price for an IRA, Keogh Plan or pension plan).

     Our board of trust managers, in its sole discretion, may amend or suspend the redemption plan at any time it determines that any amendment or suspension is in the best interest of AmREIT. Our board of trust managers may suspend the redemption of shares if (1) it determines, in its sole discretion, that the redemption impairs the capital or the operations of AmREIT; (2) it determines, in its sole discretion, that an emergency makes such redemption not reasonably practical; (3) any governmental or regulatory agency with jurisdiction over AmREIT so demands for the protection of the shareholders; (4) it determines, in its sole discretion, that the redemption would be unlawful; (5) it determines, in its sole discretion, that the redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our common shares, could cause direct or indirect ownership of shares of our common stock to become concentrated to an extent which would prevent AmREIT from qualifying as a REIT under the Internal Revenue Code; or (6) it determines, in its sole discretion, the suspension to be in the best interest of AmREIT. The redemption plan will terminate, and AmREIT no longer shall accept shares for redemption at such time as the class C common shares become eligible to convert into class A common shares.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth the selected historical financial data for AmREIT. The selected historical operating, balance sheet and cash flow data of AmREIT for each of the four years are derived from the audited financial statements of AmREIT as reported in its Annual Reports on form 10-KSB. The selected historical operating balance sheet and cash flow data for AmREIT for the three months ended March 31, 2003 and 2002 are derived from AmREIT's unaudited financial statements and include, in management's opinion, all adjustments necessary to present fairly the data for such periods. These historical data are not necessarily indicative of the results to be expected in the future and should be read in conjunction with the financial statements and notes thereto contained in this prospectus. Prior to 1998, AmREIT (formerly American Asset Advisors Trust) was an externally advised REIT. As an externally advised REIT, the results of operations and balance sheet presentation are materially different and not comparable to AmREIT as an internally advised REIT.

     On July 23, 2002, AmREIT completed a merger with three of its affiliated partnerships, AAA Net Realty Funds IX, X and XI. The December 31, 2002 balance sheet and income statement do reflect the effect of this merger for the period subsequent to the consummation of the merger. Through this merger, AmREIT acquired approximately $24.3 million in net lease real estate assets in exchange for issuing approximately 2.6 million class B common shares Additionally, AmREIT expensed approximately $1.9 million, based on the payment of 302,281 class A common shares, as deferred merger costs paid to Mr. Kerr Taylor in conjunction with the sale of his advisory company to AmREIT in 1998.

                                    AmREIT
                              Selected Historical
                       Combined Financial and Other Data



                                                         December 31,       December 31,      December 31,       December 31,
                                                            2002               2001               2000              1999
Balance sheet data (at end of period)
   Total Property ...................................    $47,979,848       $ 30,726,025       $ 31,622,098       $31,136,268
   Accumulated depreciation .........................     (2,136,376)        (2,066,067)        (1,601,758)       (1,148,503)
   Cash and cash equivalents ........................      2,506,868            227,117            935,867         1,118,746
   Total assets .....................................     73,975,753         38,828,393         36,522,276        37,018,186
   Notes payable ....................................     33,586,085         16,971,549         15,472,183        15,480,378
   Total liabilities ................................     34,958,534         18,399,279         16,063,221        16,048,366
   Minority interest ................................        810,971          5,075,333          5,130,337         5,180,546

   Shareholders' equity .............................     38,206,248         15,353,781         15,328,718        15,789,274

   Fully diluted class A common shares issued (3)....      5,236,547          2,384,117          2,384,117         2,384,117

   Treasury shares ..................................         65,379             39,323             11,373            11,373

Other data
   Cash flows provided by (used in):
                       Operating ....................      3,729,090          1,625,417            676,430           469,700
                       Investing ....................    (15,268,195)        (2,332,891)           (25,720)       (2,439,262)
                       Financing ....................     13,818,856             (1,276)          (833,589)        3,039,788

   Net increase (decrease) in cash and cash
   equivalents ......................................      2,279,751           (708,750)          (182,879)        1,070,226
   Funds from operations (1) ........................          6,000            978,565            222,767         1,605,091
   Adjusted funds from operations (2) ...............      1,910,370            978,565            222,767         1,605,091
   Book value per share .............................           7.30               6.44               6.43              6.62






                                                                                      Un-Audited
                                                          December 31,        March 31,         March 31,
                                                              1998              2003              2002
Balance sheet data (at end of period)
   Total Property ...................................     $ 29,574,366      $ 48,520,661       $28,837,053
   Accumulated depreciation .........................         (696,384)       (2,327,147)       (2,186,281)
   Cash and cash equivalents ........................           48,520           825,560           679,302
   Total assets .....................................       33,137,546        75,082,173        38,614,567
   Notes payable ....................................       10,580,110        35,852,721        17,326,725
   Total liabilities ................................       10,796,439        36,651,061        17,997,289
   Minority interest ................................        5,218,999           782,440         5,057,606

   Shareholders' equity .............................       17,122,108        37,648,672        15,559,672

   Fully diluted class A common shares issued (3)....        2,384,117         5,301,916         2,384,117

   Treasury shares ..................................           11,373            90,322            19,310

Other data
   Cash flows provided by (used in):
                       Operating ....................        1,510,069           252,160           322,400
                       Investing ....................       (7,687,454)       (3,056,444)           63,991
                       Financing ....................        4,824,165         1,122,976            65,794

   Net increase (decrease) in cash and cash
   equivalents ......................................       (1,353,220)       (1,681,308)          452,185
   Funds from operations (1) ........................        1,436,063           680,140           309,159
   Adjusted funds from operations (2) ...............        1,436,063           680,140           309,159
   Book value per share .............................             7.18              7.10              6.53






(1) AmREIT has adopted the National Association of Real Estate Investment Trusts (NAREIT) definition of FFO. FFO is calculated as net income (computed in accordance with generally accepted accounting principles) excluding gains or losses from sales of depreciable operating property, depreciation and amortization of real estate assets, and excluding results defined as "extraordinary items" under generally accepted accounting principles. FFO should not be considered an alternative to cash flows from operating, investing and financing activities in accordance with general accepted accounting principles and is not necessarily indicative of cash available to meet cash needs. AmREIT's computation of FFO may difer from the methodology for calculating FFO utilized by other equity REITs and, therefore, may not be comparable to such other REITS. FFO is not defined by generally accepted accounting principles and should not be considered an alternative to net income as an indication of AmREIT's performance, or of cash flows as a measure of liquidity. Please see the reconciliation of Net Income to FFO on page __.

(2) Based on the adherence to the NAREIT definition of FFO, we have not added back the $1.90 million charge to earnings in the third quarter of 2002 resulting from shares issued to Mr. Taylor as deferred merger cost stemming from the sale of his advisory company to AmREIT in June 1998. Adding this $1.90 million charge back to earnings would result in Adjusted FFO of $1.91 million.
(3) Fully diluted class A common shares at December 31, 2002 include the class B common shares, which are convertible, at the option of the holder for no additional consideration, into the class A common shares on a one-for-one basis.

                                    AmREIT
                              Selected Historical
                       Combined Financial and Other Data


                                                            December 31,      December 31,       December 31,       December 31,
                                                                2002               2001               2000              1999
Operating Data
Revenues:
   Rental income and earned income from DFL ................$ 5,494,211       $  3,285,774       $  3,125,294       $ 3,649,818
   Interest income .........................................      4,206             10,555             31,630           199,448
   Service fee, other income, and gain and loss
   on sale of property......................................  2,691,260          2,650,113            793,268           754,059
                       Total revenues ......................  8,189,677          5,946,442          3,950,192         4,603,325

Expenses:
   General operating, administrative, legal and
   professional ............................................  4,134,134          2,956,061          1,688,799         1,290,433
   Reimbursements and fees to realted party.................        -                  -                  -                 -
   Interest ................................................  1,774,973          1,063,574          1,339,622         1,134,919
   Depreciation and amortization ...........................    666,307            464,308            453,906           494,797
   Merger related acquisition costs ........................       -                  -                  -             262,495
   Bad debts ...............................................        -                  -                  -             189,490
   Merger costs ............................................        -                  -                  -                 -
   Deferred merger costs....................................  1,904,370                -                  -                 -
   Potential acquisition costs .............................        -                  -              153,236           743,001
                       Total expense .......................  8,479,784          4,483,943          3,635,563         4,115,135

Income (loss) before federal income taxes and minority
interest in net income of consolidated joint ventures ......   (290,107)         1,462,499            314,629           488,190
Federal income tax expense .................................     60,656            144,420                -                 -
Minority interest in net income of consolidated joint
ventures ...................................................   (308,010)          (527,571)          (527,121)         (526,052)
Net income (loss) ..........................................   (658,773)      $    790,508       $   (212,492)      $   (37,862)

Basic earnings (loss) per share ............................$     (0.62)      $       0.34       $      (0.09)      $     (0.02)
Diluted earnings (loss) per share ..........................$     (0.62)      $       0.34       $      (0.09)      $     (0.02)
Distributions per share - class A ..........................$      0.34       $       0.26       $       0.10       $      0.55
Weighted average number of Series A common shares
outstanding ................................................  2,469,725          2,354,572          2,373,060         2,372,744
Weighted average number of common shares plus dilutive
potential common shares ....................................  2,469,725          2,354,572          2,373,060         2,372,744





                                                                                       Un-Audited
                                                             December 31,       March 31,       March 31,
                                                                 1998              2003           2002
Operating Data
Revenues:
   Rental income and earned income from DFL ................$  2,741,757      $  1,831,460    $   897,922
   Interest income .........................................      98,692             1,839          1,014
   Service fee, other income, and gain and loss
   on sale of property......................................     187,577           308,933        853,204
                       Total revenues ......................   3,028,026         2,142,232      1,752,140

Expenses:
   General operating, administrative, legal and
   professional ............................................     562,110           943,863        973,488
   Reimbursements and fees to realted party.................      40,607               -              -
   Interest ................................................     402,707           551,441        253,648
   Depreciation and amortization ...........................     417,868           222,303        126,848
   Merger related acquisition costs ........................        -                 -              -
   Bad debts ...............................................         -                 -              -
   Merger costs ............................................   2,427,658               -              -
   Deferred merger costs....................................         -                 -              -
   Potential acquisition costs .............................     464,303               -              -
                       Total expense .......................   4,315,253         1,717,607      1,353,984

Income (loss) before federal income taxes and minority
interest in net income of consolidated joint ventures ......  (1,287,227)          424,625        398,156
Federal income tax expense .................................         -              73,000        (84,000)
Minority interest in net income of consolidated joint
ventures ...................................................    (518,559)          (39,788)      (131,845)
Net income (loss) ..........................................$ (1,805,786)     $    457,837    $   182,311

Basic earnings (loss) per share ............................$      (0.81)     $      0.002    $      0.08
Diluted earnings (loss) per share ..........................$      (0.81)     $      0.002    $      0.08
Distributions per share - class A ..........................$       0.71      $       0.11    $      0.07
Weighted average number of Series A common shares
outstanding ................................................   2,226,403         2,768,253      2,351,687
Weighted average number of common shares plus dilutive
potential common shares ....................................   2,226,403         2,768,253      2,351,687


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Certain information presented in this prospectus constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following:
changes in general economic conditions, changes in real estate market conditions, continued availability of proceeds from the Company's debt or equity capital, the ability of the Company to locate suitable tenants for its properties and the ability of tenants to make payments under their respective leases.

     The following discussion should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's Form 10-KSB for the fiscal year ended December 31, 2002 and Form 10-QSB for the fiscal quarter ended March 31, 2003, and the of selected financial data appearing elsewhere in this prospectus. Historical results and trends which might appear should not be taken as indicative of future operations. The results of operations and financial condition of the Company, as reflected in the accompanying statements and related footnotes, are subject to management's evaluation and interpretation of business conditions, retailer performance, changing capital market conditions and other factors, which could affect the ongoing viability of the Company's tenants. Management believes the most critical accounting policies in this regard are the accounting for lease revenues (including the straight-line rent), the regular evaluation of whether the value of a real estate asset has been impaired and the allowance for doubtful accounts. Each of these issues requires management to make judgments that are subjective in nature. Management relies on its experience, collects historical data and current market data, and analyzes these assumptions in order to arrive at what it believes to be reasonable estimates.

     AmREIT, a Texas real estate investment trust, is listed on the American Stock Exchange (AMY), owns a portfolio of 47 properties, leased to 26 different tenants located in 18 states, and is a pre-eminent sponsor of high quality real estate investment opportunities to the financial planning community. The Company researches, identifies and participates in real estate opportunities and works hand in hand with the broker-dealer community to sponsor real estate investment products and services.

     For 18 years we have established a track record of investing in commercial real estate leased primarily to corporate tenants in the retail, financial services and banking, medical and restaurant sectors. AmREIT's real estate team focuses on development, management, brokerage and ownership of freestanding credit tenant leased and frontage shopping centers that are located contiguous to major thoroughfares and traffic generators. AmREIT's real estate customer list includes national and regional tenants such as: Walgreen's, Goodyear Tire, Washington Mutual, IHOP, McDonald's, Herman Hospital, Radio Shack, Sprint, Coldwell Banker, Guaranty Federal, Bennigan's, Chili's, Texas Children's Hospital, Discount Tire, etc.

Liquidity and Capital Resources

     Cash flow from operations has been the principal source of capital to fund the Company's ongoing operations. The Company's issuance of common stock and the use of the Company's credit facility have been the principal sources of capital to fund its growth.

     Net cash provided by operating activities decreased for the three months ended March 31, 2003 when compared to the three month period ended March 31, 2002 from $322,400 in 2002 to $252,160 in 2003. The decrease in cash provided by operating activities was due primarily to the following components: (1) a decrease in accounts receivable collections of $150 thousand, from $188 thousand in 2002 to $38 thousand in 2003, and (2) a decrease in collections of accounts receivable - related party of $354 thousand, from an increase of $298 thousand in 2002 to a decrease of $56 thousand in 2003. The above decreases are offset somewhat by (1) an increase in net income of $276 thousand, from $182 thousand in 2002 to $458 thousand in 2003, and (2) the increase in the paydown of accounts payable of $124 thousand, from $672 thousand in 2002 to $548 thousand in 2003.

     Net cash used in investing activities increased $3.1 million for the three month period ended March 31, 2003 when compared to the three month period ended March 31, 2002. The increase in cash used was primarily due to an increase in acquisitions of real estate from $0 in 2002 to $2.7 million in 2003. Additionally, $162 thousand was invested in joint ventures in 2003, where as distributions from investments were $381 thousand in 2002.

     Net cash provided by financing activities increased $1.1 million for the three month period ended March 31, 2003 compared to the three month period ended March 31, 2002. The increase was primarily due to proceeds from notes payable, which totaled $2.4 million in 2003, compared to $370 thousand in 2002. This increase was somewhat offset by an increase in common dividends paid, which was $760 thousand in 2003, compared to $162 thousand in 2002.

     Net cash provided by operating activities increased from $1.64 million in 2001 to $3.73 million in 2002. The increase in cash provided by operating activities was due primarily to the following components: (1) an increase in deferred merger costs of $1.9 million in 2002, compared to $0 in 2001. The deferred merger costs represent a charge to earnings taken for class A common shares issued to H. Kerr Taylor as deferred consideration as a result of the sale of his advisory company to AmREIT in June 1998. The merger of the Affiliated Partnerships triggered a payment under the deferred consideration agreement, and 302,281 class A common shares of AmREIT were issued and the charge taken to earnings, which is the primary cause of the $659 thousand loss in 2002, (2) a decrease in accounts receivable from during 2002 of $1.53 million compared to an increase in accounts receivable during 2001 of $388 thousand, and (3) an increase in deferred compensation of $0 in 2001 to $48 thousand in 2002. The increase in deferred compensation was due to restricted shares issued to employees and the board of trust managers as compensation in 2002. The above changes are offset by the operating loss of $659 thousand in 2002 compared to an operating profit of $790 thousand in 2001. The primary cause for the loss in 2002 is the $1.9 million charge to earnings for the deferred acquisition costs.

     Net cash used in investing activities increased by $12.94 million to $15.27 million in 2002 when compared to 2001. The increase was primarily due to an increase in property acquisitions of $15.51 million to $18.95 million in 2002. This increase is related to the purchase of seventeen IHOP properties purchased during 2002 through a majority owned subsidiary. Eighty-three percent of the $17.96 million aggregate purchase price was financed with 83% non-recourse debt. This increase in net cash was partially offset by the proceeds from the sale of the Office Max property located in Lake Jackson, Texas, which increased $1.17 million from $2.52 million in 2001 to $3.69 million in 2002.

     Net cash provided by financing activities increased $13.84 million in 2002 to $13.82 million in 2002 when compared to 2001. The increase was primarily due to: (1) proceeds from notes payable, which totaled $19.25 million in 2002 compared to $8.04 million in 2001, the proceeds of which were primarily used to fund the acquisition of the seventeen IHOP properties purchased during 2002,
(2) a decrease in payments of notes payables from $6.54 million in 2001 to $3.40 million in 2002, and (3) an increase in dividends paid from $605 thousand in 2001 to $1.73 million in 2002. The increase in dividends paid is a result of a 28% increase in the dividends per share paid to holders of class A shares, the issuance of additional class A common shares, and the dividends paid on the issuance of class B shares in July 2002 pursuant to the merger described below.

     In order to continue to expand and develop its portfolio of properties and other investments, the Company intends to finance future acquisitions and growth through the most advantageous sources of capital available at the time. Such capital sources may include proceeds from public or private offerings of the Company's debt or equity securities, secured or unsecured borrowings from banks or other lenders, acquisitions of the Company's affiliated entities or other unrelated companies, or the disposition of assets, as well as undistributed funds from operations.

     On July 23, 2002, the Company completed a merger with the Affiliated Partnerships, which increased the Company's real estate assets by approximately $24.3 million. Pursuant to the merger, the Company issued approximately 2.6 million Class B common shares to the limited partners in the Affiliated Partnerships. Approximately $760 thousand in 8 year, interest only, subordinated notes were issued to limited partners of the Affiliated
Partnerships who dissented against the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. A deferred merger expense stemmed from stock issued to H. Kerr Taylor, President and Chief Executive Officer, based on deferred consideration that was approved by the stockholders in 1998 as a result of the sale of his advisory company to AmREIT. Mr. Taylor was issued 302,281 Class A common shares, which resulted in a charge to earnings in the third quarter 2002.

     The Company's leases typically provide that the tenant bear responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance. In addition, the Company's leases generally provide that the tenant be responsible for roof and structural repairs. Some of the tenants' leases require the Company to be responsible for roof and structural repairs. In these instances, the Company normally requires warranties and/or guarantees from the related vendors, suppliers and/or contractors, to mitigate the potential costs of repairs during the primary terms of the leases. Because many of the properties which are subject to leases that place these responsibilities on the Company are recently constructed, management anticipates that capital demands to meet obligations with respect to these properties will be minimal for the foreseeable future and can be met with funds from operations and working capital. The Company may be required to use bank borrowing or other sources of capital in the event of unforeseen significant capital expenditures.

     In November 1998, the Company entered into an unsecured credit facility (the "Credit Facility"), which is being used to provide funds for the acquisition of properties and working capital, and repaid all amounts outstanding under the Company's prior credit facility. Under the Credit Facility, which had an original term of one year, and has been extended through April 2004, the Company may borrow up to $20 million subject to the value of unencumbered assets. The Company is working on a modification of the Credit Facility, and the lender has agreed to extend the term by a period of fifteen months under comparable terms and conditions. The Credit Facility contains covenants which, among other restrictions, require the Company to maintain a minimum net worth, a maximum leverage ratio, and specified interest coverage and fixed charge coverage ratios. At March 31, 2003, the Company was in compliance with all financial covenants. The Credit Facility bears interest at an annual rate of LIBOR plus a spread of 2.00%, which resulted in an effective interest rate of 3.30% at March 31, 2003. As of March 31, 2003, $14.1 million was outstanding under the Credit Facility. The Company has approximately $5.9 million availability under its line of credit, subject to use of proceeds approval by the lender.

     As of March 31, 2003, the Company owned 47 properties directly and through a majority controlled subsidiary and, since its inception, had invested $73.7 million, exclusive of any minority interests, including certain acquisition expenses related to the Company's investment in these properties. These expenditures resulted in a corresponding decrease in the Company's liquidity.

     Until properties are acquired by the Company, the Company's funds are held in short-term, highly liquid investments which the Company believes to have appropriate safety of principal. This investment strategy has allowed, and continues to allow, high liquidity to facilitate the Company's use of these funds to acquire properties at such time as properties suitable for acquisition are located. At March 31, 2003, the Company's cash and cash equivalents totaled $826 thousand.

     The Company paid aggregate cash dividends to the holders of its class A and class B common shares, as applicable, during 2002 and 2001, distributing a total of $1.73 million and $605 thousand, respectively, for each such fiscal year. For the three months ended March 31, 2003 and 2002, the Company paid aggregate cash dividends to the holders of its class A and class B common shares of $760 thousand and $162 thousand, respectively.

     Inflation has had very little effect on income from operations. Management expects that increases in store sales volumes due to inflation as well as increases in the Consumer Price Index, may contribute to capital appreciation of the Company properties. These factors, however, also may have an adverse impact on the operating margins of the tenants of the properties.

FUNDS FROM OPERATIONS

     Funds from operations (FFO) decreased $973 thousand to $6 thousand in 2002 from $979 thousand in 2001. The decrease in FFO is primarily due to the $1.90 million charge to earnings in the third quarter 2002 resulting from 302,281 class A common shares issued to Mr. Taylor, resulting from the merger of the Affiliated Partnerships. FFO increased $376 thousand or 127% to $672 thousand for the three months ended March 31, 2003 from $296 thousand for the three months ended March 31, 2002. Management considers FFO to be an appropriate measure of performance of an equity REIT. The Company has adopted the National Association of Real Estate Investment Trust's (NAREIT) definition of FFO. FFO is calculated as net income (computed in accordance with generally accepted accounting principles) excluding gains or losses from sales of depreciable operating property, depreciation and amortization of real estate assets, and excluding results defined as "extraordinary items" under generally accepted accounting principles ("GAAP"). We believe that in order to facilitate a clear understanding of our historic operating results, FFO should be examined in conjunction with net income as presented in the consolidated statement of operations and data included elsewhere in this prospectus. FFO should not be considered an alternative to cash flows from operating, investing and financing activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to meet cash needs. The Company's computation of FFO may differ from the methodology for calculating FFO utilized by other equity REIT's and, therefore, may not be comparable to such other REIT's. FFO is not defined by GAAP and should not be considered an alternative to net income as an indication of the Company's performance.

     Below is the reconciliation of net income, which the Company believes is the most comparable GAAP financial measure, to FFO in thousands:

                                                                                      2002                           2001
                                                                                ----------------              ------------------
Net (loss) income                                                                       $   (659)                        $   791
Plus depreciation of real estate assets                                                      617                             442
Less loss (gain) on sale of real estate assets                                                48                            (254)
                                                                               -----------------              ------------------
Total Funds From Operations  *                                                          $      6                         $   979


Cash dividends paid                                                                     $  1,730                         $   605
Dividends in excess of (less than) FFO *                                                $  1,724                         $  (374)


* Based on the adherence to the NAREIT definition of FFO, we have not added back the $1.90 million charge to earnings in the third quarter 2002 resulting from shares issued to Mr.Taylor. Adding this $1.90 million charge to earnings back to earnings would result in $1.90 million adjusted funds from operations, and dividends paid less than adjusted FFO of $170 thousand.


     Below is the reconciliation of net income to funds from operations for the three months ended March 31:

                                                           2003                        2002


Net income                                              $ 457,837                   $ 182,311
Plus depreciation and amortization                        214,245                     113,365
                                                        ---------                   ---------
Total funds from operations                             $ 672,082                   $ 295,676

Cash distributions paid                                 $ 759,622                   $ 161,540
Distributions less (more)  than FFO                     $ (87,540)                  $ 134,136



     Cash flows from operating activities, investing activities, and financing activities are presented below in thousands:

                                                                  2002                       2001
                                                                 -------                    -------
Operating activities                                             $ 3,729                    $ 1,642
Investing activities                                             (15,268)                    (2,333)
Financing activities                                              13,819                        (18)



     Cash flows from operating activities, investing activities, and financing activities for the three months ended March 31 are presented below:





                                                                  2003                        2002
                                                                 ----------                 ---------
Operating activities                                             $  252,160                 $ 322,400
Investing activities                                             (3,056,444)                   63,991
Financing activities                                              1,122,976                    65,794


RESULTS OF OPERATIONS


     COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2003 TO MARCH 21, 2002. During the three months ended March 31, 2003 and March 31, 2002, the Company earned $1.8 million and $898 thousand, respectively, in rental income from operating leases and earned income from direct financing leases. The additional properties purchased by the Company, as well as the properties acquired through the merger of three affiliated partnerships, resulted in the increased income from rents and earned income from direct financing leases. Service fees and other income decreased $269 thousand, from $480 thousand in 2002 to $211 thousand in 2003. The decrease in service fees and other income was primarily due to a decrease in advisory fees, which decreased because the affiliated partnerships involved in the merger paid advisory fees to AmREIT during the first quarter of 2002. After the merger, the affiliated partnerships stopped paying advisory fees to AmREIT.

     During the three months ended March 31, 2003 and March 31, 2002, the Company's expenses were $1.7 million and $1.4 million respectively. The $364 thousand increase in expenses is primarily attributable to interest expense, which increased $297 thousand, from $254 thousand in 2002 to $551 thousand in 2003. The increase in interest expense is due to additional debt used to finance the acquisition of additional properties. Additionally, depreciation and amortization increased by $95 thousand, from $127 thousand in 2002 to $222 thousand in 2003.

COMPARISON OF THE YEARS ENDED DECEMBER 31, 2002 AND 2001

     As of December 31, 2002 and 2001, the Company owned and leased 46 and 19 properties, respectively. During the years ended December 31, 2002 and 2001, the Company had revenues of: (1) $5.49 million and $3.29 million, respectively, in rental income from operating leases and earned income from direct financing leases, (2) $2.04 million and $2.03 million, respectively, in service fee and other income, (3) $280 thousand and $342 thousand, respectively, in management fee income, (4) $417 thousand and $20 thousand, respectively, in income from non-consolidated affiliates and (5) $(48) thousand and $254 thousand, respectively, in (loss) gain on sale of property.

     The increase in gross revenue is primarily attributed to the merger of the Affiliated Partnerships in July 2002 and the acquisition of the 17 IHOP properties during 2002, which generated increases in both rental income from operating leases and earned income from direct financing leases.


     The Company sold an OfficeMax in Lake Jackson, Texas during 2002. The Company recorded a loss on the sale of this property primarily due to the write-off of accrued rental income.

     The decrease in management fee income is primarily due to the merger of the Affiliated Partnerships in July 2002, which resulted in a decrease in management fees that had historically been paid from the Affiliated Partnerships. The increase in income from non-consolidated affiliates is primarily due to Company's interest in AmREIT Opportunity Fund and AmREIT Income & Growth Fund. The Company is the general partner of AmREIT Opportunity Fund and AmREIT Income & Growth Fund, and receives a profit interest in these funds as certain investment objectives and returns are met for the third party limited partners.

     Service fees and other income increased based on:(1) additional asset management and advisory fee income and commissions generated by an increase in capital raised through the Company's direct participation investment funds and
(2) income earned in our non-consolidated affiliates, which are a result of the Company's general partner interest's in its direct participation investment funds.

     General and administrative costs were $2.80 million in 2002 compared to $1.95 million in 2001. The increased general and administrative costs are primarily related to: (1) property costs incurred due to a vacancy and required maintenance at Copper Plaza, and (2) increase in the number of employees during 2002 as we built the management and facilitation teams, resulting in an increase in personnel and benefit costs.

     Legal and professional fees increased from $1.00 million in 2001 to $1.33 million in 2002. The primary increase was an increase in commission expense to third party broker dealers as a result of an increase in capital raised through the Company's direct participation investment funds and an increase in transfer agent costs due to the issuance of 2.6 million class B common shares as a result of the merger of the Affiliated Partnerships.

     Interest expense was $1.77 million in 2002 compared to $1.06 million in 2001. The increase in interest expense is due to the acquisition of seventeen IHOP properties, which were purchased utilizing approximately $14.76 million in non-recourse debt with an average interest rate of 7.85%. Included in interest expense is $131 thousand and $8 thousand, respectively for 2002 and 2001, for amortized loan acquisition costs.


                       INVESTMENT OBJECTIVES AND CRITERIA

AMREIT'S INVESTMENT POLICIES

     AmREIT's investment policies have been adopted by its board of trust managers and set forth the policies and restrictions pursuant to which AmREIT conducts its affairs. The board of trust managers may change any investment policy without the approval of shareholders. Set forth below is a summary of AmREIT's investment policies.

     INVESTMENTS IN PROPERTIES. AmREIT will:

     o invest only in interests in (including mortgage loan interests secured by) income-producing, undeveloped, development stage and improved real estate properties using borrowed capital only where prudent as determined by the board;

     o not invest more than 10% of its total assets in unimproved real property or mortgage loans on unimproved real property;

     o not acquire properties leased, or to be leased, to one tenant generating annual rental income in excess of 15% of AmREIT's total annual rental income, without the prior approval of our board of trust managers;

     o not engage in the purchase and sale of investments, other than real property interests which satisfy AmREIT's investment objectives or for the purpose of investing on a short-term basis reserves and funds available for the purchase of properties; and

     o pay consideration for a property which is based on its fair market value as determined by a majority of the trust managers. In cases where the majority of the independent trust managers determine, and in all acquisitions from interested persons, such fair market value shall be determined by an independent expert selected by the independent trust managers.


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     POLICY RESTRICTIONS.   AmREIT will not:

     o invest more than ten percent (10%) of its total assets in second mortgages, excluding wrap-around type second mortgage loans;

     o make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including AmREIT's loan(s), would exceed an amount equal to eighty-five percent (85%) of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the "aggregate amount of all mortgage loans outstanding on the property" shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds five percent (5%) per annum of the principal balance of the loan;

     o make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of any affiliate of AmREIT;

     o invest in any mortgage loans that are subordinate to any liens or other indebtedness on a property if the effect of such mortgage loans would be to cause the aggregate value of all such subordinated indebtedness to exceed twenty-five percent (25%) of AmREIT's tangible assets;

     o invest in equity securities of other issuers unless a majority of the trust managers, including a majority of the independent trust managers, not otherwise interested in the transaction approve the transaction as being fair, competitive and commercially reasonable;

     o invest in the equity securities of any non-governmental issue, including other real estate investment trusts or limited partnerships for a period in excess of eighteen (18) months, unless approved by a majority of the trust managers, including a majority of the independent trust managers;

     o engage in underwriting or the agency distribution of securities issued by others;

     o invest in commodities or commodity futures contracts, other than solely for hedging purposes;

     o engage in short sales of securities or trading, as distinguished from investment activities;

     o invest in real estate contracts of sale, otherwise known as land sale contracts, unless such contracts are in recordable form and appropriately recorded in the chain of title;

     o issue equity securities which are redeemable at the election of the holder of such securities;

     o issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt;


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     o    issue warrants, options or similar evidences of a right to buy its securities, unless issued to all of its security holders ratably,

     o    issued as part of a financing arrangement; or

     o issue shares on a deferred payment basis or other similar arrangement.

     RESTRICTIONS ON LEVERAGE.  AmREIT  may not  borrow  funds  in  order  to
distribute   the   proceeds   to   the    shareholders   and   thereby   offset
under-performance by the properties, unless it is required to do so for REIT qualification purposes.

     The trust managers must review AmREIT's borrowings at least quarterly for reasonableness in relation to its net assets. AmREIT may not incur indebtedness if, after giving effect to the incurrence thereof, aggregate indebtedness, secured and unsecured, would exceed fifty-five percent (55%) of its net assets on a consolidated basis. For this purpose, the term "net assets" means the value of our total assets (less intangibles) based on market capitalization rates and current year rental income, as determined by our board, before deducting depreciation or other non-cash reserves, less total liabilities, as calculated at the end of each quarter on a basis consistently applied.

     TRANSACTIONS WITH AFFILIATES. AmREIT is self-managed and does not have an external advisor. AmREIT's dealings with and its officers, trust managers, sponsors and any advisor are subject to the following restrictions:

     SALES TO INTERESTED PERSONS. An advisor, officer or trust manager may not acquire assets from AmREIT except as approved by a majority of trust managers (including a majority of independent trust managers), not otherwise interested in such transaction, as being fair and reasonable to AmREIT.

     ACQUISITIONS FROM INTERESTED PERSONS. Any transaction with a trust manager, officer or affiliate that involves the acquisition of a property from an interested person must be approved by a majority of the independent trust managers as being fair and reasonable to AmREIT and at a price not greater than the cost of the property to such seller, or if at a greater price only if substantial justification exists and such excess is reasonable and not in excess of the properties' current appraised value.

         LEASES TO INTERESTED PERSONS. AmREIT may lease assets to an advisor, or a trust manager only if such transaction is approved by a majority of trust
managers  (including  a  majority  of  independent  directors),   not  otherwise
interested in such transaction, as being fair and reasonable to AmREIT.

     LOANS FROM INTERESTED PERSONS. AmREIT may not borrow money from an advisor or a trust manager unless a majority of the trust managers, including a majority of the independent directors, not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to AmREIT than loans between unaffiliated parties under the same circumstances.

     LOANS TO INTERESTED PERSONS. AmREIT may not make or invest in loans to a sponsor, advisor or trust manager, which includes any affiliate thereof, except for mortgage loans for the construction of improvements on properties to be acquired by AmREIT that are under lease or binding contract to be leased to qualifying tenants and those loans insured or guaranteed by a government or government agency or unless an appraisal is obtained on the underlying property. An appraisal of the underlying property shall be obtained in connection with any loan to an advisor, trust manager or their affiliate.

     OTHER TRANSACTIONS WITH INTERESTED PERSONS. All other transactions between AmREIT and the sponsor, advisor, or a trust manager shall require approval by a majority of the trust managers (including a majority of the independent trust managers) not otherwise interested in such transactions as being fair and reasonable to AmREIT and on terms and conditions not less favorable to AmREIT than those available from unaffiliated third parties.


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     JOINT VENTURE INVESTMENTS.  AmREIT may enter into  joint  ventures  with unaffiliated  third  parties.  AmREIT  may also  invest  jointly  with  another publicly-registered entity sponsored by a sponsor, advisor or trust manager that has investment objectives and management compensation provisions substantially identical to those of AmREIT, provided that the following conditions must be satisfied:

     o the joint venture must have approval of a majority of the trust managers, including a majority of the independent trust managers;

     o the joint venture must have investment objectives comparable to AmREIT;

     o the investment by each party to the joint venture must be on substantially the same terms and conditions; provided, however, AmREIT shall own more than fifty percent (50%) of any joint venture between it and its sponsor or affiliate;

     o in making any such joint venture investment, AmREIT may not pay more than once, directly or indirectly, for the same services and may not act indirectly through any such joint venture if AmREIT would be prohibited from doing so directly because of restrictions contained in the bylaws; and

     o in the event of a proposed sale of the property initiated by the other joint venture partner, AmREIT must have a right of first refusal to purchase the other party's interest.

     REAL ESTATE COMMISSIONS ON RESALE OF PROPERTY. If an advisor, officer or trust manager provides a substantial amount of the services in the effort to sell an AmREIT property, that such person may receive up to one-half of the brokerage commission paid but in no event to exceed an amount equal to 3% of the contract price for the property. In addition, the amount paid when added to the sums paid to unaffiliated parties in such a capacity shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to 6% of the contract price for the property. The Competitive Real Estate Commission is the real estate or brokerage commission paid for the purchase or sale of a property which is reasonable, customary and competitive in light of the size, type and location of such property. The "contract price" is the amount actually paid or allocated to the purchase, development, or construction or improvement of a property exclusive of the acquisition fees and acquisition expenses.

     ACQUISITION FEES AND ACQUISITION EXPENSES. AmREIT may not pay acquisition fees and acquisition expenses which are unreasonable. The total amount of such fees may not exceed 6% of the contract price of the property, or in the case of a mortgage loan, 6% of the funds advanced. Notwithstanding the foregoing, a majority of the trust managers, including a majority of the independent trust managers, not otherwise interested in the transaction may approve fees in excess of these limits if they determine the transaction to be commercially competitive, fair and reasonable to AmREIT.

AMREIT'S OPERATING STRATEGY

     AmREIT's policies with respect to the following activities have been determined by our board of trust managers within the restrictions of AmREIT's stated investment policies and, in general, may be amended or revised, from time to time, subject to the stated objectives and policies, by the board without a vote of the shareholders.


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     Real  Estate  Strategy.   Over  the  years,   AmREIT  has  emphasized  the
development, ownership and sale of commercial frontage properties that are located on prime tracts of land, which will maximize the total return to its shareholders, consisting of both dividends paid and appreciation in value of the shares. These properties are often adjacent to major regional malls and other high traffic generators and are either single tenant projects leased to national and/or regional companies or strip centers leased to national, regional and local tenants. These properties are usually smaller in size (2,500 to 50,000 sq. ft.) and have a large, stable and deep pool of investors as buyers for this type of real estate. In particular, tax concerned investors ("1031 investors"), wealthy family estates and professional investors find these types of properties valuable. Therefore, the marketability of this type of property is usually appealing. For these reasons, management believes that AmREIT's niche of frontage commercial credit is among the most liquid type of real estate. AmREIT intends to continue to focus on acquiring commercial frontage properties, believing that this sector is capable of providing appealing returns at more attractive risk levels than other sectors of the retail/commercial real estate market. In pursuing its growth strategy, AmREIT intends to utilize research-driven investment analysis, disciplined buy/sell decisions and up-to-date operating systems. AmREIT's business has, however, expanded beyond being solely dependent on the income produced by its real estate portfolio to include the real estate operating and capital raising operations of its wholly-owned taxable REIT subsidiaries. See "Business and Properties on page 30. Today, AmREIT's lines of business are expanding, its core portfolio is improved and more diversified, and AmREIT has the best team of people in its history. AmREIT's real estate strategy will focus on major markets, with the goal of achieving a significant presence in major retail corridor markets of targeted cities. These new operations provide AmREIT with additional funds to pay distributions to its shareholders and increased asset value through its ownership of the equity securities of these subsidiaries.

     Management believes that AmREIT's focus on upgrading its property portfolio and its continued emphasis on commercial frontage properties which are often adjacent to major regional malls or other high traffic generators, coupled with increasing the size of the portfolio through the acquisition of the properties through the merger with certain of its affiliated partnerships and of the financing opportunities provided by these new properties, should allow AmREIT to increase revenue distributable to shareholders in the short-term. The revenue growth strategy is enhanced by the possibility of increased long-term value arising from the operating success of AmREIT's subsidiaries. Management believes that AmREIT's structure allows it to be an entrepreneurial real estate company, with income producing assets to provide attractive returns to shareholders plus revenue producing subsidiaries which can both support AmREIT's distributions and produce cash flow for continued growth.

     INVESTMENT STRATEGY.   AmREIT  will  continue  to  invest  in  existing,
newly-developed, development stage or undeveloped retail properties subject to leases under which the tenant is responsible for all operating costs (i.e., the tenant pays non-capital costs associated with operating the leased premises), frequently referred to as a net lease. AmREIT will continue to seek to lease to single tenant and multiple tenant properties. AmREIT intends to continue to concentrate its investments in the Southwest, but may invest in properties anywhere in the continental United States.

     In determining whether a property is a suitable for investment, management considers the following factors, among others:

     o    the safety of the investment;

     o the location, condition, use and design of the property and its suitability for a long-term net lease or a lease that otherwise limits the amount of expenses to be incurred by AmREIT;

     o    the cash flow expected to be generated by the property;


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     o    the terms of the proposed lease (including, specifically, provisions relating to rent increases or percentage rent and provisions relating to passing on operating expenses to tenants);

     o the creditworthiness of the lessee (based on the lessee's most recent audited financial statement or other similar evidence establishing net worth) and the cash flow expected to be generated by the property;

     o    the prospects for long-term appreciation of the property;

     o    the prospects for long-range liquidity of the investment; and

     o    the stability and potential growth of the community.


     AmREIT invests in properties which are either under current lease or are to be leased upon completion of development to a national or regional corporation. However, in circumstances deemed appropriate, leases may be with a sole proprietor or franchisee operating the businesses on the property. AmREIT has no minimum financial requirements for its tenants, which will vary depending on individual circumstances of the property and the lease. With respect to the credit of a prospective tenant, AmREIT will evaluate the party's creditworthiness in terms of its most recent audited financial statements, its general credit history, any trends exhibited by its credit rating, appropriate references, if available, the type of business in which it engages, the size and scope of its business, the length of its operating history, the background and experience of its management and similar types of factors.

     Management also considers a property's prospects for long-term appreciation and the prospects for long-range liquidity of the investment. Other considerations of AmREIT affecting appreciation of the properties and liquidity of the investment include: inclusion of lease clauses providing for increased rents based on a tenant's increased revenues, lease clauses providing for periodic inflation adjustments to the base rent, minimizing deferred maintenance by prompt attention to repair and replacement needs at the properties and by including common area maintenance clauses in the leases.

     AmREIT's procedures with respect to environmental due diligence are to require, prior to the purchase of a property, that all conditions imposed by a lender loaning funds toward the acquisition of the property, if applicable, have been satisfied and that all conditions imposed by the title insurer which exclude coverage due to environmental conditions are either removed, waived or found acceptable by a majority of AmREIT's trust managers. Where neither lender nor title insurer conditions raise issues regarding environmental due diligence, AmREIT may nevertheless require certain protective representations from the seller of a property, including a satisfactory phase one environmental study of the property site.

     AmREIT competes for both investment opportunities and the operation of its properties with other real estate investors (both domestic and foreign), including other real estate investment trusts and limited partnerships which have investment objectives similar to those of AmREIT and which are likely to have resources greater than those of AmREIT. Management continually monitors the real estate market in order to identify potential desirable property acquisitions and advantageous disposition opportunities for its properties.

     AmREIT plans to explore possible acquisitions of properties in whole or partial exchange for its equity securities. AmREIT has authority to issue additional shares or other securities in exchange for property and other valid


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consideration, and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. AmREIT has authorized preferred shares, but has not issued such senior securities.

         LINE OF BUSINESS STRATEGY. AmREIT has two primary areas of business beyond its portfolio: an operating company and its affiliates (ARIC)
and its capital formation subsidiaries (investment sponsorship business). ARIC is contributing strongly to AmREIT's profitability through brokerage and development fee income. AmREIT's commercial brokerage activity allows it to buy and sell properties, thereby creating potential fee income for shareholders. This line of business carries little overhead burden and has proven profitable from the beginning. During the past year, AmREIT was successful in selling a number of projects to investors across the United States. AmREIT's facility
development  division  provides  comprehensive   development  and  construction
services from site selection and design through building completion for creditworthy tenants across the nation. These tenants include retail, banking, medical and other diversified types of business. Not only does this area of expertise allow AmREIT to generate third party fee income, but also respond to its own portfolio needs when the situation calls for it. AmREIT's second line of business, its sponsorship activity, continues to grow and gain traction. By sponsoring investment funds through the NASD financial broker dealers, AmREIT is able to: (1) better match its capital with its real estate pipeline, (2) generate fee income from the real estate activities and asset management fees that benefit the AmREIT shareholders, and 3) participate, as the general partner of these investment funds, in the "back end" or "carried interest" in these funds.

     As a sponsor of real estate investment opportunities to the NASD financial planning broker dealer community, the Company maintains a 1% general partner interest in the investment funds that it sponsors. The funds are typically structured such that the limited partners receive 99% of the available cash flow until 100% of their original invested capital has been returned and a preferred return has been met. Once this has happened, then the general partner begins sharing in the available cash flow at various promoted levels. The Company also assigns a portion of this general partner interest in these investment funds to management as long term, contingent compensation. In so doing, the Company believes that it will align the interest of management with that of the shareholders, while at the same time allowing for a competitive compensation structure in order to attract and retain key management positions without increasing the overhead burden.

     MANAGEMENT OF PROPERTIES.   AmREIT   internally   manages  each  of  its
properties. Such management includes providing leasing services in connection with identifying and qualifying prospective tenants, assisting in the negotiation of the leases, providing statements as to the income and expense applicable to each property, receiving and depositing monthly lease payments, periodic verification of tenant payment of real estate taxes and insurance coverage, and periodic inspection of properties and tenants' sales records where applicable. AmREIT pays no property management fees or advisory fees. The tenants will be responsible, at their expense, for day-to-day oversight and maintenance of the properties.

     AmREIT acquires marketable title to each of its properties, subject only to such liens and encumbrances as are acceptable to management. Evidence of title includes a policy of title insurance, an opinion of counsel or such other evidence as is customary in the locality in which the property is situated.

     DEVELOPMENT OF PROPERTIES. AmREIT intends to continue to increase its own development of properties. Under AmREIT's investment policies not more than 10% of AmREIT's total assets may be invested in unimproved real property and AmREIT does not intend to exceed such percentage. Depending upon the circumstances, improvements will be developed and/or constructed either through joint ventures with third party development companies from whom AmREIT purchases the properties, by the tenants to whom such properties are leased, or by development companies other than the sellers of the properties. AmREIT finances the construction or completion of improvements on particular properties through borrowing under its current credit facilities, which it intends to increase should the merger be consummated.


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     To the extent AmREIT  acquires  property on which  improvements  are to be constructed or completed, AmREIT is subject to risk in connection with the builder's ability to control construction costs or to build in conformity with plans, specifications and timetables and to make the property available to the lessee within the time projected. Performance may be affected or delayed by
conditions  beyond  the  builder's  control  such  as  building   restrictions,
clearances and environmental impact studies imposed or caused by governmental bodies, labor strikes, adverse weather, unavailability of materials or of skilled labor, and by the financial insolvency of the builder or any subcontractors prior to completion of construction. Such factors can result in increased costs of a project, corresponding depletion of AmREIT's offering proceeds, working capital reserves and/or cash from operations and could possibly result in the loss of permanent mortgage loan commitments relied upon as a primary source for repayment of construction loans.

     AmREIT may use one or more of the following techniques to reduce the risk of any non-performance by the builder and to assure compliance with approved plans and specifications:

     o a labor and material bond, a completion bond or a performance bond, or more than one of the foregoing, may be required;

     o if in management's opinion, the financial position of the builder so requires, a personal guaranty or pledge of other assets may be accepted in lieu of, or required in addition to, a bond;

     o in some cases, the builder of the property will be required to leaseback the property from AmREIT until construction is completed with lease payments designed to return to AmREIT a portion of its funds paid to the builder during construction and to require the builder to bear the risk of construction;

     o where possible, AmREIT will purchase property subject to the construction loan and management will endeavor not to have AmREIT be liable on such loan; and

     o depending on the financial condition of the builder, the contract may provide that portions of the purchase price payments to the former owners will be withheld until a notice of completion of construction is obtained.

     PROPERTY SALE AND DISPOSITION STRATEGY. AmREIT intends to sell some properties over time. The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of performance of the property and market conditions and will depend, in part, on the economic benefits of continued ownership. In deciding whether to sell properties, management will consider factors such as potential capital appreciation, cash flow and federal income tax consequences. Affiliates of AmREIT or of one or more of its trust managers may be selected to perform various substantial real estate brokerage functions in connection with the sale of properties by AmREIT. AmREIT will not sell or lease any property to its trust managers or their affiliates.

     Management will periodically review the assets comprising AmREIT's portfolio. AmREIT has no current intention to dispose of any of its properties or other properties acquired in the merger with its affiliated partnerships, unless the sale of properties is necessary or appropriate because of liquidity problems. AmREIT reserves the right to dispose of any of the properties or any property that may be acquired in the future if the trust managers, based in part upon management's periodic reviews, determines that the disposition of such property is in the best interests of AmREIT.


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     Any net proceeds from the sale of any property may, at the election of our board of trust managers, based upon their then current evaluation of the real estate market conditions, either be distributed to the shareholders or be reinvested in other properties. A reinvestment in other properties would be feasible only if it could be accomplished so that the status of AmREIT as a REIT would not be adversely affected. Any properties in which net proceeds from a sale are reinvested will be subject to the same acquisition guidelines as properties initially acquired by AmREIT. See "Business and Properties."

     In connection with the sale of a property owned by AmREIT, purchase money obligations secured by mortgages may be taken as partial payment. The terms of payment to AmREIT will be affected by custom in the area in which the property being sold is located and the then prevailing economic conditions. To the extent AmREIT receives notes and property other than cash on sales, such proceeds will not be included in net proceeds of sale until and to the extent the notes or other property are actually collected, sold, refinanced or otherwise liquidated. Therefore, dividends to shareholders of the proceeds of a sale may be delayed until the notes or other property are collected at maturity, sold, refinanced or otherwise converted to cash. AmREIT may receive payments (cash and other property) in the year of sale in an amount less than the full sales price and subsequent payments may be spread over several years. The entire balance of the principal may be a balloon payment due at maturity. For federal income tax purposes, unless AmREIT elects otherwise it will report the gain on such sale ratably as principal payments are received under the installment method of accounting.

     BORROWING POLICIES. AmREIT may elect to borrow funds in order to take advantage of particular acquisition opportunities, cover the cost of improving a property, cover costs not met by insurance or cover operating costs. The amount of borrowings will be determined from time to time based on a number of factors, including the use of the proceeds, the lender's restrictions, the likelihood that the loan can be readily serviced from rents at the property where the proceeds are applied and similar considerations. AmREIT will not borrow funds in order to use the proceeds from the borrowing to pay dividends to AmREIT's shareholders, unless such borrowings are necessary for REIT qualification purposes.

     AmREIT may not borrow from a trust manager, officer or any affiliate thereof, unless a majority of trust managers, including a majority of independent trust managers, not otherwise interested in such transaction approve the transaction as being fair, competitive, and commercially reasonable and no less favorable to AmREIT than loans between unaffiliated parties under the same circumstances.

     CONFLICT OF INTEREST AND AFFILIATE TRANSACTION POLICY. Mr. Taylor, our Chairman of the Board and Chief Executive Officer, is prohibited from engaging in competitive real estate activities, including any real estate acquisitions, development or management activities in connection therewith, during his employment with AmREIT, except as may be approved by the independent trust managers.

     AmREIT  will  not  enter  into  any   transactions,   including,   without
limitation, loans, acquisitions or sales of property, joint ventures and partnerships, in which AmREIT or a subsidiary is a party and in which any officer, trust manager, principal security holder or affiliate has any direct or indirect pecuniary interest, unless such transaction is approved by a majority of the independent trust managers after full disclosure of such interests. In determining whether to approve the transaction, the independent trust managers will condition such approval on the transaction being fair and reasonable to AmREIT and, to the extent deemed relevant by such independent trust managers, on terms no less favorable to AmREIT than prevailing market terms and conditions for comparable transactions. Independent trust managers will be considered to be disinterested for this purpose provided they have no direct or indirect pecuniary interest in the transaction.


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     SUMMARY OF AMREIT'S GROWTH  STRATEGY.  AmREIT has focused on strengthening its management, its board of trust managers and thereby, its intellectual capital base over the past two years. Simultaneously, a stronger emphasis on long term growth and value creation has been embraced. Along with this long-term growth and value creation focus, AmREIT's management also recognizes the need to provide short-term results for its shareholders. This balances the desire to create long-term value and the short-term need to provide an acceptable and steady current returns to its investors. This approach also recognizes the reality of the variable nature of AmREIT's net income as profits from its lines of business fluctuate as compared to a larger REIT that looks to its portfolio income for its distributable cash flow. Although it is a reality that AmREIT's net income is not as predictable as a larger portfolio REIT, AmREIT is able to potentially generate very attractive long term yields because its smaller equity base creates more upside for shareholders as its lines of business create profits.

     Today, AmREIT is a nimble, efficient and effective entrepreneurial real estate company which has the ability to generate attractive non-portfolio yields through its lines of business including investment sponsorship, merchant development, brokerage, construction and property management.


                    AMREIT'S DECLARATION OF TRUST AND BYLAWS

     The following summarizes the material terms of AmREIT's current declaration of trust and bylaws, but does not set forth all the provisions of AmREIT's declaration of trust or bylaws. For additional information about
AmREIT's declaration of trust and bylaws, you should read these documents, which are included as exhibits to this registration statement, in their entirety.

AUTHORIZED STOCK

     The charter provides that AmREIT is authorized to issue 103,000,000 equity shares consisting of 50,000,000 class A common shares, $0.01 par value per share, 3,000,000 class B common shares, $0.01 par value per share, 40,000,000 undesignated common shares, $0.01 par value per share, and 10,000,000 preferred shares, par value $0.01 per share. The undesignated common shares and the preferred shares may be issued from time to time, in one or more series, each of which series shall have such voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions relating thereto, as shall be authorized by the board of trust managers. See "Description of AmREIT's Capital Shares" beginning on page 83.

TRUST MANAGERS

     The bylaws provide that the number of trust managers shall consist of not less than three nor more than nine members, the exact number of which shall be fixed by the board from time to time. The bylaws provide that, except as otherwise provided by law or the charter, a quorum of the board for the transaction of business shall consist of a majority of the entire board. The act of a majority of the trust managers present at any meeting at which there is a quorum shall be the act of the board. The charter and the bylaws do not provide for a classified board or for cumulative voting in the election of trust managers to the board. The bylaws provide that vacancies and any newly-created trust manager portions resulting from an increase in the authorized number of trust managers may be filled by a majority of the trust managers then in office, though less than a quorum.


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SHAREHOLDER MEETINGS AND SPECIAL VOTING REQUIREMENTS

     The annual meetings of shareholders are held on such date as shall be fixed by the board. The bylaws specify such date to be not fewer than 30 days nor more than 61 days after distribution of AmREIT's annual report to shareholders. Special meetings of shareholders may be called only upon the request of a majority of the trust managers, a majority of the independent trust managers, the president, or upon the written request of shareholders entitled to cast at least 10 % of all of the votes entitled to be cast at such meeting. In general, the presence in person or by proxy of shareholders entitled to cast a majority of votes shall constitute a quorum at any shareholders' meeting. The charter and the bylaws may in general be amended by a majority vote of the shareholders. However, an amendment of any provision of the charter or bylaws which requires a greater than majority vote must itself be approved by a vote of the shareholders holding shares representing at least 66 2/3 % of the votes entitled to be cast thereon.


     Other matters on which the shareholders are entitled to vote include:

          o    the election and removal of trust managers;

          o    a voluntary change in AmREIT's status as a REIT; and/or

          o    the dissolution of AmREIT.


AMENDMENT OF THE CHARTER AND BYLAWS

     A majority of the trust managers may in their discretion, from time to time, amend, without a shareholder vote, the bylaws. The shareholders may amend the bylaws by a majority vote.

TRANSACTIONS WITH INTERESTED OFFICERS OR TRUST MANAGERS

     The bylaws provide that contracts or transactions between AmREIT and a trust manager or officer of AmREIT or a corporation or entity in which such officer or trust manager is also an officer or trust manager or has a financial interest, are not void or voidable solely for such reason or solely because the officer or trust manager is present at or participates in any meeting of the board which authorizes the transaction or contract, or solely because such officer's or trust manager's vote is counted for such purpose, if the bylaw restrictions regarding such transactions are satisfied (see discussion under stated investment policies above) and:

          o the material facts as to his relationship or interest are disclosed or are known to the board or a committee and the board or a committee in good faith authorizes such contract or transaction;

          o the material facts as to his relationship or interest are disclosed or are known to the shareholders entitled to vote thereon and the shareholders in good faith specifically approve such contract or transact; or

          o the contract or transaction is fair to AmREIT at the time it is authorized, approved or ratified by the board, a committee or the shareholders.

     In addition, the bylaws provide that any transactions with interested trust managers or officers or their affiliates shall be made on commercially reasonable terms substantially equivalent to terms available from third parties in an arm's-length transaction in the competitive marketplace.


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LIMITATIONS ON HOLDINGS AND TRANSFER

     For AmREIT to continue to qualify as a REIT under the Code, not more than fifty percent (50%) of its outstanding shares may be owned by five or fewer individuals during the last half of each year and outstanding shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year except with respect to the first taxable year for which an election to be treated as a REIT is made. The charter restricts the accumulation or transfer of common shares if any accumulation or transfer could result in any person beneficially owning, in accordance with the Code, in excess of 9.0% of the then outstanding common shares, or could result in AmREIT being disqualified as a REIT under the Code. Such restrictions authorize the board to refuse to give effect to such transfer on AmREIT's books as to common shares accumulated in excess of the 9.0% ownership limit. Although the intent of these restrictions is to preclude transfers which would violate the ownership limit or protect the AmREIT's status as a REIT under the Code, there can be no assurance that such restrictions will achieve their intent. See "Description of AmREIT's Capital Shares -- Ownership Limits and Restrictions on Transfer."

     A transferee who acquires shares in a restricted transfer is required to indemnify, defend, and hold AmREIT and its other shareholders harmless from and against all damages, losses, costs, and expenses, including, without limitation, reasonable attorneys' fees, incurred or suffered by AmREIT or such shareholders by virtue of AmREIT's loss of its qualification as a REIT if such loss is a result of the transferee's acquisition. See "Federal Income Tax Consequences" beginning on page 96.


LIABILITY FOR MONETARY DAMAGES

     The declaration of trust provides that no trust manager will be personally liable to AmREIT or its shareholders for monetary damages for breach of fiduciary duty as a trust manager, other than liability for breach of the duty of loyalty to AmREIT or its shareholders, acts or omissions not in good faith, intentional misconduct, a knowing violation of law, certain unlawful dividends, share repurchases or redemptions or any transaction from which the trust manager derived an improper personal benefit. Any repeal or modification of such provision by the shareholders of AmREIT will not adversely affect any right or protection of a trust manager existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

     The declaration of trust provides for the indemnification of present and former trust managers and officers of AmREIT and persons serving as trust managers, officers, employees or agents of another corporation or entity at the request of AmREIT to the fullest extent permitted by Texas law. Indemnified parties are specifically indemnified in the charter and the bylaws for expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by an indemnified party (1) in connection with a threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a trust manager or officer of AmREIT or is or was serving as a trust manager, director, officer, employee or agent of another corporation or entity at the request of AmREIT, or (2) in connection with the defense or settlement of a threatened, pending or completed action or suit by or in the right of AmREIT, provided that such indemnification is permitted only with judicial approval if the indemnified party is adjudged to be liable to AmREIT. Such indemnified party must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the subject entity and, with respect to any criminal action or proceeding, must have had no reasonable cause to believe his conduct was unlawful. Any indemnification under the indemnification provisions must be authorized based on a determination that the indemnification is proper if the applicable standard of conduct has been met by the indemnified party, provided that no


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

such authorization is required, and indemnification is mandatory, where a trust manager or officer of AmREIT is successful in the defense of such action, suit or proceeding or any claim or matter therein. Otherwise, such determination will be made by a majority vote of a quorum of the board consisting of trust managers not a party to the suit, action or proceeding, by a written opinion of independent legal counsel or by the shareholders. In the event that a determination is made that a trust manager or officer is not entitled to indemnification under the indemnification provisions, the indemnification provisions provide that the indemnified party may seek a judicial determination of his right to indemnification. The indemnification provisions further provide that the indemnified party is entitled to indemnification for all expenses (including attorneys' fees) incurred in any proceeding seeking to collect from AmREIT an indemnity claim under the indemnification provisions if such indemnified party is successful. Other than proceedings to enforce rights to indemnification, AmREIT is not obligated to indemnify any person in connection with a proceeding initiated by such person, unless authorized by the board.

     AmREIT will pay expenses incurred by a trust manager or officer of AmREIT, or a former trust manager or officer, in advance of the final disposition of an action, suit or proceeding, if he undertakes to repay amounts advanced if it is ultimately determined that he is not entitled to be indemnified by AmREIT.

     The  indemnification  provisions and provisions for advancing  expenses in
the  charter  will  be  expressly   not   exclusive  of  any  other  rights  of
indemnification or advancement of expenses pursuant to the bylaws. The indemnification provisions and provisions for advancing expenses in the bylaws and the charter will be expressly not exclusive of any other rights of indemnification or advancement of expenses pursuant to any agreement, vote of the shareholders or disinterested trust managers or pursuant to judicial direction. AmREIT will be authorized to purchase insurance on behalf of an indemnified party for liabilities incurred, whether or not AmREIT would have the power or obligation to indemnify him pursuant to the charter, the bylaws or Texas law.

     In addition, AmREIT will enter into indemnification agreements with its trust managers and certain of its executive officers pursuant to which such persons are indemnified for costs and expenses actually and reasonably incurred by such persons in connection with a threatened, pending or completed claim arising out of service as a trust manager, officer, employee, trustee and/or agent of AmREIT or another entity at the request of AmREIT.

                    CERTAIN ANTI-TAKEOVER PROVISIONS OF THE
                   DECLARATION OF TRUST, BYLAWS AND TEXAS LAW

     AmREIT's declaration of trust and bylaws contain certain provisions that may inhibit or impede acquisition or attempted acquisition of control of AmREIT by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of AmREIT to negotiate first with the trust managers. AmREIT believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increase the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. The description set forth below is only a summary of the terms of the declaration of trust and bylaws. See "Description of AmREIT's Capital Shares -- Ownership Limits and Restrictions on Transfer."


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


NUMBER OF TRUST MANAGERS; REMOVAL; FILLING VACANCIES

     Subject to any rights of holders of preferred shares to elect additional trust managers under specified circumstances ("Preferred Holders' Rights"), the declaration of trust provides that the number of trust managers will be fixed by, or in the manner provided in, the bylaws, but must not be more than nine nor less than three. See "Preferred Shares" below. In addition, the bylaws provide that, subject to any Preferred Holders' Rights, the number of trust managers will be fixed by the trust managers, but must not be more than nine nor less than three. In addition, the bylaws provide that, subject to any Preferred Holders' Rights, and unless the trust managers otherwise determine, any vacancies (other than vacancies created by an increase in the total number of trust managers) will be filled by the affirmative vote of a majority of the remaining trust managers, although less than a quorum, and any vacancies created by an increase in the total number of trust managers may be filled by a majority of the entire trust managers. Accordingly, the trust managers could temporarily prevent any shareholder from enlarging the trust managers and then filling the new trust manager position with such shareholder's own nominees.

     The declaration of trust and the bylaws provide that, subject to any Preferred Holders' Rights, trust managers may be removed only for cause upon the affirmative vote of holders of at least 80% of the entire voting power of all the then-outstanding shares entitled to vote generally in the election of trust managers, voting together as a single class.


RELEVANT FACTORS TO BE CONSIDERED BY THE BOARD OF TRUST MANAGERS

     The declaration of trust provides that, in determining what is in the best interest of AmREIT in evaluating a "business combination," "change in control" or other transaction, a trust manager of AmREIT shall consider all of the relevant factors. These factors may include (1) the immediate and long-term effects of the transaction on AmREIT shareholders, including shareholders, if any, who do not participate in the transaction; (2) the social and economic effects of the transaction on AmREIT's employees, suppliers, creditors and customers and others dealing with AmREIT and on the communities in which AmREIT operates and is located; (3) whether the transaction is acceptable, based on the historical and current operating results and financial condition of AmREIT;
(4) whether a more favorable price would be obtained for AmREIT's stock or other securities in the future; (5) the reputation and business practices of the other party or parties to the proposed transaction, including its or their management and affiliates, as they would affect employees of AmREIT; (6) the future value of AmREIT's securities; (7) any legal or regulatory issues raised by the transaction; and (8) the business and financial condition and earnings prospects of the other party or parties to the proposed transaction including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction, and other foreseeable financial obligations of such other party or parties. Pursuant to this provision, the trust managers may consider subjective factors affecting a proposal, including certain nonfinancial matters, and, on the basis of these considerations, may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some, or a majority, of AmREIT's shareholders.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

     The bylaws provide for an advance notice procedure for shareholders to make nominations of candidates for trust manager or bring other business before an annual meeting of shareholders of AmREIT (the "Shareholder Notice Procedure").

     Pursuant to the Shareholder Notice Procedure (i) only persons who are nominated by, or at the direction of, the trust managers, or by a shareholder who has given timely written notice containing specified information to the Secretary of AmREIT prior to the meeting at which trust managers are to be


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

elected, will be eligible for election as trust managers of AmREIT and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the trust managers or by a shareholder who has given timely written notice to the Secretary of AmREIT of such shareholder's intention to bring such business before such meeting. In general, for notice of shareholder nominations or proposed business to be conducted at an annual meeting to be timely, such notice must be received by AmREIT not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

     The purpose of requiring shareholders to give AmREIT advance notice of nominations and other business is to afford the trust managers a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the trust managers, to inform shareholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of shareholders.

     Although the bylaws do not give the trust managers power to block shareholder nominations for the election of trust managers or proposal for action, the Shareholder Notice Procedure may have the effect of discouraging a shareholder from proposing nominees or business, precluding a contest for the election of trust managers or the consideration of shareholder proposals if procedural requirements are not met, and deterring third parties from soliciting proxies for a non-management proposal or slate of trust managers, without regard to the merits of such proposal or slate.


PREFERRED SHARES

     The declaration of trust authorizes the trust managers to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the preferences, rights and other terms of such series, subject to the prior approval rights of the class B common shareholders. AmREIT believes that the ability of the trust managers to issue one or more series of preferred shares will provide AmREIT with increased flexibility in structuring possible future financings and acquisitions, and in meeting other needs. The authorized preferred shares are available for issuance without further action by AmREIT's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which AmREIT's securities may be listed or traded at the time of issuance or proposed issuance. Although the trust managers have no present intention to do so, they could, in the future, issue a series of preferred shares which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of AmREIT's shareholders might believe to be in their best interests or in which shareholders might receive a premium over then-prevailing market prices for their common shares.

AMENDMENT OF DECLARATION OF TRUST

     The declaration of trust provides that it may be amended only by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast, except that the provisions of the declaration of trust relating to "business combinations" or "control shares" (as described below under "-- Business Combinations" and "-- Control Share Acquisitions") may be amended only with the affirmative vote of 80% of the votes entitled to be cast, voting together as a single class.

RIGHTS TO PURCHASE SECURITIES AND OTHER PROPERTY

     The declaration of trust authorizes the trust managers, subject to any rights of holders of any series of preferred shares, to create and issue rights entitling the holders thereof to purchase from AmREIT common shares or other securities or property. The times at which and terms upon which such rights are to be issued are within the discretion of the trust managers. This provision is intended to confirm the authority of the trust managers to issue share purchase rights which could have terms that would impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of AmREIT or any other entity.


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


BUSINESS COMBINATIONS

     The declaration of trust establishes special requirements with respect to "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of reclassification of equity securities) between AmREIT and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of AmREIT's shares (an "Interested Shareholder"), subject to certain exemptions. In general, the declaration of trust provides that an Interested Shareholder or any affiliate thereof may not engage in a "business combination" with AmREIT for a period of five years following the date he becomes an Interested Shareholder. Thereafter, pursuant to the declaration of trust, such transactions must be (1) approved by the trust managers of AmREIT and (2) approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of voting shares other than voting shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the holders of equity shares receive a minimum price (as defined in our declaration of trust) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of the declaration of trust do not apply, however, to business combinations that are approved or exempted by the trust managers of AmREIT prior to the time that the Interested Shareholder becomes an Interested Shareholder.


CONTROL SHARE ACQUISITIONS

     The declaration of trust provides that "control shares" of AmREIT acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by the holders of equity shares, excluding shares as to which the acquiror, officers of AmREIT and employees of AmREIT who are also trust managers have the right to vote or direct the vote. "Control shares" are Equity Shares which, if aggregated with all other equity shares previously acquired which the person is entitled to vote, would entitle the acquiror to vote (1) 20% or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority of the outstanding voting shares of AmREIT. Control shares do not include equity shares that the acquiring person is entitled to vote on the basis of prior shareholder approval. A "control share acquisition" is defined as the acquisition of control shares, subject to certain exemptions enumerated in the declaration of trust.

     The declaration of trust provides that a person who has made or proposed to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the trust managers of AmREIT to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the Equity Shares. If no request for a meeting is made, the declaration of trust permits AmREIT itself to present the question at any shareholders' meeting.

     Pursuant to the declaration of trust, if voting rights are not approved at a shareholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the declaration of trust, then, subject to certain conditions and limitations set forth in the declaration of trust, AmREIT will have the right to redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights of the control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. Under the declaration of trust, if voting rights for control shares are approved at a shareholders' meeting and, as a result, the acquiror


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would be entitled to vote a majority of the Equity Shares entitled to vote, all other shareholders will have the rights of dissenting shareholders under the Texas Real Estate Investment Trust Act (the "TRA"). The declaration of trust provides that the fair value of the Equity Shares for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and that certain limitations and restrictions of the TRA otherwise applicable to the exercise of dissenters' rights do not apply.

     These provisions of the declaration of trust do not apply to Equity Shares acquired in a merger, consolidation or share exchange if AmREIT is a party to the transaction, or if the acquisition is approved or excepted by the declaration of trust or bylaws of AmREIT prior to a control share acquisition.


OWNERSHIP LIMIT

     The limitation on ownership of shares of common shares set forth in AmREIT's declaration of trust, as well as the provisions of the TRA, could have the effect of discouraging offers to acquire AmREIT and of increasing the difficulty of consummating any such offer. See "Description of AmREIT's Capital Shares -- Ownership Limits and Restrictions on Transfer."


                     DESCRIPTION OF AMREIT'S CAPITAL SHARES

GENERAL

     AmREIT's authorized equity structure consists of 93,000,000 common shares, $0.01 par value per share, and 10,000,000 preferred shares, par value $0.01 per share. As of March 31, 2003, AmREIT had outstanding approximately 2.8 million class A common shares, 2.4 million class B common shares and no preferred shares. AmREIT is authorized to issue 93,000,000 common shares consisting of 50,000,000 class A common shares, 3,000,000 class B common shares and 40,000,000 undesignated common shares.


CLASS A COMMON SHARES

     Subject to such preferential rights as may be granted by the board of trust managers in connection with the future issuance of preferred shares and the preferential rights of the holders of the class B and class C common shares, holders of class A common shares are exclusively entitled to one vote for each class A common shares on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared on the class A common shares by the board of trust managers in its discretion from legally available funds. In the event of the liquidation, dissolution or winding up of AmREIT, holders of class A common shares are entitled to share ratably with holders of class B common shares and class C common shares that portion of aggregate assets available for distribution as the number of outstanding class A common shares held by such holder bears to the total number of (1) class A common shares then outstanding, (2) the class B common shares then outstanding, (3) the class C common shares then outstanding and (4) any other series of common shares then outstanding that rank on a parity with the class A common shares as to the distribution of assets upon liquidation. Holders of class A common shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon.

     The transfer  agent and  registrar  for the class A common shares is Wells
Fargo  Shareowner  Services,  161 North  Concord  Exchange,  South St. Paul, MN
55075.


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CLASS B COMMON SHARES

         DIVIDENDS. Subject to the preferential rights of any series of our preferred shares (of which there is currently none issued), holders of class B common shares will be entitled to receive, when and as declared by the AmREIT board of trust managers, out of funds legally available for the payment of dividends, cumulative cash dividends in an amount per class B common share equal to $0.74 per annum. Dividends with respect to the class B common shares will be cumulative from the date of original issuance and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 (each, a Dividend Payment Date), beginning with a partial dividend on September 30, 2002, with respect to the period from the date of original issuance to the initial Dividend Payment Date. Any dividend payable on the class B common shares for any partial dividend period after the initial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the class B common shares for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends will be payable to holders of record as they appear in the share records of AmREIT at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the AmREIT board for the payment of dividends that is no more than thirty (30) nor less than ten (10) days prior to the Dividend Payment Date (each, a Dividend Record Date).

     No dividends on class B common shares will be declared by the AmREIT board or paid or set apart for payment at such time as, and to the extent that, the terms and provisions of any AmREIT agreement, including any agreement relating to its indebtedness, or any provisions of its charter relating to any series of preferred stock, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the class B common shares will accrue whether or not AmREIT has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of the class B common shares will not be entitled to any dividends in excess of full cumulative dividends as described above.

     If any class B common shares are outstanding, no full dividends will be declared or paid or set apart for payment on the class A common shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the class B common shares for all past dividend periods and the then current dividend period. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on class B common shares which may be in arrears. Any dividend payment made on class B common shares will first be credited against the earliest accrued but unpaid dividend due with respect to class B common shares which remains payable.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of AmREIT, subject to the prior rights of any series of preferred stock, the holders of class B common shares will share pro rata with the holders of the class A common shares, class C common shares and any other series of common shares then outstanding that rank on a parity with the class B common shares as to the distribution of assets on liquidation, the assets of AmREIT remaining following the payment of all liquidating distributions payable to holders of capital shares of AmREIT with liquidation rights senior to those of the common shares.


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


     REDEMPTION. The class B common shares will not be redeemable prior to July 16, 2005, except under certain limited circumstances to preserve the AmREIT's status as a REIT. On and after July 16, 2005, AmREIT, at its option (to the extent AmREIT has funds legally available therefore) upon not less than 30 nor more than 60 days' written notice, may redeem class B common shares, in whole or in part, at any time or from time to time, for, at the option of the holder thereof, either in cash at the redemption price per share of $10.18, plus all accrued and unpaid dividends, if any, thereon (whether or not earned or declared) to the date fixed for redemption, or for one class A common share.

     Notwithstanding the foregoing, unless full cumulative dividends on all class B common shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no class B common shares will be redeemed unless all outstanding class B common shares are simultaneously redeemed. The foregoing, however, will not prevent the purchase or acquisition of the class B common shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding class B common shares. Unless full cumulative dividends on all outstanding class B common shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, AmREIT will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any class B common shares.

     If fewer than all of the outstanding class B common shares are to be redeemed, the number of shares to be redeemed will be determined by AmREIT and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by the holders (as nearly as may be practicable without creating fractional class B common shares) or any other equitable method determined by AmREIT.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days' prior to the redemption date. A similar notice will be mailed by AmREIT, postage prepaid, not less than 30 nor more than 60 days' prior to the redemption date, addressed to the respective holders of record of class B common shares to be redeemed at their respective addresses as they appear on the stock transfer records of AmREIT. No failure to give notice or any defect therein or in the mailing thereof will affect the validity of the proceeding for the redemption of any class B common shares except as to the holder to whom notice was defective or not given. Each notice will state: (1) the redemption date; (2) the redemption price; (3) the number of class B common shares to be redeemed; (4) the place or places where the class B common shares are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and (6) that any conversion rights will terminate at the close of business on the third business day immediately preceding the redemption date. If fewer than all the class B common shares held by any holder are to be redeemed, the notice mailed to that holder will also specify the number of class B common shares to be redeemed from that holder. If notice of redemption of any class B common shares has been properly given and if funds necessary for redemption have been irrevocably set aside by AmREIT in trust for the benefit of the holders of any of the class B common shares so called for redemption, then from and after the redemption date dividends will cease to accrue on those class B common shares, those shares will no longer be deemed to be outstanding and all rights of the holders of those shares will terminate except for the right to receive the applicable redemption price and other amounts payable in respect of such shares.

     The holders of class B common shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to class B common shares on the corresponding Dividend Payment Date


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


notwithstanding the redemption thereof between that Dividend Record Date and the corresponding Dividend Payment Date or AmREIT's default in the payment of the dividend due. Except as provided above, AmREIT will make no payment or allowance for unpaid dividends, whether or not in arrears, on class B common shares called for redemption.

     VOTING RIGHTS. Holders of the class B common shares have the right to vote on all matters presented to shareholders as a single class with all other holders of common shares. In any matter in which the class B common shares may vote, including any action by written consent, each class B common share will be entitled to one vote.

     AmREIT shall not issue any preferred shares or other class of common shares with dividend preferences senior to the dividends payable on the class B common shares without the approval of 66 2/3% of the class B common shares then outstanding.

     Whenever dividends on any class B common shares have been in arrears for six or more consecutive quarterly periods, the holders of those class B common shares will be entitled to vote for the election of two additional trust managers of AmREIT at a special meeting called by the holders of record of at least 10% of the class B common shares (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders), or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on the class B common shares for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In this event, the entire AmREIT board of trust managers will be increased by two trust managers. Each of these two trust managers will be elected to serve until the earlier of (1) the election and qualification of that trust manager's successor or (2) payment of the dividend arrearage for the class B common shares.

     In addition, AmREIT may not sell all or substantially all of its assets, dissolve, or amend its declaration of trust in any manner that materially and adversely affects the voting powers, rights or preferences of the holders of class B common shares without the approval of 66 2/3% of the class B common shares then outstanding; provided, however, the issuance of any security with dividend or liquidation preferences that rank equally with our are or junior to the dividend or liquidation preferences of the class B common shareholders shall not be considered to materially or adversely affect the voting powers, rights or preferences of the class B common shareholders.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required is effected, all outstanding class B common shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

     CONVERSION. Subject to the exceptions described under the caption "Restrictions on Transfer" below, holders of the class B common shares will have the right, at any time and from time to time, to convert all or any of the class B common shares into class A common shares on a one for one basis, subject to adjustment upon the occurrence of the events described below (the Conversion Price).

     Class B common shares will be deemed to have been converted immediately prior to the close of business on the date the shares are surrendered for conversion and notice of election to convert the same is received by AmREIT. Upon conversion, no adjustment or prepayment will be made for dividends, but if any holder surrenders class B common shares for conversion after the close of


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business on a Dividend  Record Date and prior to the opening of business on the related Dividend Payment Date, then, notwithstanding the conversion, the dividend payable on that Dividend Payment Date will be paid on that Dividend Payment Date to the registered holder of those shares on that Dividend Record Date. Class B common shares surrendered for conversion during the period from the close of business on a Dividend Record Date to the Dividend Payment Date must also pay the amount of the dividend which is payable. No fractional class A common shares will be issued upon conversion and, if the conversion results in a fractional interest, an amount will be paid in cash equal to the value of the fractional interest based on the market price of the common shares on the last trading day prior to the date of conversion.

     The number of class A common shares or other assets issuable upon conversion and the Conversion Price are subject to adjustment upon the occurrence of the following events:

          (1) the issuance of class A common shares as a dividend or distribution on class A common shares;

          (2) the subdivision, combination or reclassification of the outstanding class A common shares;

          (3) the issuance to all holders of class A common shares of rights or warrants to subscribe for or purchase class A common shares (or securities convertible into class A common shares) at a price per share less than the then current market price per share;

          (4) the distribution to all holders of class A common shares of evidences of indebtedness or assets (including securities, but excluding Ordinary Cash Distributions, as defined below, and those dividends, distributions, rights or warrants referred to above); and

          (5) the distribution to all holders of class A common shares of rights or warrants to subscribe for securities (other than those referred to in clause (3) above).


     In the event of a distribution of evidence of indebtedness or other assets (as described in clause (4)) or a dividend to all holders of class A common shares of rights to subscribe for additional AmREIT's capital stock (other than those referred to in clause (3) above), AmREIT may, instead of making an adjustment of the Conversion Price, make proper provision so that each holder who converts shares will be entitled to receive upon conversion, in addition to class A common shares, an appropriate number of those rights, warrants, evidences of indebtedness or other assets. No adjustment will be made for "Ordinary Cash Distributions," which are distributions to holders of class A common shares in an amount not exceeding AmREIT's accumulated funds from operations since its formation, after deducting dividends or other distributions (1) paid in respect of all classes of capital shares of AmREIT or
(2) accrued in respect of the class B common shares, and any preferred shares. In addition, no adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

     Whenever the number of class A common shares or other assets issuable upon conversion and the Conversion Price are adjusted as herein provided, AmREIT (1) will promptly make available at the office of the transfer agent a statement describing in reasonable detail such adjustment, and (2) will cause to be mailed by first class mail, postage prepaid, as soon as practicable, to each holder of record of class B common shares, a notice stating that adjustments have been made and stating the adjusted conversion price.

     In the event of any capital reorganization or reclassification of the capital shares of AmREIT, or consolidation or merger of AmREIT with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation, is effected in a way that holders of class A common shares will be entitled to receive stock, securities or other assets with respect to or in exchange for class A common shares, then, as a condition of that reorganization, reclassification, consolidation, merger, sale, transfer


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

or lease, the holder of each class B common share will have the right immediately to convert that share into the kind and amount of stock, securities or other assets which the holders of those shares would have owned or been entitled to receive immediately after the transaction if those holders had converted such shares immediately before the effective date of the transaction, subject to further adjustment upon the occurrence of the events described above.

     RESTRICTIONS ON TRANSFER. The class B common shares are generally transferable, subject to restrictions to enable AmREIT to maintain its REIT status. See "--Ownership Limits and Restrictions on Transfer."


CLASS C COMMON SHARES

     DIVIDENDS. Subject to the preferential rights of any series of our preferred shares (of which there is currently none issued), holders of class C common shares will be entitled to receive, when, as and if declared by the AmREIT board of trust managers, out of funds legally available for the payment of dividends, non-cumulative cash dividends in an amount per class C common share equal to $0.70 per annum. Dividends payable on the class C common shares for each full monthly dividend period will be computed by dividing the annual dividend rate by twelve. Dividends with respect to the class C common shares will be non-cumulative from the date of original issuance and will be payable monthly when, as and if the AmREIT board declares a monthly dividend on the class C common shares for that month in its sole discretion (each, a Dividend Payment Date). Any dividend payable on the class C common shares for any partial dividend period after the initial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of AmREIT at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the AmREIT board for the payment of dividends that is no more than thirty (30) nor less than ten (10) days prior to the Dividend Payment Date (each, a Dividend Record Date).

     No dividends on class C common shares will be declared by the AmREIT board or paid or set apart for payment at such time as, and to the extent that, the terms and provisions of any AmREIT agreement, including any agreement relating to its indebtedness, or any provisions of its charter relating to any series of preferred stock, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of AmREIT, subject to the prior rights of any series of preferred stock, the holders of class C common shares will share pro rata with the holders of the class A common shares, class B common shares and any other series of common shares then outstanding that rank on a parity with the class C common shares as to the distribution of assets on liquidation, the assets of AmREIT remaining following the payment of all liquidating distributions payable to holders of capital shares of AmREIT with liquidation rights senior to those of the common shares.

     REDEMPTION. The class C common shares will not be redeemable prior to the third anniversary of the date of issuance of such shares, except under certain limited circumstances to preserve the AmREIT's status as a REIT. On and after such third anniversary date, AmREIT, at its option (to the extent AmREIT has funds legally available therefore) upon not less than 30 nor more than 60 days' written notice, may redeem class C common shares, in whole or in part, at any time or from time to time, for, at the option of the holder thereof, either (i) cash at the redemption price per share of $11.00 or (ii) one class A common share per each class C common share redeemed by such holder.


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


     Notwithstanding the foregoing, unless the full then current dividends on all class C common shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period (without regard to whether dividends were paid or not paid in any prior monthly dividend period), no class C common shares will be redeemed unless all outstanding class C common shares are simultaneously redeemed. The foregoing, however, will not prevent the purchase or acquisition of the class C common shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding class C common shares. Unless full current monthly dividends on all outstanding class C common shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period (without regard to whether dividends were paid or not paid in any prior monthly dividend period), AmREIT will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any class C common shares.

         If fewer than all of the outstanding class C common shares are to be redeemed, the number of shares to be redeemed will be determined by AmREIT and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by the holders (as nearly as may be practicable without creating fractional class C common shares) or any other equitable method determined by AmREIT.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days' prior to the redemption date. A similar notice will be mailed by AmREIT, postage prepaid, not less than 30 nor more than 60 days' prior to the redemption date, addressed to the respective holders of record of class C common shares to be redeemed at their respective addresses as they appear on the stock transfer records of AmREIT. No failure to give notice or any defect therein or in the mailing thereof will affect the validity of the proceeding for the redemption of any class C common shares except as to the holder to whom notice was defective or not given. Each notice will state: (1) the redemption date; (2) the redemption price; (3) the number of class C common shares to be redeemed; (4) the place or places where the class C common shares are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and (6) that any conversion rights will terminate at the close of business on the third business day immediately preceding the redemption date. If fewer than all the class C common shares held by any holder are to be redeemed, the notice mailed to that holder will also specify the number of class C common shares to be redeemed from that holder. If notice of redemption of any class C common shares has been properly given and if funds necessary for redemption have been irrevocably set aside by AmREIT in trust for the benefit of the holders of any of the class C common shares so called for redemption, then from and after the redemption date dividends will cease to accrue on those class C common shares, those shares will no longer be deemed to be outstanding and all rights of the holders of those shares will terminate except for the right to receive the applicable redemption price and other amounts payable in respect of such shares.

     The holders of class C common shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to class C common shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between that Dividend Record Date and the corresponding Dividend Payment Date or AmREIT's default in the payment of the dividend due. Except as provided above, AmREIT will make no payment or allowance for unpaid dividends on class C common shares called for redemption.


     Limited Optional Redemption. Prior to the time at which the class C common shares become eligible to be converted into class A common shares, any shareholder who has held class C common shares for not less than one year may present all or any portion equal to at least 25% of those shares to AmREIT for


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redemption at any time, in accordance with the procedures  outlined herein.  At that time, AmREIT may, at its sole option, redeem those shares presented for redemption for cash to the extent it has sufficient funds available. There is no assurance that there will be sufficient funds available for redemption and, accordingly, a shareholder's shares may not be redeemed. If AmREIT elects to redeem shares, the following conditions and limitations would apply. The full amount of the proceeds from the sale of shares under our dividend reinvestment plan (Reinvestment Proceeds) attributable to any calendar quarter will be used to redeem shares presented for redemption during that quarter. In addition, AmREIT may, at its discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of its common shares for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of shares redeemed by AmREIT exceed 5% of the number of class C shares outstanding at the beginning of that 12-month period.

     In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, AmREIT plans to redeem the shares in the order in which such redemption requests have been received. A shareholder whose shares are not redeemed due to insufficient funds can ask that the request to redeem the shares be honored at such time, if any, as there are sufficient funds available for redemption. In that case, the. redemption request will be retained and those shares will be redeemed before any subsequently received redemption requests are honored. Alternatively, a shareholder whose shares are not redeemed may withdraw his or her redemption request. Shareholders will not relinquish their shares until such time as AmREIT commits to redeeming such shares.

     A shareholder who wishes to have his or her shares redeemed must mail or deliver a written request on a form provided by AmREIT and executed by the shareholder, its trustee or authorized agent, to the redemption agent (Redemption Agent), which currently is Wells Fargo Bank Minnesota, N.A. The Redemption Agent at all times will be registered as a broker-dealer with the SEC and each applicable state securities commission. Within 30 days following the Redemption Agent's receipt of the shareholder's request, the Redemption Agent will forward to that shareholder the documents necessary to effect the redemption, including any signature guarantee AmREIT or the Redemption Agent may require. The Redemption Agent will effect the redemption for the calendar quarter provided that it receives the properly completed redemption documents relating to the shares to be redeemed from the shareholder at least one calendar month prior to the last day of the current calendar quarter and has sufficient funds available to redeem the shares. The effective date of any redemption will be the last date during a quarter during which the Redemption Agent receives the properly completed redemption documents. As a result, AmREIT anticipates that, assuming sufficient funds are available for redemption, the effective date of redemptions will be no later than thirty days after the quarterly determination of the availability of funds for redemption.

     Upon the Redemption Agent's receipt of notice for redemption of shares, the redemption price for this limited optional redemption right will initially be $10.00 per share. Our board of trust managers may change the redemption price at any time and will announce publicly any price adjustment as part of its regular communications with our stockholders, such adjustment being effective on the 10th day after first public announcement of same. Any shares acquired pursuant to a redemption will be retired and no longer available for issuance by AmREIT.


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


     A shareholder may present fewer than all of his or her shares to AmREIT for redemption; provided, however, that (1) the minimum number of shares which must be presented for redemption shall be at least 25% of his or her shares, and (2) if the shareholder retains any shares, he or she must retain at least $2,500 worth of shares based on the current offering price ($1,000 worth of shares based on the current offering price for an IRA, Keogh Plan or pension plan).

     Our board of trust managers, in its sole discretion, may amend or suspend the redemption plan at any time it determines that any amendment or suspension is in the best interest of AmREIT. Our board of trust managers may suspend the redemption of shares if (1) it determines, in its sole discretion, that the redemption impairs the capital or the operations of AmREIT; (2) it determines, in its sole discretion, that an emergency makes such redemption not reasonably practical; (3) any governmental or regulatory agency with jurisdiction over AmREIT so demands for the protection of the shareholders; (4) it determines, in its sole discretion, that the redemption would be unlawful; (5) it determines, in its sole discretion, that the redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our common shares, could cause direct or indirect ownership of shares of our common stock to become concentrated to an extent which would prevent AmREIT from qualifying as a REIT under the Internal Revenue Code; or (6) it determines, in its sole discretion, the suspension to be in the best interest of AmREIT. The redemption plan will terminate, and AmREIT no longer shall accept shares for redemption at such time as the class C common shares become eligible to convert into class A common shares.


         VOTING RIGHTS. Holders of the class C common shares will have the right to vote on all matters presented to shareholders as a single class with all other holders of common shares. In any matter in which the class C common shares may vote, including any action by written consent, each class C common share will be entitled to one vote.

     AmREIT shall not issue any preferred shares or other class of common shares with dividend preferences senior to the dividends payable on the class C common shares without the approval of 66 2/3% of the class C common shares then outstanding.

      In addition, AmREIT may not sell all or substantially all of its assets, dissolve, or amend its declaration of trust in any manner that materially and adversely affects the voting powers, rights or preferences of the holders of class C common shares without the approval of 66 2/3% of the class C common shares then outstanding; provided, however, the issuance of any security with dividend or liquidation preferences that rank equally with or are junior to the dividend or liquidation preferences of the class C common shareholders shall not be considered to materially or adversely affect the voting powers, rights or preferences of the class C common shareholders.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required is effected, all outstanding class C common shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

     CONVERSION. Subject to the exceptions described under the caption "Restrictions on Transfer" below, holders of the class C common shares will have the right, from time to time after the seventh anniversary of the issuance of such shares, to convert all or any of the class C common shares into class A common shares at a conversion price equal to the purchase price of the class C common shares, plus a 10% premium. As a result, each $1,000 of class C common shares owned by an investor will be able to be converted into $1,100 of class A common shares, with the exact number of class A common shares to be acquired upon conversion being determined by dividing the $1,100 by the market price of the class A common shares on the date notice of conversion is delivered. Upon conversion, no gain or loss will be then recognized by the class C shareholder.


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     Class C common  shares will be deemed to have been  converted  immediately prior to the close of business on the date the shares are surrendered for conversion and notice of election to convert the same is received by AmREIT. Upon conversion, no adjustment or prepayment will be made for dividends, but if any holder surrenders class C common shares for conversion after the close of business on a Dividend Record Date and prior to the opening of business on the related Dividend Payment Date, then, notwithstanding the conversion, the dividend payable on that Dividend Payment Date will be paid on that Dividend Payment Date to the registered holder of those shares on that Dividend Record Date. Class C common shares surrendered for conversion during the period from the close of business on a Dividend Record Date to the Dividend Payment Date must also pay the amount of the dividend which is payable. No fractional class A common shares will be issued upon conversion and, if the conversion results in a fractional interest, an amount will be paid in cash equal to the value of the fractional interest based on the market price of the common shares on the last trading day prior to the date of conversion.

     In the event of any capital reorganization or reclassification of the capital shares of AmREIT, or consolidation or merger of AmREIT with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation, is effected in a way that holders of class A common shares will be entitled to receive stock, securities or other assets with respect to or in exchange for class A common shares, then, as a condition of that reorganization, reclassification, consolidation, merger, sale, transfer or lease, the holder of each class C common share will have the right immediately to convert that share into the kind and amount of stock, securities or other assets which the holders of those shares would have owned or been entitled to receive immediately after the transaction if those holders had converted such shares immediately before the effective date of the transaction, subject to further adjustment upon the occurrence of the events described above.

     RESTRICTIONS ON TRANSFER. The class C common shares are generally transferable, subject to restrictions necessary to enable AmREIT to maintain its REIT status. See "--Ownership Limits and Restrictions on Transfer."

PREFERRED SHARES

     The declaration of trust of AmREIT authorizes the trust managers of AmREIT to issue up to 10,000,000 preferred shares of beneficial interest, par value $.01 per share, to establish one or more series of such preferred shares and to determine, with respect to any series of preferred shares, the terms, rights, restrictions and qualifications of such series. Although the trust managers have no present intention to do so, they could, in the future, issue a series of preferred shares which, due to its terms, could impede a merger, tender offer or other transaction that some, or a majority, of AmREIT's shareholders might believe to be in their best interests or in which shareholders might receive a premium over then prevailing market prices for their common shares.


OWNERSHIP LIMITS AND RESTRICTIONS ON TRANSFER

     For AmREIT to qualify as a REIT under the Internal Revenue Code, (1) not more than 50% in value of outstanding equity securities of all classes may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year; (2) the outstanding equity securities of all classes must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and
(3) certain percentages of AmREIT's gross income must come from certain activities.


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     To ensure that five or fewer individuals do not own more than 50% in value of the outstanding equity securities of all classes, AmREIT's declaration of trust provides generally that no holder may own, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.0% of the issued and outstanding common shares or more than 9.9% of the issued and outstanding shares of any series of preferred shares, except that H. Kerr Taylor, the chairman of the board of trust managers and chief executive officer of AmREIT, and certain related persons together may own, or be deemed to own, by virtue of certain attribution provisions of the Internal Revenue Code, up to 9.8% of the issued and outstanding common shares. The board of trust managers, upon receipt of a ruling from the IRS, an opinion of counsel, or other evidence satisfactory to the board of trust managers, in its sole discretion, is permitted to waive or change, in whole or in part, the application of the ownership limit with respect to any person that is not an individual (as that term is used in Section 542(a)(2) of the Internal Revenue Code). In connection with any waiver or change, the board of trust managers has the authority to require such representations and undertakings from such person or affiliates and to impose such other conditions as the board of trust managers deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of a proposed transaction or ownership of outstanding equity securities of all classes on AmREIT's status as a REIT. The board of trust managers also has the authority to reduce the ownership limit on H. Kerr Taylor, with the written consent of Mr. Taylor or his successor-in-interest or designee, after any transfer permitted by the declaration of trust.

     In addition, the board of trust managers will have the right, from time to time, to increase the ownership limit on common shares, except that it will not be permissible for the board of trust managers (1) to increase the ownership limit or create additional limitations if, after giving effect thereto, AmREIT would be "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, (2) to increase either the ownership limit on common shares or the ownership limit on preferred shares to a percentage that is greater than 9.9%, or (3) to increase the ownership limit on H. Kerr Taylor. Prior to any modification of the Ownership limit with respect to any person, the board of trust managers will have the right to require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure AmREIT's status as a REIT.

     Under our declaration of trust, the ownership limit will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limit is increased. In addition to preserving AmREIT's status as a REIT for federal income tax purposes, the ownership limit may prevent any person or small group of persons from acquiring control of AmREIT.

     Our declaration of trust also provides that if any issuance, transfer or acquisition of equity securities (1) would result in a holder exceeding the ownership limit, (2) would cause AmREIT to be beneficially owned by less than 100 persons, (3) would result in AmREIT being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, or (4) would otherwise result in the failure of AmREIT to qualify as a REIT for federal income tax purposes, then that issuance, transfer or acquisition will be null and void to the intended transferee or holder, and the intended transferee or holder will acquire no rights to the shares. Pursuant to the declaration of trust, equity securities owned, transferred or proposed to be transferred in excess of the ownership limit or which would otherwise jeopardize AmREIT's status as a REIT under the Internal Revenue Code automatically will be deemed to have been transferred to a trustee appointed by AmREIT, unaffiliated with AmREIT and the intended transferee or holder, to serve as trustee of a charitable trust for the exclusive benefit of one or more nonprofit organizations designated by AmREIT so that the shares proposed to be transferred in excess of the ownership limit held in the charitable trust would not violate ownership restrictions set forth in the declaration of trust. The transfer to the trustee will be deemed to be effective as of the close of business on the business day prior to the purported transfer or other event that results in the transfer to the


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charitable trust.  Shares proposed to be transferred in excess of the ownership limit held by the trustee shall be issued and outstanding equity securities of AmREIT. The intended transferee or holder will have no rights in the shares proposed to be transferred in excess of the ownership limit, will not benefit economically from these shares, will have no rights to dividends or other distributions associated with the shares and shall not possess any rights to vote or other rights attributable to the shares. The trustee will have all voting rights and rights to dividends or other distributions to which such shares proposed to be transferred in excess of the ownership limit are entitled with respect to such shares held in the charitable trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by AmREIT that the shares have been deemed transferred to the trustee shall be paid with respect to the shares to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividends or distributions so paid over to the trustee shall be held in trust for the benefit of the charitable beneficiary for distribution at such times as may be determined by the trustee. The prohibited owner of these shares will have no voting rights with respect to the shares held in the charitable trust and, subject to Texas law, effective as of the date that the shares have been deemed transferred to the trustee, the trustee shall have the authority (1) to rescind as void any vote cast, to the extent the shares are entitled to vote, by a prohibited owner prior to the discovery by AmREIT that the shares have been deemed transferred to the trustee and (2) to recast such vote, to the extent the shares are entitled to vote, in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. Within twenty (20) days of receiving notice from AmREIT that shares proposed to be transferred in excess of the ownership limit have been deemed transferred to the charitable trust, the trustee of the charitable trust shall sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate theownership limit or otherwise jeopardize AmREIT's status as a REIT under the Internal Revenue Code. Upon the sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows: (1) the prohibited owner shall receive the lesser of (a) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event that resulted in the transfer of such shares to the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such gift, devise or other transaction which resulted in the transfer of the shares and (b) the price per share (net of costs of sales) received by the trustee from the sale or other disposition of the shares held in the charitable trust; and (2) any net sales proceeds in excess of the amount payable to the prohibited owner shall be immediately paid to the charitable beneficiary. If, prior to the discovery by AmREIT that the shares have been deemed transferred to the trustee, the shares are sold by a prohibited owner, then (1) the shares shall be deemed to have been sold on behalf of the charitable trust and (2) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner would have been entitled to receive if such shares had been sold by the trustee such excess shall be paid to the trustee upon demand. The shares will be subject to repurchase by AmREIT at its election and shall be deemed to have been offered for sale to AmREIT or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such deemed transfer to the charitable trust (or, in the case of a devise or gift or event other than a transfer or acquisition which results in the deemed transfer of the shares, the market price at the time of such devise or gift or event other than a transfer or acquisition which results in the deemed transfer of the shares) and (2) the market price of the shares on the date AmREIT, or its designee, accepts such offer. AmREIT and its assignees will have the right to accept the offer until the trustee has otherwise sold the shares held in the charitable trust. Upon such a sale to AmREIT or its designees, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute all net sales proceeds of the sale to the prohibited owner.

     If the trust managers or any duly authorized committee thereof shall at any time determine in good faith that a transfer or other event has taken or is otherwise proposed to take place that results or will result in a violation of the ownership limit or otherwise jeopardizes AmREIT's status as a REIT under


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the Internal Revenue Code, the trust managers or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, without limitation, causing AmREIT to redeem equity securities, refusing to give effect to such transfer on the books of AmREIT or instituting proceedings to enjoin such transfer or other event; provided, however that any transfer or attempted transfer or other event in violation of the declaration of trust shall automatically result in the transfer to the charitable trust described above, and, where applicable, such
transfer  (or  other  event)  shall  be  void  ab  initio  as  provided   above
irrespective of any action (or non-action) by the board of trust managers or a committee thereof.

     Under the declaration of trust, AmREIT will have the authority, at any time, to waive the requirement that the shares be deemed outstanding in accordance with the provisions of the declaration of trust if the fact that the shares are deemed to be outstanding would, in the opinion of nationally recognized tax counsel, jeopardize the status of AmREIT as a REIT for federal income tax purposes.

     All certificates issued by AmREIT representing equity securities will bear a legend referring to the restrictions described above.

     The declaration of trust of AmREIT also will provide that all persons who own, directly or by virtue of the attribution provisions of the Internal
Revenue Code, more than 5.0% of the outstanding equity securities (or such lower percentage as may be set by the board of trust managers), must give written notice to AmREIT containing information specified in the declaration of trust no later than January 30 of each year. In addition, each shareholder will be required, upon demand, to disclose to AmREIT in writing such information with respect to the direct, indirect and constructive ownership of shares as the trust managers deem necessary to comply with the provisions of the Internal Revenue Code, as applicable to a REIT, or to comply with the requirements of a governmental authority or agency.

     The ownership limitations described above may have the effect of inhibiting or impeding acquisitions of control of AmREIT-Texas by a third party. See "Certain Provisions of the Declaration of Trust, Bylaws and Texas Law," below.


DIVIDEND REINVESTMENT PLAN

     AmREIT's board of trust managers has authorized a dividend reinvestment plan that allows you to have the dividends otherwise distributable to you as a class C common shareholder invested in additional class C common shares.

     You may purchase class C common shares under our dividend reinvestment plan for $10 per share until all of the shares registered as part of this offering have been sold. After that time, we may fund the dividend reinvestment plan through purchasing shares on the open market, if a market then exists, or issuing additional shares. In any case, the price per share will be equal to the then-prevailing market price, which shall equal the price on the securities exchange or over-the-counter market on which such shares are listed at the date of purchase if such shares are then listed. A copy of our dividend reinvestment plan as currently in effect is included as Exhibit B to this prospectus. You may elect to participate in the dividend reinvestment plan by completing the Subscription Agreement, the enrollment form or by other written notice to the plan administrator. Participation in the plan will begin with the next distribution made after receipt of your written notice. We may terminate the dividend reinvestment plan for any reason at any time upon 10 days' prior written notice to participants. Your participation in the plan will also be terminated to the extent that a reinvestment of your dividends in class C common shares would cause the percentage ownership limitation contained in our declaration of trust to be exceeded. In addition, you may terminate your participation in the dividend reinvestment plan at any time by providing us with written notice.


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


     If you elect to participate in the dividend reinvestment plan and are subject to federal income taxation, you will incur a tax liability for dividends allocated to you even though you have elected not to receive the dividends in cash but rather to have the dividends withheld and reinvested pursuant to the dividend reinvestment plan. Specifically, you will be treated as if you have received the dividend from us in cash and then applied such dividend to the purchase of additional shares. Additionally, the shares you acquire will be held in book-entry form on the books of the plan agent and may only be resold at such time as you request the plan agent to transfer the shares held into the plan to the books of the transfer agent. These shares will be subject to the same liquidity limitations as originally purchased shares. See "Risk Factors -- There is no public trading market for the class C common shares." You will be taxed on the amount of such dividend as ordinary income to the extent such dividend is from current or accumulated earnings and profits, unless we have designated all or a portion of the dividend as a capital gain dividend.


                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary of material federal income tax consequences that may be relevant to a holder of our securities is based on current law, is for general information only and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of our securities in light of his or her particular circumstances or to certain types of holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and persons holding securities as part of a conversion transaction, a hedging transaction or as a position in a straddle for tax purposes) who are subject to special treatment under the federal income tax laws. Unless otherwise indicated the terms "we," "us," and "our" when used herein refer to AmREIT.

     The statements in this discussion are based on current provisions of the Internal Revenue Code existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, the legislative history of the Internal RevenueCode, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any such change could apply retroactively to transactions preceding the date of the change. We do not plan to request any rulings from the IRS concerning our tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or that such challenge will not be sustained by a court.

         THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


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     We have elected to be treated as a REIT under  Sections 856 through 860 of the Internal Revenue Code for federal income tax purposes commencing with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot however, assure you that such requirements will be met in the future.

     Locke Liddell & Sapp LLP, our legal counsel, is of the opinion that we qualified as a REIT under the Internal Revenue Code for our taxable year ended December 31, 2002, we have been organized and our manner of operation has been in conformity with the requirements for qualification and taxation as a REIT as of the date of this prospectus and that our proposed manner of operation and diversity of equity ownership should enable us to continue to satisfy the requirements for qualification as a REIT in the future if we operate in accordance with the methods of operations described herein including our representations concerning our intended method of operation. However, no opinion can be given that we will actually satisfy all REIT requirements in the future since this depends on future events. You should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Locke Liddell & Sapp LLP is based on various assumptions as well as on certain representations made by us as to factual matters, including a factual representation letter provided by us. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of stock ownership.
Locke Liddell & Sapp LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. See "-- Failure to Qualify as a REIT." The following is a summary of the material federal income tax considerations affecting us as a REIT and our shareholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.

REIT QUALIFICATION

     We must be organized as an entity that would, if we do not maintain our REIT status, be taxable as a regular corporation. We cannot be a financial institution or an insurance company. We must be managed by one or more trust managers. Our taxable year must be the calendar year. Our beneficial ownership must be evidenced by transferable shares. Our capital shares must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of our capital shares may be held, directly or indirectly, applying the applicable constructive ownership rules of the Internal Revenue Code, by five or fewer individuals at any time during the last half of each of our taxable years. We must also meet certain other tests, described below, regarding the nature of our income and assets and the amount of our distributions.

     Our outstanding shares of common stock are owned by a sufficient number of investors and in appropriate proportions to permit us to satisfy these share ownership requirements. To protect against violations of these share ownership requirements, our declaration of trust provides that no person (other than the existing holder) is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.0% of our outstanding common shares, unless the trust managers are provided evidence satisfactory to them in their sole discretion that our qualification as a REIT will not be jeopardized. In addition, our declaration of trust contains restrictions on transfers of


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capital  shares,  as well as provisions  that  automatically  transfer  capital shares to a charitable trust for the benefit of a charitable beneficiary to the extent that another investor's ownership of such capital shares otherwise might jeopardize our REIT status. These restrictions, however may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the 50% requirement described above, we will be treated as having met this requirement. See the section below entitled "-- Failure to Qualify as a REIT."

         To monitor our compliance with the share ownership requirements, we are required to and we do maintain records disclosing the actual ownership of our common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

     We currently satisfy, and expect to continue to satisfy, each of these requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

     Sources of Gross Income. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income - a 75% gross income test and a 95% gross income test. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. The Internal Revenue Code allows a REIT to own and operate a number of its properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Internal Revenue Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT.

     In the case of a REIT which is a partner in a partnership or any other entity such as a limited liability company that is treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of
Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of any partnership in which we own an interest are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.

     75% Gross Income Test. At least 75% of a REITs gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

     o    rents from real property;

     o    interest on loans secured by real property;


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     o    gains from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of our business, referred to below as "dealer property");

     o income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property");

     o distributions on, or gain from the sale of, shares of other qualifying REITs;

     o    abatements and refunds of real property taxes;

     o amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property; and

     o    "qualified temporary investment income" (described below).


     In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and not including certain dealer property we have held for at least four years.

     We expect that substantially all of our operating gross income will be considered rent from real property and interest income. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the taxable year. We do not expect to earn material amounts in these categories.

     Rent from real property generally does not include rent based on the income or profits derived from the property. However, rent based on a percentage of gross receipts or sales is permitted as rent from real property and we will have leases where rent is based on a percentage of gross receipts or sales. We generally do not intend to lease property and receive rentals based on the tenant's income or profit. Also excluded from "rents from real property" is rent received from a person or corporation in which we (or any of our 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 and Section 856(d)(5) of the Internal Revenue Code, own a 10% or greater interest in either vote or value.

     A third exclusion from qualifying rent income covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an "independent contractor" from whom we do not derive any income or through a "taxable REIT subsidiary." A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. The obligation to operate through an independent contractor or a taxable REIT subsidiary generally does not apply, however, if the services we provide are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). Further, if the value of the non-customary service income with respect to a property, valued at no less than 150% of our direct cost of performing such services, is 1% or less of the total income derived from the property, then the provision of such non-customary services shall not prohibit the rental income (except the non-customary service income) from qualifying as "rents from real property."


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

     We believe that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We do not intend to provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, we believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be included under that test.

     Upon the ultimate sale of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

     95% Gross Income Test. In addition to earning 75% of our gross income from the sources listed above, 95% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

     Failing the 75% or 95% Tests; Reasonable Cause. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, including brokerage commissions or other fees for services rendered. We may receive certain types of that income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and that income, together with other nonqualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate that we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may establish taxable REIT subsidiaries to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends we receive from these subsidiaries would be included in our gross income and qualify for the 95% income test.

     If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if (1) we report the amount and nature of each item of our gross income in a schedule attached to our federal income tax return for that year, (2) the inclusion of any incorrect information in such schedule is not due to fraud with intent to evade tax, and
(3) the failure to meet the tests is due to reasonable cause and not to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive causes us to exceed the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed below, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We would be subject to a 100% tax based on the greater of the amount by which we fail either the 75% or 95% income tests (substituting 90% for 95% for purposes of calculating the amount by which the 95% income test is failed) for that year multiplied by a fraction intended to reflect our profitability. See "-- Taxation as a REIT" below.


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     Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such
gain  realized  by  any  subsidiary   partnerships  but  excluding  foreclosure
property), will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our and our subsidiary partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties, and to make occasional sales of the properties as are consistent with their investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

     Character of Assets Owned. At the close of each calendar quarter of our taxable year, we also must meet three tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in stock or debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital. Second, although the balance of our assets generally may be invested without restriction, other than certain debt securities, we will not be permitted to own (1) securities of any one non-governmental issuer that represent more than 5% of the value of our total assets, (2) securities possessing more than 10% of the voting power of the outstanding securities of any single issuer or (3) securities having a value of more than 10% of the total value of the outstanding securities of any one issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. A REIT may also own more than 10% of the voting power or value of a taxable REIT subsidiary. Third, not more than 20% of the value of a REIT's total assets may be represented by securities of one or more taxable REIT subsidiaries. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to take such action within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

     Annual Distributions to Shareholders. To maintain our REIT status, we generally must distribute as a dividend to our shareholders in each taxable year at least 90% of our net ordinary income. Capital gain is not required to be distributed. More precisely, we must distribute an amount equal to (1) 90% of the sum of (a) our "REIT Taxable Income" before deduction of dividends paid and excluding any net capital gain and (b) 90% of the excess of net income from foreclosure property over the tax on such income, minus (2) certain limited categories of "excess noncash income," including, income attributable to certain payments for the use of property or services described under Section 467 of the Internal Revenue Code, cancellation of indebtedness and original issue discount income. REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.


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     A REIT may satisfy the 90%  distribution  test with  dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of our tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (1) within 12 months of the end of that taxable year and (2) no later than our next regular distribution payment. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed on or before December 31 are less than the sum of (a) 85% of our "ordinary income" plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.

     To be entitled to a dividends paid deduction, the amount distributed by a REIT must not be preferential. For example, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class.

     We will be taxed at regular corporate rates to the extent that we retain any portion of our taxable income. For example, if we distribute only the required 90% of our taxable income, we would be taxed on the retained 10%. Under certain circumstances we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event these circumstances do occur, then in order to meet the 90% distribution requirement, we may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

     If we fail to meet the 90% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to cure the failure retroactively by paying a "deficiency dividend," as well as applicable interest and penalties, within a specified period.


TAXATION AS A REIT

     As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the "double taxation" imposed on investments in most corporations. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. We generally will be taxed only on the portion of our taxable income that we retain, which will include any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent that class is entitled to a preference. We do not anticipate that we will pay any of those preferential dividends.


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     Even as a REIT,  we will be  subject to tax in  certain  circumstances  as follows:

          o We would be subject to tax on any income or gain from foreclosure property at the highest corporate rate (currently 35%). Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

          o A confiscatory tax of 100% applies to any net income from prohibited transactions which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

          o If we fail to meet either the 75% or 95% source of income tests described above, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if any, by which it failed either the 75% income test or the 95% (substituting for purposes of calculating the amount by which the 95% gross income test is failed, 90% for 95%) income test, times (b) a fraction intended to reflect our profitability.

          o We will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to our shareholders.

          o If we should fail to distribute with respect to each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain net income for that year, and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

          o Under temporary regulations, we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets that we acquire in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire those assets. Built-in gain is the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the ten-year recognition period. The results described in this paragraph with respect to the recognition of built-in gain assume that we will make an election pursuant to the temporary regulations; and

          o We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     As a result of recent legislation, a tax is imposed on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. Redetermined rents are generally rents from real property which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by a taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

          o Redetermined rents do not include amounts received directly or indirectly by a REIT for services customarily furnished or rendered in connection with the rental of real property or services furnished through an independent contractor from whom the REIT does not derive or receive any income or through a taxable REIT subsidiary.


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          o    Redetermined rents do not include de minimis payments received by the REIT with respect to non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

          o The redetermined rent provisions do not apply with respect to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, as long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

          o The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leaseable space in the REIT's property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

          o The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary's direct cost of rendering the service.

          o The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arm's length basis even though a taxable REIT subsidiary provided services to the tenants.

     Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

FAILURE TO QUALIFY AS A REIT

     For any taxable year in which we fail to qualify as a REIT and certain relief provisions do not apply, we would be taxed at regular corporate rates, including alternative minimum tax rates on all of our taxable income. Distributions to our shareholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because the shareholders would continue to be taxed on the distributions they receive, the net after tax yield to the shareholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in our shares of common stock. If we lose our REIT status, unless certain relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.


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TAXATION OF TAXABLE U.S. SHAREHOLDERS

     Except as discussed below, distributions generally will be taxable to taxable U.S. shareholders as ordinary income to the extent of our current or accumulated earnings and profits. We may generate cash in excess of our net earnings. If we distribute cash to shareholders in excess of our current and accumulated earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of our current and accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss. Distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations.

     Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

     Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. shareholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed our actual net capital gain for the taxable year. Depending on the period of time the tax characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. shareholders at a 15% or 25% rate. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

     We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. shareholder generally would:

          o include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

          o be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. shareholder's long-term capital gains;

          o receive a credit or refund for the amount of tax deemed paid by it; and

          o increase the adjusted basis of its shares of common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and, in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

     Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as income from a passive activity, within the meaning of Section 469 of the Internal Revenue Code, since income from a passive activity generally does not include dividends and gain attributable to the disposition of property that produces dividends. As a result, U.S. shareholders subject to the passive activity rules will generally


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be  unable  to  apply  any  "passive  losses"  against  this  income  or  gain.
Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will be treated as investment income if a shareholder so elects, in which case the capital gain is taxed at ordinary income rates.

     Generally, gain or loss realized by a shareholder upon the sale of shares will be reportable as capital gain or loss. In general, capital gains recognized by individuals and other non-corporate shareholders upon the sale or disposition of shares of common stock will be subject to a maximum federal income tax rate of 15% if the shares of common stock are held for more than 12 months, and will be taxed at ordinary income rates of up to 35% if the shares of common stock are held for 12 months or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of shares of common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, if a shareholder receives a long-term capital gain dividend from us and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

     In any year in which we fail to qualify as a REIT, the shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and the shareholders will not be required to report any share of our tax preference items.

BACKUP WITHHOLDING

     We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a shareholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that shareholder a tax equal to the rate as provided under Section 3406(a)(1) of the Internal Revenue Code. These rules may apply (1) when a shareholder fails to supply a correct taxpayer identification number, (2) when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (3) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder's federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

     The United States Treasury issued its final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. The final regulations were generally made effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning these final regulations and the potential effect on their ownership of common shares.


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TAXATION OF TAX-EXEMPT ENTITIES

     In general, a tax-exempt entity that is a shareholder will not be subject to tax on distributions or gain realized on the sale of shares. A tax-exempt entity may be subject to unrelated business taxable income, however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code. In determining the number of shareholders a REIT has for purposes of the "50% test" described above under "-- REIT Qualification," generally, any shares held by tax-exempt employees' pension and profit sharing trusts which qualify under Section 401(a) of the Internal Revenue Code and are exempt from tax under Section 501(a) of the Internal Revenue Code ("qualified trusts") will be treated as held directly by its beneficiaries in proportion to their interests in the trust and will not be treated as held by the trust.

     A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as unrelated business taxable income ("UBTI"). The percentage is determined by dividing the REIT's gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income (less direct expenses related thereto) of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the "look-thru" rule with respect to the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. We do not currently meet either of these requirements.

     For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20) of the Internal Revenue Code, respectively, income from an investment in our capital stock will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the UBTI generated by the investment in our capital stock. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

TAXATION OF FOREIGN INVESTORS

     The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares of common stock, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

     Dividends that are not attributable to gain from any sales or exchanges we make of United States real property interests and which we do not designate as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Those dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares of common stock is treated as effectively connected with the non-U.S. shareholder's conduct of a United States trade or business, the non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to those dividends, and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation. For withholding tax purposes, we are currently required to treat all distributions as if made out of our current and


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accumulated  earnings and profits and thus we intend to withhold at the rate of
30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder unless (1) the non-U.S. shareholder files an IRS Form W-8BEN claiming that a lower treaty rate applies or (2) the non-U.S. shareholder files an IRS Form W-8ECI claiming that the dividend is effectively connected income.

     Under the final regulations, which were generally effective for distributions on or after January 1, 2001, we are not required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. Dividends in excess of our current and accumulated earnings and profits are not taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that those dividends exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not a dividend will be in excess of current and accumulated earnings and profits, the dividend will be subject to such withholding. We do not make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the non-U.S. shareholder may seek a refund of those amounts from the IRS.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, commonly known as "FIRPTA." Under FIRPTA, those dividends are taxed to a non-U.S. shareholder as if the gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty exemption. We are required by the Internal Revenue Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated as a capital gain dividend in connection with the sale of a United States real property interest. This amount is creditable against the non-U.S. shareholder's FIRPTA tax liability.

     Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that we will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the shares of common stock will be publicly traded, however, no assurance can be given that we will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares of common stock is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain, and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If we were not a domestically controlled REIT, whether or not a non-U.S. shareholder's sale of shares would be subject to tax under FIRPTA would depend on whether or not the shares of common stock were regularly traded on an established securities market (such as the American Stock Exchange) and on the size of selling non-U.S. shareholder's interest in our capital shares. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of our shares of common stock may be required to withhold 10% of the gross purchase price.


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JOBS AND GROWTH TAX ACT

     On May 28, 2003, the President of the United States signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, referred to herein as the Jobs and Growth Tax Act. The Jobs and Growth Tax Act reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003 through December 31, 2008). The Jobs and Growth Tax Act also taxes "qualified dividend income" of individuals as net capital gain, thus reducing the maximum individual tax rate for such dividends to 15% (for tax years from 2003 through 2008). "Qualified dividend income" generally includes dividends received from regular corporations and from certain "qualified foreign corporations," provided certain required stock holding periods are met.

     Under the Jobs and Growth Tax Act, REIT dividends (other than capital gain dividends) generally are not qualifying dividend income and continue to be taxed at ordinary rates. Dividends received from a REIT will be treated as qualified dividend income, however, to the extent the REIT itself has qualifying dividend income for the taxable year in which the dividend was paid, such as dividends from taxable REIT subsidiaries, and designates such dividends as qualifying for such capital gains rate tax treatment. Qualifying dividend income of a REIT for this purpose also includes the sum of (i) the excess of the REIT's "real estate investment trust taxable income" for the preceding year, which would typically include any income that the REIT did not distribute to stockholders, over the tax payable by the REIT on such income, and (ii) the excess of the income of the REIT for the preceding year subject to the built-in gain tax on certain assets acquired from C corporations, including as a result of the conversion of a C corporation to a REIT, over the tax payable by the REIT on any such income in the preceding year.

     Assuming that we distribute all of our taxable income to our stockholders, our distributions generally will not be eligible for the new 15% tax rate on dividends for individual taxpayers except to the extent attributable to income on which we have paid tax as discussed above or to dividends received by us from non-REIT corporations such as taxable REIT subsidiaries. As a result, our ordinary REIT distributions generally will be taxed at the higher tax rates applicable to ordinary income.

     Without future congressional action, the maximum individual tax rate on long-term capital gains will return to 20% in 2009, and the maximum individual tax rate on dividends will move to 35% in 2009 and 39.6% in 2011.


STATE AND LOCAL TAXES

     We, and our shareholders, may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our capital shares.


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                          CERTAIN ERISA CONSIDERATIONS

     Each prospective investor that is (i) an ERISA Plan, (ii) a plan within the meaning of Section 4975(e)(1) of the Internal Revenue Code (including an IRA and a Keogh Plan) or (iii) a person investing assets of any ERISA Plan or plan whose assets are deemed to include plan assets should consider the matters described below in determining whether to invest in our capital shares. Such ERISA Plans, plans and persons are referred to herein as "Plans."

GENERAL FIDUCIARY RULES

     Investments by ERISA Plans and persons whose assets are deemed to include plan assets are subject to ERISA's general fiduciary requirements, including the requirements of investment prudence and diversification, requirements respecting the delegation of investment authority and the requirement that an ERISA Plan's investment be made in accordance with the documents governing the Plan. Plan fiduciaries must give appropriate consideration to, among other things, the role that an investment in our capital shares has in the Plan's investment portfolio, taking into account the Plan's purposes, the risk of loss and the potential return in respect of such investment, the composition of the Plan's portfolio, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the Plan, and the projected return of the portfolio relative to the Plan's funding objectives. Keogh Plan and IRA investors should also consider whether an investment in our capital shares is appropriate for their Keogh Plans or IRAs.

PLAN ASSETS

     Regulations issued by the U.S. Department of Labor (the "Plan Asset Regulations") describe what constitutes the assets of a Plan for purposes of various provisions of ERISA and Section 4975 of the Internal Revenue Code when a Plan makes an equity investment in an entity such as an investment in our capital shares. The U.S. Department of Labor has generally stated that an investment by a plan in securities (within the meaning of section 3(20) of ERISA) of a corporation or partnership will not, solely by reason of such investment, be considered to be an investment in the underlying assets of such corporation or partnership so as to make such assets of the entity "plan assets" and thereby make a subsequent transaction between the party in interest and the corporation or partnership a prohibited transaction under Section 406 of ERISA. The Plan Asset Regulations provide that the assets of entities in which retirement plans make equity investments will be treated as "plan assets" unless such investments are (1) in publicly offered securities, (2) in securities offered by an investment company registered under the Investment Company Act of 1940, or (3) within one of the other specific exemptions set forth in the Plan Asset Regulations. Since we are not a registered investment company, the exemption contained in the Plan Asset Regulations which may apply to an investment in our capital shares is that it may be an investment in "publicly offered securities," defined generally as interests which are freely transferable, widely-held and registered with the Securities and Exchange Commission or an investment in which equity participation by "benefit plan investors" is not significant. The Plan Asset Regulations provide that equity participation in an entity by benefit plan investors is "significant" if at any time 25% or more of the value of any class of equity interest is held by benefit plan investors. The term "benefit plan investors" is broadly defined for this purpose to include any employee pension or welfare benefit plan, whether or not subject to ERISA, any plan described in Section 4975(e)(1) of the Internal Revenue Code and any entity whose underlying assets include plan assets by reason of plan investment in the entity. We may have equity participation in this offering by "benefit plan investors" that is significant, as defined above. Therefore, we may not qualify for the exemption for investments in which equity participation by benefit plan investors is not significant.

PLAN ASSET REGULATIONS - PUBLICLY OFFERED SECURITIES EXEMPTION

     As noted above, if a retirement plan acquires "publicly offered securities," the assets of the issuer of the securities are not deemed to be plan assets under the Plan Asset Regulations. The definition of publicly offered securities requires that such securities must be "widely-held," "freely transferable" and must satisfy certain registration requirements under federal securities laws. Although we should satisfy the registration requirements under this definition, the determinations of whether a security is "widely-held" and "freely transferable" are inherently factual matters. Under the Plan Asset Regulations, a class of securities will be "widely-held" if it is held by 100 or more persons. We anticipate that this requirement will be met; however, even if the shares are deemed to be widely-held, the "freely transferable" requirement must also be satisfied in order to qualify for this exemption. We intend to satisfy the freely transferable requirement set forth in the Plan Asset Regulations with respect to our shares. Because of the factual nature of such a determination, however, and the lack of further guidance as to the meaning of the term "freely transferable," there can be no assurance that we will, in fact, qualify for this exemption.

PROHIBITED TRANSACTIONS

     ERISA generally prohibits a fiduciary from causing an ERISA Plan to engage in a broad range of transactions involving the assets of the ERISA Plan and persons having a specified relationship to the Plan ("parties in interest") unless a statutory or administrative exemption applies. Similar prohibitions are contained in Section 4975 of the Internal Revenue Code and generally apply with respect to ERISA Plans, Keogh Plans, IRAs, and other Plans. An excise tax may be imposed pursuant to Section 4975 of the Internal Revenue Code on persons having a specified relationship with a Plan ("disqualified persons") in respect of prohibited transactions involving the assets of the Plan. Generally speaking, parties in interest for purposes of ERISA would be disqualified persons under Section 4975 of the Internal Revenue Code.

     If our assets are treated for purposes of ERISA and Section 4975 of the Internal Revenue Code as the assets of the Plans that invest in our capital shares due to the fact that we fail to satisfy the publicly offered securities exception, certain transactions that we might enter into in the ordinary course of our business might constitute "prohibited transactions" under ERISA and the Internal Revenue Code, thereby potentially subjecting fiduciaries of the Plans to personal liability and civil penalties and potentially resulting in the imposition of an excise tax under Section 4975 of the Internal Revenue Code on the disqualified person that is party to the transaction with us unless a statutory or administrative exemption exist and the plan satisfies all conditions for such exemptive relief.

     There are five class exemptions issued by the Department of Labor that could apply in the event of a prohibited transaction. These Department of Labor Prohibited Transaction Class Exemptions apply to:

          o plan asset transactions determined by independent qualified professional asset managers (PTE 84-14),

          o certain transactions involving bank collective investment funds (PTE 91-38),

          o certain transactions involving insurance company pooled separate accounts (PTE 90-1),

          o certain transactions involving insurance company general accounts (PTE 95-60), and

          o plan asset transactions determined by in-house asset manager (PTE 96-23).

         However, there is no assurance that these exemptions or any other exemption will apply, even if all of the conditions specified are satisfied.

GOVERNMENTAL PLANS

     Although federal, state and local governmental pension plans are not subject to ERISA, applicable provisions of federal and state law may restrict the type of investments such a plan may make or otherwise have an impact on such a plan's ability to invest in our capital shares. Accordingly, state and local governmental pension plans considering an investment in our capital shares should consult with their counsel regarding their proposed investment in our capital shares.

SPECIAL CONSIDERATIONS FOR INSURANCE COMPANIES

     An insurance company considering an investment should consider whether it's general account may be deemed to include assets of the plans investing in the general account, for example, through the purchase of an annuity contract. In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), the United States Supreme Court held that assets held in an insurance company's general account may be deemed to be plan assets under certain circumstances. In that event, the insurance company might be treated as a party in interest under such plans. However, PTE 95-60 (described above) may exempt some or all of the transactions that could occur as the result of the acquisition of our capital shares by an insurance company general account. Therefore, insurance company investors should analyze whether John Hancock and PTE 95-60 or any other exemption may have an impact on their decision to purchase our capital shares.

     In addition,  the Small  Business Job  Protection  Act of 1996 added a new
Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Internal Revenue Code. Pursuant to Section 401(c), the Department of Labor issued final regulations effective January 5, 2000 (the "General Account Regulations") with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. As a result of these regulations, assets of an insurance company general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and
Section 4975 of the Internal Revenue Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

     THE FOREGOING DISCUSSION OF ERISA AND INTERNAL REVENUE CODE ISSUES SHOULD NOT BE CONSTRUED AS LEGAL ADVICE. FIDUCIARIES OF PLANS SHOULD CONSULT THEIR OWN COUNSEL WITH RESPECT TO ISSUES ARISING UNDER ERISA AND THE INTERNAL REVENUE CODE AND MAKE THEIR OWN INDEPENDENT DECISION REGARDING AN INVESTMENT IN OUR COMMON SHARES.

                              PLAN OF DISTRIBUTION

GENERAL

     We are offering a maximum of 4,000,000 shares to the public through Participating Dealers, as defined below. The shares are being offered at a price of $10.00 per share on a "best efforts" basis, which means generally that the Participating Dealers will be required to use only their best efforts to sell the shares and they have no firm commitment or obligation to purchase any of the shares. We are also offering 400,000 shares for sale pursuant to our dividend reinvestment plan at a price of $10.00 per share. We reserve the right in the future to reallocate additional shares to our dividend reinvestment plan out of our public offering shares. Therefore, a total of 4,400,000 shares are being registered in this offering.

     The offering of these shares will terminate on or before August 12, 2004. However, we reserve the right to extend the offering until not later than August 12, 2005 in any state that allows us to extend the offering.


UNDERWRITING COMPENSATION AND TERMS

     Except as provided below, the Participating Dealers will receive selling commissions of 7.5% of the gross offering proceeds. The Dealer Manager will receive 2.5% of the gross offering proceeds in the form of a dealer manager fee as compensation for acting as the Dealer Manager and for expenses incurred in connection with marketing our shares. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the shares. Shareholders who elect to participate in the dividend reinvestment plan will be charged selling commissions and dealer manager fees on shares purchased pursuant to the dividend reinvestment plan on the same basis as shareholders purchasing shares other than pursuant to the dividend reinvestment plan.

     The Dealer Manager will select other broker-dealers who are members of the NASD (Participating Dealers) to sell our shares. In the event of the sale of shares by such Participating Dealers, the Dealer Manager may reallow its commissions in the amount of up to 7.5% of the gross offering proceeds to such Participating Dealers. In addition, the Dealer Manager may reallow a portion of its dealer manager fee to Participating Dealers in the aggregate amount of up to 1.0% of gross offering proceeds to be paid to such Participating Dealers as marketing fees, or to reimburse representatives of such Participating Dealers the costs and expenses of attending our educational conferences and seminars.

     In   addition,   unless   otherwise   agreed  with  the  Dealer   Manager,
Participating Dealers will be reimbursed by AmREIT for bona fide due diligence expenses, not to exceed 0.5% of gross offering proceeds in the aggregate.

     Investors may agree with their broker-dealer to reduce the amount of selling commissions payable with respect to the sale of their shares down to zero (1) in the event that the investor has engaged the services of a registered investment advisor or other financial advisor with whom the investor has agreed to pay compensation for investment advisory services or other financial or investment advice, or (2) in the event that the investor is investing in a bank trust account with respect to which the investor has delegated the decision-making authority for investments made in the account to a bank trust department. The net proceeds to AmREIT will not be affected by reducing the commissions payable in connection with such transactions.

     Neither the Dealer Manager nor its affiliates will compensate any person engaged as an investment advisor by a potential investor as an inducement for such investment advisor to advise favorably for an investment in AmREIT.

SUBSCRIPTION PROCEDURES

     You should pay for your shares by check payable to "AmREIT." Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We may not accept a subscription for shares until at least five business days after the date you receive this prospectus. You will receive a confirmation of your purchase. We will initially deposit the subscription proceeds in an interest-bearing account with Wells Fargo Bank. Subscribers may not withdraw funds from the account. We will withdraw funds from the account periodically for the acquisition of real estate properties, the payment of fees and expenses or other investments approved by our board of trust managers. We generally admit shareholders to AmREIT on a daily basis.

     Except for purchases pursuant to our dividend reinvestment plan or reinvestment plans of other public real estate programs, all accepted subscriptions will be for whole shares and for not less than 500 shares ($5,000) for non-qualified accounts, or 300 shares ($3,000) for qualified accounts. See "Suitability Standards." Except in Maine, Minnesota, Nebraska and Washington, investors who have satisfied the minimum purchase requirement and have purchased units or shares in AmREIT programs or units or shares in other public real estate programs may purchase less than the minimum number of shares discussed above, provided that such investors purchase a minimum of 2.5 shares ($25). After investors have satisfied the minimum purchase requirement, minimum additional purchases must be in increments of at least 2.5 shares ($25), except for purchases made pursuant to our dividend reinvestment plan or reinvestment plans of other public real estate programs.

     The proceeds of this offering will be used only for the purposes set forth in the "Estimated Use of Proceeds" section of this prospectus. Subscriptions will be accepted or rejected within 30 days of receipt by AmREIT and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days. The Dealer Manager and each Participating Dealer who sells shares on behalf of AmREIT have the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for the investor and that the requisite suitability standards are met. See "Suitability Standards." In making this determination, the Participating Dealer will rely on relevant information provided by the investor, including information as to the investor's age, investment objectives, investment experience, income, net worth, financial situation, other investments, and other pertinent information. Each investor should be aware that the Participating Dealer will be responsible for determining suitability.

     The Dealer Manager or each Participating Dealer shall maintain records of the information used to determine that an investment in shares is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.

                          SUPPLEMENTAL SALES MATERIAL

     In addition to this prospectus, we may utilize certain sales material in connection with the offering of the shares, although only when accompanied by or preceded by the delivery of this prospectus. In certain jurisdictions, some or all of such sales material may not be available. This material may include information relating to this offering, our past performance, property brochures and articles and publications concerning real estate. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.

     The offering of shares is made only by means of this prospectus. Although the information contained in such sales material will not conflict with any of the information contained in this prospectus, such material does not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated by reference in this prospectus or said registration statement or as forming the basis of the offering of the shares.

                                    EXPERTS

GENERAL

     The consolidated financial statements and related consolidated financial statement schedule of AmREIT as of and for the year ended December 31, 2002 have been audited by KPMG LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority in accounting and auditing.

     The consolidated financial statements and related consolidated financial statement schedule of AmREIT as of and for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGE IN ACCOUNTANTS

     In December 2002, AmREIT changed its independent public accountants from Deloitte & Touche LLP to KPMG LLP. The change was made by the audit committee of our board. In connection with making this change, management sought and received proposals from three independent public accounting firms. These proposals were submitted to the audit committee, which selected KPMG LLP as AmREIT's new auditors.

     Deloitte & Touche's reports on the AmREIT's consolidated financial statements for the latest two fiscal years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles. During AmREIT's fiscal years ended December 31, 2001 and December 31, 2000 and subsequent interim periods preceding the dismissal, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the two most recent fiscal years and the subsequent interim period through December 12, 2002, there were no reportable events.

     On December 12, 2002, AmREIT engaged KPMG LLP to audit AmREIT's financial statements for the year ending December 31, 2002. During AmREIT's two most recent fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period through December 12, 2002, AmREIT did not consult with KPMG LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K


                                 LEGAL OPINIONS

     The legality of the shares being offered hereby has been passed upon by Locke Liddell & Sapp LLP, Dallas, Texas. The statements under the caption "Federal Income Tax Consequences" as they relate to federal income tax matters have been reviewed by Locke Liddell & Sapp LLC, and Locke Liddell & Sapp LLP has opined as to certain income tax matters relating to an investment in the company. Locke Liddell & Sapp LLP has represented affiliates of AmREIT in other matters and may continue to do so in the future.

                             ADDITIONAL INFORMATION

     We have filed with the SEC, Washington, D.C., a registration statement on Form S-11 under the Securities Act of 1933, as amended, with respect to the shares offered pursuant to this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Copies of the registration statement and exhibits related thereto, as well as periodic reports and information filed by AmREIT may be obtained upon payment of the fees prescribed by the SEC, or may be examined at the offices of the SEC without charge, at the public reference facility in Washington, D.C. at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.


                                    GLOSSARY



     The following are definitions of certain terms used in this prospectus:

     "Affiliate" means (1) any person or entity directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with another person or entity; (2) any person or entity directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of another person or entity; (3) any officer, director, partner, or trustee of such person or entity; (4) any person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other person; and (5) if such other person or entity is an officer, director, partner, or trustee of a person or entity, the person or entity for which such person or entity acts in any such capacity.

     "AmREIT" means AmREIT, a Texas real estate investment trust, and unless otherwise indicated to the contrary, the Predecessor Corporation and all subsidiaries of AmREIT.

     "AmREIT Decision Logic" means a system of analysis for properties being reviewed by AmREIT, consisting of 25 specific factors, including demographic studies, traffic flow review, environmental review, site planning and financial analysis.

     "ARIC"  means  AmREIT  Realty  Investment   Corporation,   a  wholly-owned
subsidiary of AmREIT.

     "Board of Trust Managers" means the Trust Managers of AmREIT.

     "Bylaws" means the bylaws of AmREIT.

     "Class A Common Shares" means the Class A Common Shares, par value $0.01 per share, of AmREIT.

     "Class B Common Shares" means the Class B Common Shares, par value $0.01 per share, of AmREIT.

     "Class C Common Shares" means the Class C Common Shares, par value $0.01 per share, of AmREIT.

     "Common Shares" means any class or series of common shares of beneficial interest, par value $0.01, of AmREIT.

     "Credit Facility" means AmREIT's $20 million unsecured credit facility with Wells Fargo Bank, N.A., as lender.

     "CTL" means single tenant, free standing, credit tenant leased properties.

     "Dealer Manager" means AmREIT Securities Corp., a wholly-owned subsidiary of AmREIT.

     "Dividend Reinvestment Plan" means the Dividend Reinvestment Plan, in the form attached hereto as Exhibit B.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Plan" means a pension, profit-sharing, retirement, or other employee benefit plan subject to ERISA.

     "FCP" means multi-tenant frontage commercial properties.

     "FFO" means Funds from Operations.

     "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended

     "Former Advisor" means American Asset Advisors Realty Corporation, which was wholly-owned by H. Kerr Taylor, AmREIT's Chairman of the Board and Chief Executive Officer.

     "Funds IX, X and XI" means, collectively, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd. and AAA Net Realty Fund XI, Ltd.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     "Interested Shareholder" means any person who beneficially owns, directly or indirectly, 10% or more of the voting power of AmREIT's shares.

     "IRAs" means individual retirement accounts.

     "IRS" means the Internal Revenue Service.

     "Joint   Ventures"   means  the  joint  venture  or  general   partnership
arrangements in which AmREIT is a co-venturer or general partner which are established to acquire properties.

     "NAREIT" means the National Association of Real Estate Investment Trusts.

     "NASAA Guidelines" means the Statement of Policy Regarding Real Estate Programs of the North American Securities Administrators Association, Inc. adopted on October 9 and 12, 1988, effective January 1, 1989, as amended.

     "NASD" means the National Association of Securities Dealers, Inc.

     "Net Asset Value" means the value of AmREIT's total assets (less intangibles) based on market capitalization rates and current year rental income, as determined by the Board of Trust Managers, before deducting depreciation or other non-cash reserves, less total liabilities, calculated at the end of each quarter on a basis consistently applied.

     "Net Lease" generally means a property lease pursuant to which the tenant is responsible for property costs associated with ongoing operations, including repairs, maintenance, property taxes, utilities and insurance.

     "Offering Expenses" means any and all costs and expenses, other than Selling Commissions, the marketing support fee, due diligence expense reimbursements, and the fee payable to the Dealer Manager incurred by AmREIT, or any Affiliate, in connection with the qualification and registration of AmREIT and the marketing and distribution of shares, including, without limitation, the following: legal, accounting, and escrow fees; printing, amending, supplementing, mailing, and distributing costs; filing, registration, and qualification fees and taxes; fax and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker-dealer sales meetings. The Offering Expenses paid by AmREIT in connection with the offering, together with the 7.5% Selling Commissions, the marketing support fee, due diligence expense reimbursements, and 2.5% fee payable to the Dealer Manager, incurred by AmREIT will not exceed 12% of the proceeds raised in connection with this offering.

     "Ownership Limit" means, with respect to Common Shares and Preferred Shares, the percent limitation placed on the ownership of Common Shares and Preferred Shares by any one person. As of the initial date of this prospectus, the Ownership Limit is 9.0% of the outstanding Common Shares and 9.9% of the outstanding Preferred Shares.

     "Participants" means those shareholders who elect to participate in the Dividend Reinvestment Plan.

     "Participating Dealers" means those broker-dealers that are members of the NASD, or that are exempt from broker-dealer registration, and that, in either case, enter into participating broker or other agreements with the Dealer Manager to sell shares.

     "Partnerships" means the ten real estate limited partnerships under common management that are Affiliates of AmREIT.

     "Plan" means ERISA Plans, IRAs, Keogh plans, stock bonus plans, and certain other plans.

     "Plan Asset Regulations" means regulations issued by the U.S. Department of Labor describing what constitutes the assets of a Plan for purposes of various provisions of ERISA.

     "Predecessor Corporation" means AmREIT, Inc., a Maryland corporation.

     "Preferred Shares" means any class or series of preferred shares of beneficial interest, par value $0.01 per share of AmREIT that may be issued in accordance with the terms of our articles of incorporation and applicable law.

     "Prospectus" means the final prospectus included in the Company's registration statement filed with the SEC, pursuant to which the Company will offer Class C Common Shares to the public, as the same may be amended or supplemented from time to time after the effective date of the registration statement.

     "Qualified Plans" means qualified pension, profit-sharing, and share bonus plans, including Keogh plans and IRAs.

     "Reinvestment Agent" means the independent agent, which currently is Wells Fargo Bank Minnesota, N.A., for Participants in the Dividend Reinvestment Plan.

     "Reinvestment Proceeds" means net proceeds available from the sale of shares under the Dividend Reinvestment Plan to redeem shares.

     "REIT" means real estate investment trust, as defined pursuant to Sections 856 through 860 of the Internal Revenue Code.

     "SEC" means the Securities and Exchange Commission.

     "Selling Commissions" means any and all commissions payable to underwriters, managing dealers, or other broker-dealers in connection with the sale of shares as described in this prospectus, including, without limitation, commissions payable to the Participating Dealers.

     "Subscription   Agreement'  means  the   Subscription   Agreement  and  the
Subscription  Agreement  Signature Page, in the forms attached hereto as Exhibit
A.

     "TRA" means the Texas Real Estate Investment Trust Act, as amended.


     "Trust Manager" means a member of the board of trust managers of AmREIT.

     "UBTI" means unrelated business taxable income, as that term is defined in Sections 511 through 514 of the Internal Revenue Code.

                                                             EXHIBIT A



(AMREIT LOGO)

                                                      SPECIAL INSTRUCTIONS:


                              CLASS C COMMON SHARES
                      SUBSCRIPTION AGREEMENT SIGNATURE PAGE
                  See pages of the Prospectus for instructions



1. INVESTMENT
                                                                          MAKE INVESTMENT CHECKS PAYABLE TO:
                                                                                          AMREIT
--------------                          ----------------            [ ] Initial Investment - Qualified Plans (min. $3,000)
 # of Shares                            Total $ Invested            [ ] Initial Investment - Non-Qualified Plans (min. $5,000)
            (# Shares x $10 = $ Invested)                           [ ] Additional Investment (increments of $10.00)
     Minimum purchase $1,000 or 100 Shares

2. ADDITIONAL INVESTMENTS


         I have received and reviewed the prospectus and understand that this investment is considered illiquid, not convertible into the AmREIT class A shares for a period of seven years. I further understand that AmREIT's class A shares are publicly traded on the American Stock Exchange.

                                    --------                                    --------
                                    Initials                                    Initials

3. TYPE OF OWNERSHIP


[ ] IRA                                                             [ ] Joint Tenants With Right of Survivorship
    (Enter Custodial Information under section 4)                   [ ] Community Property
[ ] Keogh                                                           [ ] Tenants in Common ____________________
[ ] Qualified Pension Plan                                          [ ] Custodian: A Custodian for _______under
[ ] Qualified Profit Sharing Plan                                   the Uniform Gift to Minors Act or the
[ ] Trust / Trust Type:___________________________________          Uniform Transfers to Minors Act of the State of ______________
    (Please specify, i.e. Family. Living, Revocable, etc.)          [ ] Other ____________________________________
[ ] Individual

4. REGISTRATION NAME AND ADDRESS


Please print name(s) in which Shares are to be registered. INCLUDE TRUST OR CUSTODIAL NAME IF APPLICABLE. AMREIT DOES
NOT PROVIDE CUSTODIAL SERVICES; THEREFORE, IF THIS IS A CUSTODIAL ACCOUNT, A CUSTODIAN MUST BE SELECTED AND INDICATED
BELOW.

[ ] Mr   [ ] Mrs   [ ] Ms   [ ] PhD   [ ] DDS   [ ] Other ______________               Taxpayer Identification Number

                                                                                       [ ][ ] - [ ][ ][ ][ ][ ][ ][ ]
----------------------------------------------------------
                                                                                       Social Security Number

                                                                                       [ ][ ][ ] - [ ][ ] - [ ][ ][ ][ ]
----------------------------------------------------------

Street Address
               --------------------------------------------------------------------------------------------------------

City                                    State                                   Zip Code
     -------------------------------         --------------------------------            ------------------------------

Home Phone
Number
                -----------------------------------

Birth Date
                -----------------------------------

Email Address                                           (E-mail addresses will not be sold or distributed and will only be used for
                -----------------------------------     corporate communication.)


5. INVESTOR NAME AND ADDRESS


[ ] Check here if investor information is the same as registration information, and skip to section 6.


[ ] Mr   [ ] Mrs   [ ] Ms   [ ] PhD   [ ] DDS   [ ] Other                              Taxpayer Identification Number

Name
                                                                                       [ ] [ ] - [ ][ ][ ][ ][ ][ ][ ]
----------------------------------------------------------
                                                                                       Social Security Number

                                                                                       [ ][ ][ ] - [ ][ ] - [ ][ ][ ][ ]

Street Address or P.O. Box
                           --------------------------------------------------------------------------------------------

City                                    State                                   Zip Code
     -------------------------------         --------------------------------            ------------------------------

Home Phone
Number                                                   Email Address
                -----------------------------------                   -----------------------------------
Birth Date                                               (E-mail addresses will not be sold or distributed and will only be
                -----------------------------------       used for corporate communication.)



-----------------------------------------------------------------------------------------------------------------------
                                            (REVERSE SIDE MUST BE COMPLETED)

6 REGISTRATION NAME AND ADDRESS

Please separately initial each of the representations below. In order to induce AmREIT to accept this subscription, I hereby represent and warrant to you as follows:

(a)  I have received the Prospectus.                                                    -------------           -------------
                                                                                          Initials                 Initials

(b)  I (i) either have a net worth (exclusive of home, home furnishings, and automobiles) of at least $150,000, or have a net worth (as described above)
     of at least $45,000 and had during the last tax year, or estimate that I
     will have during the current tax year, a minimum annual gross income of            -------------           -------------
     $45,000; and (ii) if the state of my primary residence imposes a higher              Initials                 Initials
     suitability standard, I meet the higher suitability requirements imposed by my state of primary residence as set forth in the Prospectus under
     "Suitability Standards".

(c)  This investment represents approximately  ____% of my net worth, and allows        -------------           -------------
     the appropriate liquid net worth to meet my current needs.                           Initials                 Initials

(d)  I acknowledge that the shares are not liquid.                                      -------------           -------------
                                                                                          Initials                 Initials

I declare that the information supplied above is true and correct and may be relied upon by AmREIT in connection with my investment in AmREIT. Under penalties of perjury, by signing this Signature Page, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number, and (b) I am not subject to back-up withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to back-up withholding.



---------------------------------     ---------------------------------------        ------------------------------
Signature of Investor or Trustee      Signature of Joint Owner, if applicable        Date


                             (MUST BE SIGNED BY TRUSTEE(S) IF IRA, KEOGH OR QUALIFIED PLAN)


7 DIVIDENDS (YOU MUST CHECK ONE OF THE FOLLOWING)

NOTE: AmREIT DOES NOT PROVIDE CUSTODIAL SERVICES. IF THIS IS A CUSTODIAL ACCOUNT, PLEASE ENSURE THAT YOU HAVE COMPLETED
SECTION 4 APPROPRIATELY AND INDICATED THE NAME OF THE CUSTODIAN.


[ ]  I prefer to participate in the Dividend Reinvestment Plan and have completed the enclosed DRIP enrolment form

[ ]  I prefer to direct dividends to a party other than the registered owner per my instructions below

[ ]  I prefer dividends to be deposited directly into the following account:    Checking  _______    Savings  _______
     (If you wish to have your dividends deposited via electronic deposits, please complete the attached electronic deposit form and include the appropriate voided check or deposit slip)

     Institution                                                                Account
     Name                                                                       Number
                    -----------------------------------------------------                  ----------------------------

     Name on
     Account
                    ---------------------------------------------------------------------------------------------------

     Street Address
     or P.O. Box
                    ---------------------------------------------------------------------------------------------------


                    --------------------------------------        --------------           ----------------------------
     City                                                   State                 Zip Code


[ ]  I prefer dividends be paid to me at my address listed under Section 4


8 BROKER DEALER (TO BE COMPLETED BY REGISTERED REPRESENTATIVE)


THE BROKER-DEALER OR AUTHORIZED REPRESENTATIVE MUST SIGN BELOW to complete order. Broker-Dealer or authorized representative warrants that it is a duly licensed Broker-Dealer or authorized representative and may lawfully offer
Shares in the state designated as the investor's address or the state in which the sale was made, if different. The
Broker-Dealer or authorized representative warrants that he has reasonable grounds to believe this investment is suitable for the subscriber and that he has informed subscriber of all aspects of liquidity and marketability of this investment.


Broker Dealer
Name
               --------------------------------------------------------------------------------------------------------

BD Address
               --------------------------------------------------------------------------------------------------------

City                                    State                                   Zip Code
               ---------------------         --------------------------------             -----------------------------

Reg. Rep.                                                                    Phone Number
               --------------------------------------------------------------             -----------------------------

Rep Address
               --------------------------------------------------------------------------------------------------------

City                                    State                                   Zip Code
               ---------------------         --------------------------------             -----------------------------

Email Address                                           (E-mail addresses will not be sold or distributed and will only be used for
               ------------------------------------     corporate communication.)


-------------------------------------------------               --------------------------------------------------------
Registered Representative Signature                             Broker-Dealer Signature, if required


        Please Mail completed Subscription Agreement (with all signatures) and personal check(s) made payable to
                                                         AmREIT

                                     8 Greenway Plaza, Suite 824, Houston, TX 77046
                                                     1-800-888-4400

                                                            EXHIBIT B



                           DIVIDEND REINVESTMENT PLAN


     AmREIT, a Texas real estate investment trust (the "Company"), pursuant to its Amended and Restated Declaration of Trust has adopted this Dividend
Reinvestment Plan (the "Reinvestment Plan") on the terms and conditions set forth below.

     1. REINVESTMENT OF DISTRIBUTIONS. Wells Fargo Bank Minnesota, N.A., the agent (the "Reinvestment Agent") for participants (the "Participants") in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to class C common shares of the Company (the "Shares") owned by each Participant (collectively, the "Distributions"). The Reinvestment Agent will apply such Distributions as follows:

          (a) At any period during which the Company is making a public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the Company at the public offering price per Share.

          (b) The price of which the Shares will be issued under the Reinvestment Plan will be $10.00 per Share.

          (c) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each month the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each month to purchase Shares for the Participants. Distributions shall be invested by the Reinvestment Agent in Shares promptly following the payment date with respect to such Distributions to the extent Shares are available. If the aggregate amount of Distributions to Participants exceeds the amount required to purchase all Shares then available for purchase, the Reinvestment Agent will distribute all cash funds to participants via a check in lieu of purchasing additional shares. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

          (d) The allocation of Shares among Participants may result in the ownership of fractional Shares, computed to three decimal places.

          (e) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

          (f) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Participants in the Reinvestment Plan will receive statements of account in accordance with Paragraph 7 below.

     2. ELECTION TO PARTICIPATE. Any shareholder who participates in a public offering of Shares and who has received a copy of the related final prospectus filed with the Securities and Exchange Commission ("SEC") may elect to participate in and purchase Shares through the Reinvestment Plan at any time by written notice to the Company and would not need to receive a separate prospectus relating solely to the Reinvestment Plan. A person who becomes a shareholder otherwise than by participating in a public offering of Shares may purchase Shares, with distribution dollars only, through the Reinvestment Plan only after receipt of a separate prospectus relating solely to the Reinvestment Plan. The purchase of additional shares through the Reinvestment Plan with voluntary cash contributions is prohibited. Participation in the Reinvestment Plan will commence with the next Distribution made after receipt of the Participant's notice, provided it is received by the record date to which such Distribution relates. A Participant who has terminated his participation in the

Reinvestment Plan pursuant to Paragraph 11 will be allowed to participate in the Reinvestment Plan again upon receipt of a current version of a final prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant, by notifying the Company and completing any required forms.

     3. DISTRIBUTION OF FUNDS. In making purchases for Participants' accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

     4. PROXY SOLICITATION. The Reinvestment Agent will distribute to Participants proxy solicitation material received by it from the Company which is attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant's written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant's name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant's account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

     5. ABSENCE OF LIABILITY. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Shares, any change in the value of the Shares acquired for the Participant's account, or the rate of return earned on, or the value of, the interest-bearing account in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant's participation in the Reinvestment Plan upon such Participant's death prior to receipt of notice in writing of such death and the expiration of 15 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of the Securities and Exchange Commission and certain state securities commissioners indemnification is also considered contrary to public policy and therefore unenforceable.

     6. SUITABILITY.

          (a) Each Participant shall notify the Dealer Manager in the event that, at any time during his participation in the Reinvestment Plan, there is any material change in the Participant's financial condition or inaccuracy of any representation under the Subscription Agreement.

          (b) For purposes of this Paragraph 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company's prospectus.

     7. REPORTS TO PARTICIPANTS. Within 10 days after the end of each fiscal month, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the month, the number of Shares purchased during the month, the per Share purchase price for such Shares, and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Each statement shall also advise the Participant that, in accordance with Paragraph 6(a) hereof, he or she is required to notify the Dealer Manager in the event that there is any material change in his or her financial condition or if any representation under the

Subscription Agreement becomes inaccurate. Tax information for income earned on Shares under the Reinvestment Plan will be sent to each participant by the Company or the Reinvestment Agent at least annually.

     8. ADMINISTRATIVE CHARGES, COMMISSIONS, AND PLAN EXPENSES. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Additionally, in connection with any Shares purchased from the Company both prior to and after the termination of a public offering of the Shares, the Company will pay to the Dealer Manager selling commissions of 7.5%, a marketing support fee of 2.5% and due diligence reimbursements of up to 0.5%.

     9. NO DRAWING. No Participant shall have any right to draw checks or drafts against his account or give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

     10. TAXES. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant's Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan.

     11. TERMINATION.

          (a) A Participant may terminate his or her participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company prior to the record date to which such Distribution relates.

          (b) The Company or the Reinvestment Agent may terminate a Participant's individual participation in the Reinvestment Plan, and the Company may terminate the Reinvestment Plan itself at any time by ten days' prior written notice mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on their account or such more recent address as a Participant may furnish to the Company in writing.

          (c) After termination of the Reinvestment Plan or termination of a Participant's participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Paragraph 7 hereof, and (ii) a check for (A) the amount of any Distributions in the Participant's account that have not been reinvested in Shares, and (B) the value of any fractional Shares standing to the credit of a Participant's account based on $10.00 per share. The record books of the Company will be revised to reflect the ownership of record of the Participant's full Shares and any future Distributions made after the effective date of the termination will be sent directly to the former Participant.

     12. NOTICE. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to Investor Relations Department, AmREIT Securities Corp., 8 Greenway Plaza, Suite 824, Houston, Texas 77046 if to the Company, or to Wells Fargo Shareowner Services, 161 North Concord Exchange South St. Paul, Minnesota
55075, if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant's last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

     13. AMENDMENT. The terms and conditions of this Reinvestment Plan may be amended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including, but not limited to, an amendment to the Reinvestment Plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 30 days prior to the effective date thereof to each Participant at his or her last address of record, provided, that any such amendment must be approved by a majority of the independent trust managers of the Company. Such amendment or supplement shall be deemed conclusively accepted by each Participant except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

     14. GOVERNING LAW. THIS REINVESTMENT PLAN AND A PARTICIPANTS ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

                       CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                        AND FINANCIAL STATEMENT SCHEDULE
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                            AMREIT AND SUBSIDIARIES



                            AMREIT AND SUBSIDIARIES
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                                   Page
FINANCIAL STATEMENTS FOR THE
  THREE MONTHS ENDED MARCH 31, 2003 AND 2002:
     Consolidated Balance Sheets as of March 31, 2003 (unaudited)
        and December 31, 2002....................................................................................   F-1
     Consolidated Statements of Operations for the three months
        ended March 31, 2003 and 2002 (unaudited)................................................................   F-2
     Consolidated Statements of Cash Flows for the three months
        ended March 31, 2003 and 2002 (unaudited)................................................................   F-3
     Notes to Consolidated Financial Statements for the three months
        ended March 31, 2003 and 2002............................................................................   F-4 - F-7


FINANCIAL STATEMENTS FOR THE YEARS
  ENDED DECEMBER 31, 2002 AND 2001:

     Independent Auditors' Report................................................................................   F-8
     Independent Auditors' Report................................................................................   F-9
     Consolidated Balance Sheet, December 31, 2002...............................................................   F-10
     Consolidated Statements of Operations for the Years Ended
        December 31, 2002 and 2001...............................................................................   F-11
     Consolidated Statements of Shareholders' Equity
        for the Years Ended December 31, 2002 and 2001...........................................................   F-12
     Consolidated Statements of Cash Flows for the Years Ended
        December 31, 2002 and 2001...............................................................................   F-13
     Notes to Consolidated Financial Statements for the Years Ended
        December 31, 2002 and 2001...............................................................................   F-14 - F-29


FINANCIAL STATEMENT SCHEDULE:

     Schedule III Consolidated Real Estate Owned and Accumulated
        Depreciation for the Year Ended December 31, 2002........................................................   F-30 - F-32




All other financial statement schedules are omitted as the required information is either inapplicable or is included in the financial statements or related notes.

                           AMREIT AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   March 31,
                                  (unaudited)

 ASSETS                                                                                               2003
 Property:
   Land                                                                                         $21,631,162
   Buildings                                                                                     28,765,695
   Tenant improvements                                                                              239,486
   Furniture, fixtures and equipment                                                                211,465
                                                                                                 __________
                                                                                                 50,847,808
                                                                                                 __________
   Accumulated depreciation                                                                      (2,327,147)
                                                                                                 __________
     Total property, net                                                                         48,520,661
                                                                                                 __________

 Net investment in direct financing leases                                                       23,388,264

 Cash and cash equivalents                                                                          825,560
 Accounts receivable                                                                                135,639
 Accounts receivable - related party                                                                124,843
 Escrow deposits                                                                                     45,176
 Prepaid expenses, net                                                                              424,619

 Other assets:
   Preacquisition costs                                                                              28,478
   Loan acquisition cost, net of $92,981 in accumulated amortization                                242,171
   Accrued rental income                                                                            409,581
   Intangible lease cost, net of $31,524 in accumulated amortization                                226,075
   Investment in non-consolidated affiliates                                                        711,106
                                                                                                 __________
     Total other assets                                                                           1,617,411
                                                                                                 __________
 TOTAL ASSETS                                                                                   $75,082,173
                                                                                                 ==========
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities:
   Notes payable                                                                                $35,852,721
   Accounts payable                                                                                 578,295
   Accounts payable - related party                                                                 172,137
   Security deposit                                                                                  41,731
   Prepaid rent                                                                                       6,177
                                                                                                 __________
     TOTAL LIABILITIES                                                                           36,651,061
                                                                                                 __________

 Minority interest                                                                                  782,440

 Shareholders' equity:
   Preferred shares, $.01 par value, 10,000,000 shares authorized, none issued
     Class A Common shares, $.01 par value, 50,000,000 shares authorized,
     2,869,187 shares issued                                                                         28,692
   Class B Common shares, $.01 par value, 3,000,000 shares authorized,
     2,432,729 shares issued                                                                         24,328
   Capital in excess of par value                                                                47,182,617
   Accumulated distributions in excess of earnings                                               (8,728,632)
   Deferred compensation                                                                           (298,244)
   Cost of treasury shares, 90,322 shares                                                          (560,089)
                                                                                                 __________
     TOTAL SHAREHOLDERS' EQUITY                                                                  37,648,672
                                                                                                 __________
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                     $75,082,173
                                                                                                 ==========



 See Notes to Condensed Consolidated Financial Statements.

                            AMREIT AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                                             Quarter ended March 31,
                                                                               2003           2002
 Revenues:
   Rental income from operating leases                                     $1,232,740      $ 706,740
   Earned income from direct financing leases                                 598,720        191,182
   Service fees and other income                                              210,997        480,032
   Management fees                                                             57,631         91,130
   Income from non-consolidated affiliates                                     40,305        282,042
   Interest income                                                              1,839          1,014
                                                                            _________      _________
     Total revenues                                                         2,142,232      1,752,140
                                                                            _________      _________
 Expenses:
   General operating and administrative                                       774,686        778,982
   Legal and professional                                                     169,177        194,506
   Interest                                                                   551,441        253,648
   Depreciation and amortization                                              222,303        126,848
                                                                            _________      _________
     Total expenses                                                         1,717,607      1,353,984
                                                                            _________      _________
 Income before federal income taxes and minority
   interest in net income of consolidated joint ventures                      424,625        398,156

 Federal income tax benefit (expense) for taxable REIT subsidiary              73,000        (84,000)

 Minority interest in net income of consolidated joint ventures               (39,788)      (131,845)
                                                                            _________      _________

 Net income                                                                   457,837        182,311
 Distributions paid to class B shareholders                                  (452,543)           -
                                                                            _________      _________
 Net income available to class A shareholders                              $    5,294     $  182,311
                                                                            =========      =========


 Net income per common share - basic                                       $     .002     $     .078
                                                                            =========      =========
 Weighted avergage common shares used to compute
   net income per share, basic                                              2,768,253      2,351,687
                                                                            =========      =========



  See Notes to Condensed Consolidated Financial Statements.

                            AMREIT AND SUBSIDIARIES
                STATEMENTS OF CONDENSED CONSOLIDATED CASH FLOWS
                                  (unaudited)

                                                                 Quarter ended March 31,
                                                                   2003           2002
 Cash flows from operating activities:
   Net income                                                  $  457,837     $  182,311
   Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation and amortization                              229,697        126,848
       Amortization of deferred compensation                       59,928          5,152
       Minority interest in net income of consolidated join        39,788        131,845
       Decrease in accounts receivable                             38,020        187,944
       (Increase) decrease in accounts receivable- related        (55,909)       297,894
       Decrease in prepaid expenses, net                           14,077         44,836
       Cash receipts from direct financing leases
         more (less) than income recognized                        17,060         (4,260)
       Increase in accrued rental income                          (49,519)        (2,225)
       Decrease in other assets                                    83,091         23,711
       Decrease in accounts payable                              (547,924)      (671,656)
       Decrease in accounts payable- related party                (33,986)             -
                                                                 _________      _________
     Net cash provided by operating activities                    252,160        322,400
                                                                _________      _________
 Cash flows from investing activities:
   Improvements to real estate                                   (155,763)      (300,005)
   Acquisitions of real estate                                 (2,688,157)             -
   Additions to furniture, fixtures and equipment                 (24,040)        (3,938)
   (Investment in) distributions from joint ventures             (161,771)       380,846
   Increase in preacquisition costs                               (26,713)       (12,912)
                                                                _________      _________
     Net cash (used in) provided by investing activities       (3,056,444)        63,991
                                                                _________      _________
 Cash flows from financing activities:
   Proceeds from notes payable                                  2,367,799        369,952
   Payments of notes payable                                     (101,163)       (14,776)
   Loan acquisition costs                                               -         21,730
   Purchase of treasury shares                                   (315,719)             -
   Common dividends paid                                         (759,622)      (161,540)
   Distributions to minority interests                            (68,319)      (149,572)
                                                                _________      _________
     Net cash provided by financing activities                  1,122,976         65,794
                                                                _________      _________
 Net (decrease) increase in cash and cash equivalents          (1,681,308)       452,185
 Cash and cash equivalents at January 1                         2,506,868        227,117
                                                                _________      _________
 Cash and cash equivalents at March 31                         $  825,560     $  679,302
                                                                =========      =========

   Supplemental schedule of cash flow information:
     Cash paid during the year for:
       Interest                                                   524,189        236,439
       Income taxes                                                31,103              -


 See Notes to Condensed Consolidated Financial Statements.

                            AMREIT AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002
                                  (Unaudited)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and include all of the disclosures required by generally accepted accounting principles. The condensed consolidated financial statements reflect all normal and recurring adjustments, which are, in the opinion of management, necessary to present a fair statement of results for the three-month periods ended March 31, 2003 and 2002.

     The consolidated financial statements of AmREIT contained herein should be read in conjunction with the consolidated financial statements included in the Company's annual report on Form 10-KSB for the year ended December 31, 2002.

     DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

     AmREIT, formerly AmREIT, Inc. or American Asset Advisers Trust, Inc. (the "Company"), was organized in the state of Maryland in August 1993, is a real estate investment trust ("REIT") based in Houston, Texas and is listed on the American Stock Exchange (AMY). AmREIT was re-organized in the state of Texas on December 22, 2002, and is a sponsor of real estate direct participation programs to the financial planning community. For more than 18 years, the Company has established a track record of investing in commercial real estate leased to parent companies in the retail, financial services and banking, medical and restaurant sectors. AmREIT's real estate team focuses on development, management, brokerage and ownership of freestanding credit tenant leased ("CTL") and frontage shopping centers ("FSC") that are located contiguous to major thoroughfares and traffic generators. AmREIT's customer list includes national and regional tenants such as: Walgreens, Goodyear Tire, Washington Mutual, IHOP, McDonald's, Herman Hospital, Radio Shack, Coldwell Banker, Guaranty Federal, Bennigan's, Chili's, Texas Children's Pediatric Associates, Discount Tire, tc.

     AmREIT owns a real estate portfolio that consists of 47 properties located in 18 states. Its properties include single-tenant; free standing credit tenant leased projects and multi-tenant frontage projects. The single tenant projects are located from coast to coast and are primarily leased to corporate tenants where the lease is the direct obligation of the parent companies. In so doing, the dependability of the lease payments are based on the strength and viability of the entire company, not just that location. The multi-tenant projects are situated primarily throughout Texas. Supporting the real estate portfolio is an operating company subsidiary of AmREIT that provides a complete range of services including development, construction management, property management, brokerage and leasing.

     On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. With the merger of the affiliated partnerships, AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million Class B common shares to the limited partners in the affiliated partnerships. Approximately $760 thousand in 8 year, interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented against the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. The following selected unaudited pro forma consolidated statement of operations for AmREIT and subsidiaries gives effect to the merger with its three affiliated partnerships, which assumes that the merger occurred on January 1, 2002. Additionally, we have presented a summary of assets acquired and liabilities assumed as of the date of the merger, July 23, 2002.

                 Pro Forma Consolidated Statement of Operations
                      For the Three Months Ended March 31,
                                  (Unaudited)

                                                                                          2002
Revenues
         Rental income and earned income                                          $    1,519,368
         Other income                                                                    774,183
                                                                                       _________
         Total Revenues                                                                2,293,551
                                                                                       _________
Total Expense                                                                          1,522,994
                                                                                       _________
Proforma Income Before Minority Interest in Net Income of Consolidated
Joint Ventures                                                                           770,557

Federal Income Tax Benefit from Non-Qualified Subsidiary                                 (84,000)

Minority Interest in Net Income of Consolidated Joint Ventures                          (131,845)
                                                                                        ________
Pro Forma Net Income                                                              $      554,712




               Summary of Assets Acquired and Liabilities Assumed
                              As of July 23, 2002,
                                  (Unaudited)


Assets
         Buildings                                                                $   16,330,088
         Land                                                                          7,560,231
         Accounts receivable                                                           1,105,612
         Prepaid expenses                                                                 15,757
                                                                                      __________
         TOTAL ASSETS                                                             $   25,011,688
                                                                                      ==========
Liabilities                                                                       $      132,630

Shareholders' equity
         Class B common stock                                                     $   24,879,058
                                                                                      __________

         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                                  $   25,011,688
                                                                                      ==========



     BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of AmREIT, and its wholly or majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     NEW ACCOUNTING STANDARDS

     In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and did not have a material effect on the Company's consolidated financial statements.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002, however, these disclosure modifications are not applicable to the Company as the Company does not have stock based compensation other than restricted stock grants. Therefore adoption of SFAS 148 did not have a material impact on our consolidated financial position, results of operations, or cash flows.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation did not have a material effect on the Company's consolidated financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective.

     RECLASSIFICATION

     Certain amounts in the interim unaudited 2002 condensed consolidated financial statements have been reclassified to conform to the presentation used in the interim unaudited 2003 condensed consolidated financial statements.

2.   NOTES PAYABLE

     In November 1998, the Company entered into an unsecured credit facility (the "Credit Facility"), which is being used to provide funds for the acquisition of properties and working capital, and repaid all amounts outstanding under the Company's prior credit facility. Under the Credit Facility, which had an original term of one year, and has been extended through June 2003, the Company may borrow up to $20 million subject to the value of unencumbered assets. The Lender has given AmREIT a commitment to extent the Credit Facility for a period of 15 months from the date of execution. The Company and Lender are currently working through the documentation of the Credit Facility and expect that it will be finalized prior to June. The Credit Facility contains covenants which, among other restrictions, require the Company to maintain a minimum net worth, a maximum leverage ratio, specified interest coverage and fixed charge coverage ratios and allow the lender to approve all distributions. At March 31, 2003, Company was in compliance with all applicable financial covenants. The Credit Facility bears interest at an annual rate of LIBOR plus a spread of 2.00% (3.30% as of March 31, 2003). As of March 31, 2003, $14.1 million was outstanding under the Credit Facility. Thus the Company has approximately $5.9 million available under its line of credit, subject to use of proceeds by the lender.

3.   MAJOR TENANTS

     There were no significant changes in the tenant make-up from year end December 31, 2002.

4. EARNINGS PER SHARE

     Basic earnings per share has been computed by dividing net income by the weighted average number of class A common shares outstanding. Diluted earnings per share has been computed by dividing net income (as adjusted) by the weighted average number of class A common shares outstanding plus dilutive potential common shares.

     The following table presents information necessary to calculate basic and diluted earnings per share for the periods indicated:





                                                                                For the Three Months Ended March 31,
                                                                                      2003              2002
     BASIC EARNINGS PER SHARE

         Weighted average class A common shares outstanding                        2,768,253         2,351,687
                                                                                   =========         =========
                  Basic earnings per share                                        $     .002        $     .078
                                                                                   =========         =========

     EARNINGS FOR BASIC COMPUTATION
         Net income available to class A common shareholders (basic earnings
                  per share computation)                                          $    5,294        $  182,311
                                                                                   =========         =========


INDEPENDENT AUDITORS' REPORT

To the Board of Trust Managers
AmREIT:

We have audited the accompanying consolidated balance sheet of AmREIT and subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 2002. In connection with our audit of the consolidated financial statements, we have also audited the related financial statement schedule. These financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmREIT and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.





KPMG LLP

Houston, Texas
March 31, 2003

INDEPENDENT AUDITORS' REPORT

To the Board of Trust Managers
AmREIT

We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of AmREIT (formerly AmREIT, Inc.) and subsidiaries (the "Company") for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, AmREIT and subsidiaries results of operations and cash flows for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Houston, Texas
March 15, 2002

                            AMREIT AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                               December 31, 2002


                                                                                                  2002
 ASSETS
Property:
   Land                                                                                      $18,945,607
   Buildings                                                                                  28,652,858
   Furniture, fixtures and equipment                                                             381,383
                                                                                              __________
                                                                                              47,979,848
   Accumulated depreciation                                                                   (2,136,376)
                                                                                              __________
     Total property, net                                                                      45,843,472

 Net investment in direct financing leases                                                    23,405,324

 Cash and cash equivalents                                                                     2,506,868
 Accounts receivable                                                                             173,659
 Accounts receivable - related party                                                              68,934
 Escrow deposits                                                                                 120,466
 Prepaid expenses, net                                                                           438,696

 Other assets:
   Preacquisition costs                                                                            1,765
   Loan acquisition cost, net of $85,579 in accumulated amortization                             249,572
   Accrued rental income                                                                         360,062
   Intangible lease cost                                                                         257,600
   Investment in non-consolidated affiliates                                                     549,335
                                                                                              __________
     Total other assets                                                                        1,418,334
                                                                                              __________
 TOTAL ASSETS                                                                                $73,975,753
                                                                                             ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities:
   Notes payable                                                                             $33,586,085
   Accounts payable                                                                            1,126,219
   Accounts payable - related party                                                              206,123
   Security deposit                                                                               33,930
   Prepaid rent                                                                                    6,177
                                                                                             ___________
     TOTAL LIABILITIES                                                                        34,958,534
                                                                                             ___________
 Minority interest                                                                               810,971

 Shareholders' equity:
   Preferred stock, $.01 par value, 10,001,000 shares authorized, none issued                          -
   Class A Common stock, $.01 par value, 100,010,000 shares authorized,
     2,772,340 shares issued and outstanding                                                      27,723
   Class B Common stock, $.01 par value, 3,000,000 shares authorized,
     2,464,207 shares issued and outstanding                                                      24,642
   Capital in excess of par value                                                             47,183,271
   Accumulated distributions in excess of earnings                                            (8,426,846)
   Deferred compensation                                                                        (205,353)
   Cost of treasury stock, 65,379 shares                                                        (397,189)
                                                                                             ___________
     TOTAL SHAREHOLDERS' EQUITY                                                               38,206,248
                                                                                             ___________
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                  $73,975,753
                                                                                             ===========


 See Notes to Consolidated Financial Statements.

                            AMREIT AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                  Years ended December 31,
                                                                                  2002                2001
Revenues:
   Rental income from operating leases                                       $ 3,687,094         $   2,648,237
   Earned income from direct financing leases                                  1,807,117               637,537
   Service fees and other income                                               2,041,999             2,033,008
   Management fees                                                               279,910               342,349
   Income from non-consolidated affiliates                                       416,904                20,743
   (Loss) gain on sale of property                                               (47,553)              254,013
   Interest income                                                                 4,206                10,555
                                                                               _________             _________
     Total revenues                                                            8,189,677             5,946,442
                                                                               _________             _________
 Expenses:
   General operating and administrative                                        2,801,946             1,953,285
   Legal and professional                                                      1,332,188             1,002,776
   Interest                                                                    1,774,973             1,063,574
   Depreciation                                                                  666,307               464,308
   Deferred merger costs                                                       1,904,370                     -
                                                                               _________             _________
     Total expenses                                                            8,479,784             4,483,943
                                                                               _________             _________
 (Loss) income before federal income taxes and minority
   interest in net income of consolidated joint ventures                        (290,107)            1,462,499

 Federal income tax expense for taxable REIT subsidiary                           60,656               144,420

 Minority interest in net income of consolidated joint ventures                 (308,010)             (527,571)
                                                                              __________             _________
 Net (loss) income                                                              (658,773)              790,508

 Distributions paid to Class B shareholders                                     (865,293)                    -
                                                                              __________             _________
 Net (loss) income available to Class A shareholders                         $(1,524,066)           $  790,508
                                                                              ==========             =========
 Net (loss) income per common share, basic and diluted                             (0.62)                 0.34
                                                                              ==========             =========
 Common shares used to compute net (loss) and income
   per share, basic and diluted                                                2,469,725             2,354,572
                                                                              ==========             =========

  See Notes to Consolidated Financial Statements.

                         AMREIT AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    Years ended December 31, 2002 and 2001



                                                                                                            Capital in
                                                                            Common Shares                    excess of
                                                                               Number          Amount        par value

 Balance at December 31, 2000                                                  2,384,117     $ 23,841      $ 21,655,867

  Net income                                                                           -            -                 -

  Repurchase of common shares, Class A (24,723 shares)                                 -            -                 -

  Distributions                                                                        -            -                 -
                                                                               _________       ______        __________

 Balance at December 31, 2001                                                  2,384,117       23,841        21,655,867
                                                                               _________       ______        __________

  Net loss                                                                             -            -                 -

  Issuance of common shares Class A                                              388,200        3,882         2,057,755

  Issuance of common shares Class B, net of 124,750 that
      converted to Class A                                                     2,464,207       24,642        23,469,649

  Issuance of restricted shares Class A                                                -            -                 -

  Repurchase of common shares Class A (46,069 shares)                                  -            -                 -

   Distributions                                                                       -            -                 -
                                                                               _________       ______        __________

 Balance at December 31, 2002                                                  5,236,524      $52,365       $47,183,271
                                                                               =========       ======        ==========






                                                              Accumulated
                                                             distributions        Defered          Cost of
                                                              in excess of      Compensation       treasury
                                                                earnings         Obligation         shares           Total
Balance at December 31, 2000                                 $ (6,223,523)       $         -     $ (127,467)     $ 15,328,718

Net income                                                        790,508                  -              -           790,508

Repurchase of common shares Class A (24,723 shares)                     -                  -       (160,703)         (160,703)

Distributions                                                    (604,742)                 -              -          (604,742)
                                                                _________          _________       ________        __________

Balance at December 31, 2001                                   (6,037,757)                 -       (288,170)       15,353,781
                                                                _________          _________       ________        __________

  Net loss                                                       (658,773)                 -              -          (658,773)

  Issuance of common shares, Class A                                    -                  -              -         2,061,637

  Issuance of common shares, Class B, net of 124,750 that
        converted to Class A                                            -                  -              -        23,494,291

  Issuance of restricted shares Class A                                 -           (205,353)       185,119           (20,234)

  Repurchase of common shares Class A (46,069 shares)                   -                  -       (294,138)         (294,138)

   Distributions                                               (1,730,316)                 -              -        (1,730,316)
                                                                _________            _______        _______        __________
Balance at December 31, 2002                                  $(8,426,846)         $ (205,353)    $(397,189)      $38,206,248
                                                                =========            ========       =======        ==========

See Notes to Consolidated Financial Statements.

                         AMREIT AND SUBSIDIARIES
                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                                                                   Years ended December 31,
                                                                                                    2002              2001
 Cash flows from operating activities:
   Net (loss) income                                                                            $  (658,773)       $  790,508
   Adjustments to reconcile net (loss) income to net cash
       provided by operating activities:
       Loss (gain) on sale of property                                                               47,553          (254,013)
       Depreciation and amortization                                                                723,607           481,265
       Increase in minority interest in net income of consolidated
        joint ventures                                                                              308,010           527,571
       Deferred merger costs                                                                      1,904,370                 -
       Decrease (increase) in accounts receivable                                                 1,155,875           (89,921)
       Decrease (increase)in accounts receivable - related party                                    378,494          (298,521)
       Increase in prepaid expenses, net                                                           (170,028)         (128,324)
       (Decrease) increase in accounts payable                                                     (365,018)          821,168
       Increase in accounts payable- related party                                                  181,123            15,524
       Cash receipts from direct financing leases
         less than income recognized                                                                282,805           (38,581)
       Decrease (increase) in accrued rental income                                                  32,095          (102,757)
       Increase in prepaid rent                                                                       6,177                 -
       Increase in other assets                                                                     (49,114)          (81,545)
       Increase in deferred compensation                                                            (48,086)                -
                                                                                                  _________         _________
     Net cash provided by operating activities                                                    3,729,090         1,642,374
                                                                                                  _________         _________
 Cash flows from investing activities:
   Improvements to real estate                                                                     (623,124)         (432,276)
   Acquisitions of real estate                                                                  (18,951,523)       (3,445,279)
   Additions to furniture, fixtures and equipment                                                   (25,131)          (37,061)
   Distributions from (investment in) joint ventures                                                431,604          (729,958)
   Proceeds from sale of property                                                                 3,692,544         2,520,259
   Decrease (increase) in preacquisition costs                                                      207,435          (208,576)
                                                                                                 __________         _________
     Net cash used in investing activities                                                      (15,268,195)       (2,332,891)
                                                                                                 __________         _________
 Cash flows from financing activities:
   Proceeds from notes payable                                                                   19,253,403         8,038,500
   Payments of notes payable                                                                     (3,399,277)       (6,539,134)
   Loan acquisition costs                                                                           (38,035)         (169,579)
   Issuance of treasury stock                                                                       185,119                 -
   Purchase of treasury stock                                                                      (294,138)         (160,703)
   Issuance of common stock                                                                        (517,857)                -
   Retirement of common stock                                                                      (106,500)                -
   Common dividends paid                                                                         (1,730,316)         (604,742)
   Contributions from minority interests                                                            809,971                 -
   Distributions to minority interests                                                             (343,514)         (582,575)
                                                                                                 __________       ___________
     Net cash provided by (used in) financing activities                                         13,818,856           (18,233)
                                                                                                 __________       ___________
 Net increase (decrease) in cash and cash equivalents                                             2,279,751          (708,750)
 Cash and cash equivalents at January 1                                                             227,117           935,867
                                                                                                 __________       ___________
 Cash and cash equivalents at December 31                                                       $ 2,506,868      $    227,117
                                                                                                 ==========       ===========




   Supplemental schedule of noncash investing and financing activities
   On July 23, 2002, the Company merged with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd. and AAA Net Realty Fund XI, Ltd. In conjunction with the merger, the Company acquired $23,890,319 worth of property and issued 2,589,179 shares of Class B common stock.

   Supplemental schedule of cash flow information: Cash paid during the year for:
       Interest                                                                                   1,691,927         1,063,574
       Income taxes                                                                                 133,841                 -



 See Notes to Consolidated Financial Statements.

                           AMREIT AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS

AmREIT, ("AmREIT" or the "Company") formally AmREIT, Inc., which was incorporated in the state of Maryland in August 1993, is a real estate investment trust ("REIT") based in Houston, Texas and is listed on the American Stock Exchange (AMY). AmREIT was organized in the state of Texas on December 22, 2002 and is a pre-eminent sponsor of real estate direct participation programs to the financial planning community. For more than 17 years, the Company has established a track record of investing in commercial real estate leased to parent companies in the retail, financial services and banking, medical and restaurant sectors. AmREIT's real estate team focuses on development, management, brokerage and ownership of freestanding credit tenant leased ("CTL") and frontage shopping centers ("FSC") that are located contiguous to major thoroughfares and traffic generators. AmREIT's customer list includes national and regional tenants such as: Walgreens, Goodyear Tire, Washington Mutual, IHOP, McDonald's, Herman Hospital, Radio Shack, Coldwell Banker, Guaranty Federal, Bennigan's, Chili's, Texas Children's Pediatric Associates, Discount Tire, etc.

AmREIT owns a real estate portfolio that consists of over 46 properties located in 18 states. Its properties include single-tenant; free standing credit tenant leased projects and multi-tenant frontage projects. The single tenant projects are located from coast to coast and are primarily leased to corporate tenants where the lease is the direct obligation of the parent companies. In so doing, the dependability of the lease payments are based on the strength and viability of the entire company, not just that location. The multi-tenant projects are situated primarily throughout Texas. Supporting the real estate portfolio is an operating company subsidiary of AmREIT that provides a complete range of services including development, construction management, property management, brokerage and leasing.

Through AmREIT's direct participation programs, it creates new investment entities that buy and develop commercial real estate with proceeds raised from third-party investors. AmREIT has extensive experience and long-term relationships in the commercial real estate market - the basis of its ability to sponsor real estate investment opportunities while creating fee income and carried interests for AmREIT and its shareholders.

On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. With the merger of the affiliated partnerships, AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million Class B common shares to the limited partners in the affiliated partnerships. Approximately $760 thousand in 8 year, interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented against the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. This merger transaction triggered a payment under the deferred consideration agreement between AmREIT and H. Kerr Taylor, President and Chief Executive Officer. The deferred consideration agreement was approved by the shareholders in 1998 as part of the sale of Mr. Taylor's advisory company to AmREIT. In the agreement, Mr. Taylor would receive additional class A common shares, in exchange for the sale of his advisory company, as AmREIT issued additional capital. Mr. Taylor was issued approximately 302 thousand Class A common shares, which resulted in a deferred merger expense of $1.9 million in the third quarter 2002. Under the deferred consideration agreement, approximately 384 thousand shares remain to be issued to Mr. Taylor in the event the Company issues additional shares prior to June 4, 2004, the expiration date of the agreement.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of AmREIT, and its wholly or majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

BASIS OF ACCOUNTING

The financial records of the Company are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred.

CASH AND CASH EQUIVALENTS

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.


PROPERTY

Property is leased to others, primarily on a net lease basis, whereby the operating expenses related to the properties, including property taxes, insurance and common area maintenance are the responsibility of the tenant. The leases are accounted for under the operating method or the direct financing method in accordance with generally accepted accounting principles. Under the operating lease method, the properties are recorded at cost. Rental income is recognized ratably over the life of the lease and depreciation is charged based upon the estimated useful life of the property. Under the direct financing lease method, properties are recorded at their net investment. Unearned income is deferred and amortized to income over the life of the lease so as to produce a constant periodic rate of return.

Expenditures related to the development of real estate are carried at cost plus capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest and loan acquisition costs, and direct and indirect development costs related to buildings under construction are capitalized as part of construction in progress. The Company capitalizes acquisition costs once the acquisition of the property becomes probable. Prior to that time, the Company expenses these costs as acquisition expense.

Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying cost of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.


DEPRECIATION

Buildings are depreciated using the straight-line method over an estimated useful life of 39 years. Leasehold estate properties, where the Company owns the building and improvements but not the related ground, therefore there is no residual value beyond the lease, are depreciated over the life of the lease.

INVESTMENT IN NON-CONSOLIDATED AFFILIATES

AmREIT invested $250 thousand as a limited partner and $1,000 as a general partner in AmREIT Opportunity Fund, Ltd. ("AOF"), which is accounted for using the equity method. The limited partners have the right to remove and replace the general partner by a vote of the limited partners owning two-thirds of the outstanding units. AmREIT currently owns a 10.5% limited partner interest in AOF. AOF was formed to develop, own, manage, and hold for investment and, or resell property and to make or invest in loans for the development or construction of property. Liquidation of AOF commenced in July of 2002. Based on the general partner's analysis of owned real estate as of December 31, 2002, none of the assets owned or in liquidation by AOF are impaired.

AmREIT invested $200 thousand as a limited partner and $1,000 as a general partner in AmREIT Income & Growth Fund, Ltd. ("AIG") that is accounted for using the equity method. The limited partners have the right to remove and replace the general partner by a vote of the limited partners owning a majority of the outstanding units. AmREIT currently owns an approximately 3.9% limited partner interest in AIG. AIG was formed to develop, own, manage, and hold for investment and, or resell property and to make or invest in loans for the development or construction of property.

AmREIT invested $70 thousand as a limited partner in AmREIT CDP #27, LP that is accounted for using the equity method. AmREIT CDP #27, LP was formed to acquire commercial real property and to develop, operate, lease, manage, and or sell real property. AmREIT CDP #27, LP purchased two IHOP properties in 2001 located in Memphis, Tennessee and Tupelo, Mississippi. The Memphis, Tennessee property was sold for a profit in the first quarter of 2002.

ARIC invested $122 thousand as a limited partner in AmREIT CDP SPE #33, Ltd. that is accounted for using the equity method. AmREIT CDP SPE #33, Ltd. was formed to acquire commercial real property and to develop, operate, lease, manage, and or sell real property. In December 2001, AmREIT CDP #33, Ltd. purchased three IHOP leasehold estate properties located in Houston, Texas, Orem, Utah, and Hagerstown, Maryland.

AmREIT invested $330 thousand as a member in AmREIT CDP #31, LLC ("CDP 31") that is accounted for using the equity method. CDP 31 was formed to acquire commercial real property and to develop, operate, lease, manage, and or sell real property. CDP 31 purchased two IHOP properties in 2001 located in Cookeville, Tennessee and Scottsdale, Arizona. Both properties were sold during the first quarter 2002, and CDP 31 does not own any real property as of December 31, 2002.

OTHER ASSETS

Other assets include loan acquisition costs, net of accumulated amortization, of $250 thousand. Loan acquisitions costs are incurred in obtaining property financing and are amortized to interest expense on the effective interest method over the term of the debt agreements. Accumulated amortization related to loan acquisition costs as of December 31, 2002 totaled $86 thousand.

DEFERRED COMPENSATION

Deferred compensation includes stock grants to employees as a form of long term compensation. The stock grants vest over a period of time not to exceed four years. This allows the Company to align the interest of its employees with the interest of our shareholders. As the stock grants vest, the Company will amortize the vested portion to compensation expense. The expense will be calculated by taking the number of shares vested multiplied by the market price per share as determined on the vesting dates.

Effective January 1, 2003, AmREIT will adopt SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement No. 123".

STOCK ISSUANCE COSTS

Issuance costs incurred in the raising of capital through the sale of common stock are treated as a reduction of shareholders' equity.

REVENUE RECOGNITION

Properties are primarily leased on a net lease basis. Revenue is recognized on a straight-line basis over the terms of the individual leases. Service fees are recognized when earned.

FEDERAL INCOME TAXES

AmREIT is qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, and is, therefore, not subject to Federal income taxes to the extent of dividends paid, provided it meets all conditions specified by the Internal Revenue Code for retaining its REIT status, including the requirement that at least 90% of its real estate investment trust taxable income is distributed by March 15 of the following year.

AmREIT Realty Investment Corporation ("ARIC"), a wholly owned subsidiary of AmREIT, is treated as a taxable REIT subsidiary for Federal income tax purposes. As such, ARIC and its consolidated subsidiaries have recorded a Federal income tax expense at December 31, 2002 of $61 thousand, which represents the Federal income tax obligations on the consolidated taxable REIT subsidiary's taxable net income. Additionally, in 2002, a deferred tax liability of $28 thousand was established to record the taxes on certain real estate assets of ARIC.

EARNINGS PER SHARE

Basic earnings per share has been computed by dividing net income to class A common shareholders by the weighted average number of class A common shares outstanding. Diluted earnings per share has been computed by dividing net income (as adjusted) by the weighted average number of common shares outstanding plus the weighted average number of dilutive potential common shares.

The following table presents information necessary to calculate basic and diluted earnings per share for the periods indicated:

                                                                                   For the Years Ended December 31,

BASIC AND DILUTED EARNINGS PER SHARE                                                  2002               2001
  Weighted average common shares outstanding (in thousands)                          2,470              2,355

  Basic and diluted (loss)/earnings per share *                                     $(0.62)             $0.34
                                                                                    -------              -----

  EARNINGS FOR BASIC AND DILUTED COMPUTATION

  (Loss) earnings to Class A common shareholders (in thousands) *                  $(1,524)              $791
                                                                                     ======              ====


 * For 2002, the loss of $1.524 million includes the charge taken against earnings during the third quarter of $1.9 million, which was the market value of the Class A common shares issued to H. Kerr Taylor, President & CEO, related to the sale of his advisory company to AmREIT in 1998. The charge was for the deferred merger cost due from this sale that was triggered by the issuance of additional common stock as part of the merger with AmREIT's affiliated partnerships during the third quarter of 2002.


USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's consolidated financial instruments consist primarily of cash, cash equivalents, accounts receivable and accounts and notes payable. The carrying value of cash, cash equivalents, accounts receivable and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. The Company's total debt obligations are $33.6 million, of which $13.42 million has variable rate terms and therefore, the fair value is representative of its carry value. Approximately $20.18 million has fixed rate terms, of which approximately $15.5 million was entered into during 2002. Based on the dates that the debt obligations were entered into and the pricing on current debt obligations, the Company believes that the fair value of its fixed rate debt obligations is materially representative of its carry value.


NEW ACCOUNTING STANDARDS

On June 29, 2001, SFAS No. 141, "Business Combinations" was approved by the Financial Accounting Standards Board ("FASB"). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary. The Company implemented SFAS No. 141 on July 1, 2001. The adoption of this Statement had no effect on the Company's consolidated financial position or results of operations.

On June 29, 2001, SFAS No. 142, "Goodwill and Other Intangible Assets " was approved by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. The Company implemented SFAS No. 142 on January 1, 2002. The adoption of SFAS No. 142 did not have a material impact on our consolidated financial position, results of operations, or cash flows.

In June 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of SFAS No. 143 did not have a material impact on our consolidated financial position, results of operations, or cash flows.

On January 1, 2002, the company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 addresses accounting and reporting for the impairment or disposal of a segment of a business. More specifically, this statement broadens the presentation of discontinued operations to include a component of an entity whose operations and cash flows can be clearly distinguished, opertionally and for financial reporting purposes, from the rest of the entity. The adoption of SFAS No. 144 did not have a material impact on our consolidated financial position, results of operations, or cash flows.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.
123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002, however, these disclosure modifications are not applicable to the Company and adoption of SFAS 148 is not anticipated to have a material impact on our consolidated financial position, results of operations, or cash flows.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation is not expected to have a material effect on the Company's financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective.

Reclassification

Certain amounts in the 2001 consolidated financial statements have been reclassified to conform to the presentation used in the 2002 consolidated financial statements.

2. OPERATING LEASES


A summary of minimum future rentals to be received, exclusive of any renewals, under noncancellable operating leases in existence at December 31, 2002 is as follows:


                           2003                      4,342,650
                           2004                      4,260,343
                           2005                      4,015,934
                           2006                      3,994,020
                           2007                      3,754,100
                           2008-2027                15,285,089
                                                    ----------
                                                   $35,652,136



3. NET INVESTMENT IN DIRECT FINANCING LEASES

The Company's net investment in its direct financing leases at December 31, 2002 included:

 Minimum lease payments receivable                $ 61,306,182
 Unguaranteed residual value                         3,858,403
 Less: Unearned income                             (41,759,261)
                                                   ------------
                                                  $ 23,405,324


A summary of minimum future rentals, exclusive of any renewals, under the noncancellable direct financing leases follows:

                           2003                      2,444,944
                           2004                      2,453,682
                           2005                      2,462,421
                           2006                      2,471,778
                           2007                      2,605,857
                           2008 - 2027              48,867,500
                                                   -----------

                                    Total          $61,306,182
                                                   ===========

4. INVESTMENT IN NON-CONSOLIDATED AFFILIATES



AmREIT owns interests in 5 limited liability companies or limited partnerships, which are accounted for under the equity method since
AmREIT exercises significant influence. Our interests in these joint ventures and limited partnerships range from 2% to 40%, which are primarily single and multi-tenant net lease retail real estate assets. Combined condensed financial information of these ventures (at 100%) is summarized as follows:


                               Combined Balance Sheet                                              December 31, 2002
Assets
          Property, net                                                                               $  8,698,634
          Cash                                                                                           4,172,585
          Other assets                                                                                   2,456,268
                                                                                                     -------------
          TOTAL ASSETS                                                                                 $15,327,487
                                                                                                       ===========

Liabilities and partners' capital
          Notes payable                                                                               $  3,859,810
          Other liabilities                                                                                493,454
          Partners capital                                                                              10,974,223
                                                                                                      ------------
          TOTAL LIABILITIES AND PARTNERS' CAPITAL                                                      $15,327,487
                                                                                                       ===========


                          Combined Statement of Operations

                                                                                               2002                   2001

Total Revenue                                                                            $   2,624,850           $    582,001

Expense
          Interest                                                                             358,672                 83,110
          Depreciation and amortization                                                        189,066                 71,640
          Other                                                                                188,834                188,598
                                                                                        --------------              ---------
          TOTAL EXPENSE                                                                        736,572                343,348
                                                                                        --------------              ---------

          NET INCOME                                                                     $   1,888,278           $    238,653
                                                                                         =============           ============



5. NOTES PAYABLE

In November 1998, the Company entered into an unsecured credit facility (the "Credit Facility"), which is being used to provide funds for the acquisition of properties and working capital, and repaid all amounts outstanding under the Company's prior credit facility. Under the Credit Facility, which had an original term of one year, and has been extended through April 2003, the Company may borrow up to $20 million subject to the value of unencumbered assets. The Company is negotiating with the Lender for an extension of the Credit Facility, which would extend the maturity of the Credit Facility beyond December 31, 2003. The Credit Facility contains covenants, which among other restrictions, require the Company to maintain a minimum net worth and a maximum leverage ratio. As of December 31, 2002, the Lender had waived these financial covenants. The Credit Facility bears interest at an annual rate of LIBOR plus a spread of 2.0% (3.4375% as of December 31, 2002). On December 31, 2002, $11.76
million was outstanding under the Credit Facility. Thus the Company has approximately $8.24 million available under its line of credit subject to use of proceeds by the lender.

In March 1999, the Company entered into a ten-year mortgage note, amortized over 30 years, for $1 million with $968 thousand being outstanding at December 31, 2002. The interest rate is fixed at 8.375% with payments of principal and interest due monthly. The note matures April 1, 2009 and as of December 31, 2002 the Company is in compliance with all terms of the agreement. The note is collateralized by a first lien mortgage on property with an aggregate carrying value of $1.179 million, net of $107 thousand of accumulated depreciation.

In February 2001, the Company entered into a ten-year mortgage note, amortized over 20 years, for $1.35 million with $1.3 million being outstanding at December 31, 2002. The interest rate is fixed at 8.25% with payments of principal and interest due monthly. The note matures February 28, 2011 and as of December 31, 2002 the Company is in compliance with all terms of the agreement. The note is collateralized by a first lien mortgage on property, which is accounted for as a direct financing lease with a net investment in direct financing lease of $1 million and land of $741 thousand.

In October 2001, the Company entered into a ten-year mortgage note amortized over 30 years, for $2.4 million with $2.378 million being outstanding at December 31, 2002. The interest rate is fixed at 7.60% with payments of principal and interest due monthly. The note matures November 1, 2011 and as of December 31, 2002 the Company is in compliance with all terms of the agreement. The note is collateralized by a first lien mortgage on property with an aggregate carrying value of $3.967 million, net of $330 thousand of accumulated depreciation.

In October 2001, the Company entered into a note payable for $1.658 million with $1.658 million being outstanding at December 31, 2002. The interest rate is equal to the thirty day LIBOR rate plus 280 basis points, but in no event lower than 6.75%, which equated to 6.75% at December 31, 2002. The note matures November 1, 2004 and as of December 31, 2002 the Company is in compliance with all terms of the agreement. The note is collateralized by a first lien mortgage on property, which is accounted for as a direct financing lease with a net investment in direct financing lease of $1.33 million and land of $564 thousand.

Beginning in April 2002, AAA CTL Notes, Ltd., a majority owned subsidiary of AmREIT, began entering into non-recourse ten-year mortgages, amortized over 20 years, related to the purchase of seventeen IHOP properties. The following table summarizes the terms of loan agreements and the property collateralizing the non-recourse notes. As of December 31, 2002 the Company is in compliance with all terms of the agreement. The non-recourse notes have cross-collateralization and default provisions with each other.



                                                   Loan amount at                                     Net investment in
           Location               Original loan     December 31,     Fixed                             direct financing
                                     amount             2002        interest     Date loan                 lease
                                 (in thousands)    (in thousands)     rate        matures              (in thousands)
  Shawnee, KS                            $ 751             $ 741     7.82%      May 1, 2012                      $ 889
  El Paso, TX                              760               751     7.82%      May 1, 2012                        897
  Beaverton, OR                            887               876     7.82%      May 1, 2012                      1,046
  Rochester, NY                            951               939     7.82%      May 1, 2012                      1,136
  Baton Rouge, LA                        1,250             1,235     7.82%      May 1, 2012                      1,460
  Charlottesville, VA                      630               622     7.82%      May 1, 2012                        749
  Albuquerque, NM                          767               747     7.82%      May 1, 2012                        887
  Springfield, MO                        1,030             1,019     7.82%     June 1, 2012                      1,208
  Salem, OR                                621               614     7.82%     June 1, 2012                        732
  Roanoke, VA                              712               706     7.89%    July 1,  2012                        845
  Alexandria, LA                           716               711     7.89%     Aug. 1, 2012                        855
  Centerville, UT                        1,242             1,233     7.89%     Aug. 1, 2012                      1,078
  Memphis, TN                            1,342             1,333     7.89%     Aug. 1, 2012                      1,088
  La Verne, CA                             745               741     7.89%    Sept. 1, 2012                        998
  El Paso, TX                              894               890     7.89%    Sept. 1, 2012                      1,156
  Memphis, TN                              777               773     7.89%    Sept. 1, 2012                      1,062
  Parker, CO                               835               831     7.89%    Sept. 1, 2012                      1,112

                               ----------------- -----------------                                  --------------------
            Total                      $14,910           $14,762                                               $17,198
                               ================= =================                                  ====================



In July of 2002, the Company issued thirteen, 8 year subordinated, 5.47% interest-only notes totaling $760 thousand, maturing July 2010. The notes, which are callable by the Company at par plus accrued interest, were issued to partners who dissented against the Company's merger with three affiliated public partnerships.

Aggregate annual maturity of the notes payable for each of the following five years ending December 31 are as follows:

                (in thousands)
                  2003                                  $     12,172
                  2004                                           447
                  2005                                           483
                  2006                                           522
                  2007                                           565
                  Thereafter                                  19,397
                                                        ------------
                                                        $     33,586

6. MAJOR TENANTS


The following schedule summarizes rental income by lessee for 2002 and 2001 (in thousands):

                                                                                   2002        2001



International House of Pancakes                                                 $ 1,784       $ 510
Footstar, Inc.                                                                      735         713
OfficeMax, Inc.                                                                     509         518
Wherehouse Entertainment                                                            381         378
Hollywood Entertainment Corp.                                                       273         273
Sugar Land Imaging Affiliates Ltd.                                                  264         217
Mattress Giant, Inc.                                                                168         106
Washington Mutual                                                                   158         158
Radio Shack                                                                         109         109
Golden Corral (4)                                                                   167           0
Texas Children's Pediatrics (2)                                                     137           0
Don Pablos                                                                           78          79
One Care Health Industries, Inc. (1)                                                 57         204
Comp USA (4)                                                                        123           0
Baptist Memorial Hospital (4)                                                       102           0
TGI Friday's (4)                                                                     83           0
Dr. Pucillo (4)                                                                      87           0
Pier 1                                                                               62           0
America's Favorite Chicken Co. (3) (4)                                               55          21
Blockbuster (4)                                                                      42           0
Waldenbooks (4)                                                                      38           0
Jack in the Box (4)                                                                  34           0
Goodyear (4)                                                                         25           0
Skewers                                                                              18           0
Hope Rehab                                                                            5           0
                                                                                -------     -------


Total                                                                           $ 5,494     $ 3,286
                                                                                =======     =======


(1) One Care Health Industries, Inc. was a tenant at Copperfield Medical Plaza. In April of 2002, AmREIT negotiated a lease buy out agreement with One Care for approximately $190 thousand. As a result, AmREIT immediately released approximately 75% of the available space to Texas Children's Pediatrics and the Company has negotiated a lease for balance of the space.
(2) Texas Children's Pediatrics entered into a long-term lease with AmREIT, beginning in May 2002, at Copperfield Medical Plaza. The lease was entered into as a result of the negotiated lease buy out by AmREIT and One Care Health Industries, Inc.
(3) The America's Favorite Chicken Co. restaurant located in Atlanta was sold by AmREIT during the first quarter 2001.
(4) Properties were purchased from three affiliated partnerships in July 2002.

7. FEDERAL INCOME TAXES

The differences between net income for financial reporting purposes and taxable income before distribution deductions relate primarily to temporary differences, merger costs and potential acquisition costs which are expensed for financial reporting purposes.

For income tax purposes, distributions paid to shareholders consist of ordinary income, capital gains and return of capital as follows (in thousands):

                                                      2002                         2001
                                                    --------                     --------
Ordinary income                                     $      -                     $      6
Return of capital                                      1,730                          143
Capital gain                                               -                          456
                                                    --------                     --------
                                                    $  1,730                     $    605
                                                    ========                     ========



8.   RELATED PARTY TRANSACTIONS

See Note 4 regarding investments in non-consolidated affiliates.

On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. AmREIT accounted for this merger as a purchase, whereby the assets of the partnerships have been recorded at fair market value. AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million shares of Class B common stock to the limited partners in the affiliated partnerships as a result of the merger. Approximately $760 thousand in 8 year, 5.47% interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented to the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. A deferred merger expense stemmed from stock issued to H. Kerr Taylor, President and Chief Executive Officer, based on a deferred consideration that was approved by the stockholders in 1998. Mr. Taylor was issued 302 thousand shares of Class A common stock, which resulted in a $1.9 million charge to earnings in the third quarter 2002. As the Company raises additional equity, Mr. Taylor is eligible to receive up to an additional 384 thousand shares of Class A common stock pursuant to the deferred consideration agreement approved by the stockholders in 1998 related to the sale of Mr. Taylor's advisory company to AmREIT.

The Company provides property acquisition, leasing, administrative and management services for ten affiliated real estate limited partnerships that are under common management (the "Partnerships"). The president and director of the Company owns between 45% and 100% of the stock of the companies that serve as the general partner of the Partnerships. Service fees of $245 thousand and $335 thousand were paid by the Partnerships to the Company for 2002 and 2001 respectively.

As a sponsor of real estate investment opportunities to the NASD financial planning broker dealer community, the Company maintains a 1% general partner interest in the investment funds that it sponsors. The funds are typically structured such that the limited partners receive 99% of the available cash flow until 100% of their original invested capital has been returned and a preferred return has been met. Once this has happened, then the general partner begins sharing in the available cash flow at various promoted levels. The Company also assigns a portion of this general partner interest in these investment funds to its employees as long term, contingent compensation. In so doing, the Company believes that it will align the interest of management with that of the shareholders, while at the same time allowing for a competitive compensation structure in order to attract and retain key management positions without increasing the overhead burden.

On March 20, 2002, the Company formed AAA CTL Notes, Ltd. ("AAA"), a majority owned subsidiary which is consolidated in the financial statements of AmREIT, through which the Company purchased fifteen IHOP leasehold estate properties and two IHOP fee simple properties.

Locke Liddell and Sapp, LLP acts as the Company's corporate attorneys. Bryan Goolsby is the managing director of Locke Liddell and Sapp LLP and is a member of the Company's board of trust managers. During 2002 and 2001, the Company paid Locke Liddell and Sapp LLP approximately $777 thousand and $133 thousand, respectively, for legal services rendered.


9. PROPERTY ACQUISITIONS AND DISPOSITIONS

During the third quarter, the Company purchased seventeen IHOP restaurant properties. Fifteen of the properties are leasehold estate properties, whereby the Company owns the physical improvements, but does not own the underlying land. Two of the properties were purchased in fee simple. The total purchase price was $17.25 million. The properties were purchased utilizing $2.34 million cash and $14.91 million non-recourse, 10-year debt with an average interest rate of 7.85%. Each lease agreement extends for a period of 18-25 years, however, the tenant has the ability to extend the primary term of the lease for two to three additional terms of five years each. Additionally, each lease is subject to a corresponding ground lease with the same term of 18-25 years and two to three additional terms of five years each. The Company recorded $1.18 million in rental income during 2002 from properties acquired in this transaction.

On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd., which was accounted for as an acquisition. With the merger of the affiliated partnerships, AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million shares of Class B common stock to the limited partners in the affiliated partnerships. The class B common shares are not listed on an exchange and there is currently no available trading market for the class B common shares. The class B common shares do not have voting rights, receive a fixed 8% cumulative and preferred dividend, and are convertible into the class A common shares on a one-for-one basis at any time, at the holder's option. Approximately $760 thousand in 8 year, interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented against the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company.

The following selected unaudited pro forma consolidated statement of operations for AmREIT and subsidiaries gives effect to the merger with its three affiliated partnerships, which assumes that the merger occurred on January 1, 2002 and January 1, 2001, respectively. Additionally, we have presented a summary of assets acquired and liabilities assumed as of the date of the merger, July 23, 2002.

                 Pro Forma Consolidated Statement of Operations
                    For the Twelve Months Ended December 31,
                                  (Unaudited)


                                                                                      2002                           2001
Revenues
         Rental income and earned income                                        $    6,399,475                 $    5,012,747
         Other income                                                                2,542,974                      2,459,287
                                                                                   -----------                    -----------
         Total Revenues                                                              8,942,449                      7,472,034
                                                                                   -----------                    -----------

Total Expense                                                                        8,806,471                      6,811,762
                                                                                   -----------                    -----------

Proforma  Income  Before  Minority  Interest  in  Net  Income  of
Consolidated Joint Ventures                                                            135,978                        660,272

Federal Income Tax Expense from Non-Qualified Subsidiary                               (20,524)                      (144,420)
                                                                                  ------------                   ------------
Minority Interest in Net Income of Consolidated Joint Ventures                         (46,419)                             -

Pro Forma Net Income                                                            $       69,035                 $      515,852

Distributions to Class B Shareholders                                               (1,822,262)                    (1,915,992)
                                                                                  ____________                   ____________
Net (Loss) available to Class A Shareholders                                        (1,753,227)                    (1,400,140)

Pro Forma Basic and Diluted (Loss)Per Share                                     $        (0.65)                 $       (0.52)
                                                                                  ============                   ============

Pro Forma Weighted Average Common Shares Outstanding                                 2,691,580                      2,706,961




               Summary of Assets Acquired and Liabilities Assumed
                              As of July 23, 2002,
                                  (Unaudited)


Assets
         Buildings                                                                  $  16,330,088
         Land                                                                           7,560,231
         Accounts receivable                                                            1,105,612
         Prepaid expenses                                                                  15,757
                                                                                    -------------
         TOTAL ASSETS                                                               $  25,011,688
                                                                                    =============

Liabilities                                                                         $     132,630

Shareholders' equity
         Class B common stock                                                       $  24,879,058
                                                                                    -------------


         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $  25,011,688
                                                                                    =============

10. COMMITMENT

The Company has a one-year lease agreement for its office facilities through December 31, 2003. Rental expense for the years ended December 31, 2002 and 2001 was $77 thousand and $71 thousand, respectively.

                             AmREIT and subsidiaries
 SCHEDULE III - Consolidated Real Estate Owned and Accumulated Depreciation For
                        the year ended December 31, 2002



                                                                                                                     Cost at
                   Property                        Encum-                                          Improve-       Close of Year
                 Description                      brances         Building           Land            ments           Building
Properties Invested in
Under Operating Leases

Radio Shack Retail Store, Texas                $        -      $    788,330    $     337,856     $       -      $       788,330
Blockbuster Music Store, Missouri              $        -      $  1,247,461    $     534,483     $       -      $     1,247,461
OneCare Health Industries, Inc., Texas         $        -      $  1,436,615    $     534,086     $       -      $     1,436,615
Blockbuster Music Store, Kansas                $        -      $  1,382,846    $     592,648     $       -      $     1,382,846
Just For Feet Store, Arizona                   $        -      $        -      $   1,214,046     $       -      $           -
Bank United, Woodlands, Texas                  $        -      $        -      $     562,846     $       -      $           -
Bank United, Houston, Texas                    $        -      $        -      $     851,973     $       -      $           -
Just For Feet Store, Louisiana                 $        -      $  2,254,537    $     966,230     $       -      $     2,254,537
Hollywood Video Store, Louisiana               $        -      $    784,123    $     443,544     $       -      $       784,123
Hollywood Video Store, Mississippi             $        -      $    835,854    $     450,000     $       -      $       835,854
OfficeMax, Delaware                            $        -      $  1,978,313    $     870,480     $       -      $     1,978,313
Lake Woodlands Plaza                           $        -      $  2,832,540    $   1,369,065     $       -      $     2,832,540
Sugar Land Plaza                               $        -      $  2,902,157    $   1,280,043     $       -      $     2,902,157
Don Pablo's, Georgia                           $        -      $        -      $     773,800     $       -      $           -
IHOP, Topeka                                   $        -      $        -      $     450,984     $       -      $           -
IHOP, Sugarland                                $        -      $        -      $     740,882     $       -      $           -
IHOP, St. Peters                               $        -      $        -      $     564,096     $       -      $           -
Jack in the Box                                $        -      $    504,230    $     216,099     $       -      $       504,230
Baptist Memorial Health                        $        -      $  1,456,017    $     624,006     $       -      $     1,456,017
Payless Shoe Source                            $        -      $    498,098    $     212,907     $       -      $       498,098
Golden Corral                                  $        -      $  1,097,215    $     725,552     $       -      $     1,097,215
Golden Corral                                  $        -      $  1,297,851    $     556,221     $       -      $     1,297,851
TGI Friday's                                   $        -      $  1,453,769    $     623,043     $       -      $     1,453,769
Goodyear Tire                                  $        -      $    376,172    $     161,217     $       -      $       376,172
Guitar Center                                  $        -      $  1,782,470    $     763,917     $       -      $     1,782,470
Popeye's                                       $        -      $    778,771    $     333,758     $       -      $       778,771
Dr. Pucillo                                    $        -      $  1,276,836    $     547,214     $       -      $     1,276,836
Blockbuster Video                              $        -      $    688,091    $     294,896     $       -      $       688,091
Pier One Imports                               $        -      $  1,000,562    $     422,722     $       -      $     1,000,562
IHOP, Memphis                                  $        -      $        -      $     469,502     $       -      $           -
IHOP, Centerville                              $        -      $        -      $     457,492     $       -      $           -
                                               ________________________________________________________________________________

      Total                                    $        -      $ 28,652,858    $  18,945,608     $       -      $    28,652,858
===============================================================================================================================
Properties Invested in Under
Direct Financing Lease

Just For Feet Store, Arizona                   $        -      $  2,848,151    $         -       $       -      $     2,848,151
IHOP, Topeka                                   $        -      $    993,774    $         -       $       -      $       993,774
IHOP, Sugarland                                $        -      $    999,517    $         -       $       -      $       999,517
IHOP, St. Peters                               $        -      $  1,331,121    $         -       $       -      $     1,331,121
IHOP, Albuquerque                              $        -      $    886,692    $         -       $       -      $       886,692
IHOP, Baton Rouge                              $        -      $  1,460,170    $         -       $       -      $     1,460,170
IHOP, Beaverton                                $        -      $  1,045,672    $         -       $       -      $     1,045,672
IHOP, Charlottesville                          $        -      $    748,859    $         -       $       -      $       748,859
IHOP, El Paso #1934                            $        -      $    896,644    $         -       $       -      $       896,644
IHOP, Roanoke                                  $        -      $    845,051    $         -       $       -      $       845,051
IHOP, Rochester                                $        -      $  1,135,950    $         -       $       -      $     1,135,950
IHOP, Salem                                    $        -      $    731,642    $         -       $       -      $       731,642
IHOP, Shawnee                                  $        -      $    889,229    $         -       $       -      $       889,229
IHOP, Springfield                              $        -      $  1,207,602    $         -       $       -      $     1,207,602
IHOP, Alexandria                               $        -      $    854,837    $         -       $       -      $       854,837
IHOP, Centerville                              $        -      $  1,077,649    $         -       $       -      $     1,077,649
IHOP, Memphis #4462                            $        -      $  1,088,114    $         -       $       -      $     1,088,114
IHOP, La Verne                                 $        -      $    997,980    $         -       $       -      $       997,980
IHOP, El Paso #1938                            $        -      $  1,156,194    $         -       $       -      $     1,156,194
IHOP, Memphis #4482                            $        -      $  1,098,749    $         -       $       -      $     1,098,749
IHOP, Parker                                   $        -      $  1,111,727    $         -       $       -      $     1,111,727
                                               ________________________________________________________________________________
      Total                                    $        -      $ 23,405,324    $         -       $       -      $    23,405,324
===============================================================================================================================


                                                                                                     Life on Which
                                                                                                      Depreciation
                                               Cost at                                              in Latest Income
                                             Close of Year  Accumulated       Date of      Date        Statement
                                                 Land       Depreciation   Construction  Acquired      is Computed
Properties Invested in
Under Operating Leases

Radio Shack Retail Store, Texas              $    337,856    $   172,606        N/A      06-15-94        39 Years
Blockbuster Music Store, Missouri            $    534,483    $   138,644        N/A      11-14-94        39 Years
OneCare Health Industries, Inc., Texas       $    534,086    $   236,890        N/A      09-26-95        39 Years
Blockbuster Music Store, Kansas              $    592,648    $   128,969        N/A      09-12-95        39 Years
Just For Feet Store, Arizona                 $  1,214,046            N/A        N/A      09-11-96             N/A
Bank United, Woodlands, Texas                $    562,846            N/A        N/A      09-23-96             N/A
Bank United, Houston, Texas                  $    851,973            N/A        N/A      12-11-96             N/A
Just For Feet Store, Louisiana               $    966,230    $   165,360        N/A      06-09-97        39 Years
Hollywood Video Store, Louisiana             $    443,544    $    75,635        N/A      10-31-97        39 Years
Hollywood Video Store, Mississippi           $    450,000    $   107,161        N/A      12-30-97        39 Years
OfficeMax, Delaware                          $    870,480    $   232,494        N/A       4-14-98        39 Years
Lake Woodlands Plaza                         $  1,369,065    $   288,585        N/A        6-3-98        39 Years
Sugar Land Plaza                             $  1,280,043    $   330,195        N/A        7-1-98        39 Years
Don Pablo's, Georgia                         $    773,800            N/A        N/A      12-18-98             N/A
IHOP, Topeka                                 $    450,984            N/A        N/A       9-30-99             N/A
IHOP, Sugarland                              $    740,882            N/A        N/A       9-22-99             N/A
IHOP, St. Peters                             $    564,096            N/A        N/A      11-30-01             N/A
Jack in the Box                              $    216,099    $     6,003        N/A       7-23-02        39 Years
Baptist Memorial Health                      $    624,006    $    17,453        N/A       7-23-02        39 Years
Payless Shoe Source                          $    212,907    $     5,866        N/A       7-23-02        39 Years
Golden Corral                                $    725,552    $    13,109        N/A       7-23-02        39 Years
Golden Corral                                $    556,221    $    15,474        N/A       7-23-02        39 Years
TGI Friday's                                 $    623,043    $    17,098        N/A       7-23-02        39 Years
Goodyear Tire                                $    161,217    $     4,498        N/A       7-23-02        39 Years
Guitar Center                                $    763,917    $    21,336        N/A       7-23-02        39 Years
Popeye's                                     $    333,758    $     9,351        N/A       7-23-02        39 Years
Dr. Pucillo                                  $    547,214    $    15,251        N/A       7-23-02        39 Years
Blockbuster Video                            $    294,896    $     8,174        N/A       7-23-02        39 Years
Pier One Imports                             $    422,722    $    12,000        N/A       7-23-02        39 Years
IHOP, Memphis                                $    469,502            N/A        N/A       7-26-02             N/A
IHOP, Centerville                            $    457,492            N/A        N/A       7-25-02             N/A
                                             ____________________________________________________________________

      Total                                  $ 18,945,608    $ 2,022,152
========================================================================
Properties Invested in Under
Direct Financing Lease

Just For Feet Store, Arizona                 $        -           (1)           N/A      09-11-96             N/A
IHOP, Topeka                                 $        -           (1)           N/A       9-30-99             N/A
IHOP, Sugarland                              $        -           (1)           N/A       9-22-99             N/A
IHOP, St. Peters                             $        -           (1)           N/A      11-30-01             N/A
IHOP, Albuquerque                            $        -           (1)           N/A       4-23-02             N/A
IHOP, Baton Rouge                            $        -           (1)           N/A       4-23-02             N/A
IHOP, Beaverton                              $        -           (1)           N/A       4-16-02             N/A
IHOP, Charlottesville                        $        -           (1)           N/A       4-23-02             N/A
IHOP, El Paso #1934                          $        -           (1)           N/A       4-16-02             N/A
IHOP, Roanoke                                $        -           (1)           N/A       6-21-02             N/A
IHOP, Rochester                              $        -           (1)           N/A       4-16-02             N/A
IHOP, Salem                                  $        -           (1)           N/A       5-17-02             N/A
IHOP, Shawnee                                $        -           (1)           N/A       4-16-02             N/A
IHOP, Springfield                            $        -           (1)           N/A       5-17-02             N/A
IHOP, Alexandria                             $        -           (1)           N/A       7-18-02             N/A
IHOP, Centerville                            $        -           (1)           N/A       7-25-02             N/A
IHOP, Memphis #4462                          $        -           (1)           N/A       7-26-02             N/A
IHOP, La Verne                               $        -           (1)           N/A       8-23-02             N/A
IHOP, El Paso #1938                          $        -           (1)           N/A       8-23-02             N/A
IHOP, Memphis #4482                          $        -           (1)           N/A       8-23-02             N/A
IHOP, Parker                                 $        -           (1)           N/A       8-23-02             N/A
                                             ____________________________________________________________________
      Total                                  $        -           (1)
=================================================================================================================



(1) The portion of the lease relating to the building of this property has been recorded as a direct financing lease for financial reporting purposes. Consequently, depreciation is not applicable.

(2) Transactions in real estate and accumulated depreciation during 2002, 2001 and 2000 for operating lease properties are summarized as follows:

                                                                Accumulated
                                                    Cost        Depreciation
Balance at December 31, 1999                     29,861,678       1,123,790
Acquisitions / additions                             33,430               -
Depreciation expense                                      -         435,259
                                                 __________       _________
Balance at December 31, 2000                     29,895,108       1,559,049
Acquisitions / additions                          1,351,201               -
Disposals                                          (797,237)              -
Depreciation expense                                      -         439,652
                                                 __________       _________
Balance at December 31, 2001                   $ 30,449,072    $  1,998,701
Acquisitions / additions                       $ 20,024,562    $          -
Disposals                                      $ (2,875,168)   $   (238,591)
Depreciation expense                           $          -    $    262,042
                                                 __________       _________
Balance at December 31, 2002                   $ 47,598,466    $  2,022,152


(3) The aggregate cost of all properties for Federal Income Tax purposes is $71,261,389 at December 31, 2002.